UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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The WhiteWave Foods Company

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August 30, 2016

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of The WhiteWave Foods Company, which we refer to as WhiteWave or the Company, to be held on October 4, 2016, at 11:00 a.m. (MT), at the Westin Denver Downtown, 1672 Lawrence Street, Denver, CO 80202.

At the special meeting, you will be asked to consider and vote upon (1) a proposal to adopt the Agreement and Plan of Merger, dated as of July 6, 2016, which we refer to as the merger agreement, among Danone S.A., which we refer to as Danone, July Merger Sub Inc., which we refer to as Merger Sub and which is an indirect wholly owned subsidiary of Danone, and WhiteWave, pursuant to which Merger Sub will merge with and into WhiteWave (which we refer to as the merger) and WhiteWave will become an indirect wholly owned subsidiary of Danone, (2) a non-binding advisory proposal to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and (3) a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

If the merger is completed, you will be entitled to receive $56.25 in cash, without interest and less applicable withholding taxes, for each share of WhiteWave common stock you own (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 24% over the average closing trading price of WhiteWave’s common stock for the 30-day period ending on July 5, 2016 of $45.43.

WhiteWave’s Board of Directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of WhiteWave and its stockholders, and approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement. WhiteWave’s Board of Directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by non-binding advisory vote, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and (iii) “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The enclosed proxy statement provides detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of our Board of Directors in connection with its evaluation of the merger agreement and the merger. We encourage you to read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety. You may also obtain more information about WhiteWave from documents we file with the Securities and Exchange Commission from time to time.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the internet or by telephone. If you attend the special meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your broker how to vote in accordance with the voting instruction form you will receive from your broker, bank or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the merger unless the proposal to adopt the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of WhiteWave common stock. The failure of any stockholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the internet or by telephone will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares of WhiteWave common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling (888) 750-5834 toll-free.

Thank you for your support of WhiteWave.

Sincerely,

Gregg L. Engles
Chairman of the Board and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated August 30, 2016 and, together with the enclosed form of proxy card, is first being mailed to stockholders of WhiteWave on or about August 31, 2016.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of The WhiteWave Foods Company, which we refer to as “WhiteWave” or the “Company,” to be held on October 4, 2016, at 11:00 a.m. (MT), at the Westin Denver Downtown, 1672 Lawrence Street, Denver, CO 80202, to consider and vote upon the following proposals:

1.	to adopt the Agreement and Plan of Merger, dated as of July 6, 2016, among Danone S.A., which we refer to as Danone, July Merger Sub Inc., which we refer to as Merger Sub, and WhiteWave;

2.	to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger contemplated by the merger agreement; and

3.	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Your vote is very important. We cannot consummate the merger unless the proposal to adopt the merger agreement receives the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon.

Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy or voting instructions by telephone or the internet prior to the special meeting to ensure that your shares of WhiteWave common stock will be represented and voted at the special meeting if you are unable to attend. Failure to submit a signed proxy card, grant a proxy by phone or the internet or to vote in person by ballot at the Company special meeting will result in your shares of WhiteWave common stock not being counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. For more information concerning the special meeting, the merger agreement and the merger, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

Only stockholders of record as of the close of business on August 25, 2016 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 1225 Seventeenth Street, Suite 1000, Denver, Colorado 80202, during regular business hours for a period of at least 10 days before the special meeting and at the place of the special meeting during the meeting.

WhiteWave’s Board of Directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by non-binding advisory vote, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and (iii) “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

By Order of the Board of Directors

August 30, 2016	Roger E. Theodoredis
Denver, Colorado	Executive Vice President, General Counsel and Corporate Secretary

i

ii

SUMMARY

This Summary, together with the following section entitled “Questions and Answers,” highlights selected information from this proxy statement and does not contain all of the information that may be important to you. You should read carefully the entire proxy statement and the additional documents referred to in this proxy statement for a more complete understanding of the matters being considered at the special meeting. This summary includes references to other parts of this proxy statement to direct you to a more complete description of the topics presented in this summary. This proxy statement is dated August 30, 2016 and is first being mailed to stockholders on or about August 31, 2016.

Parties Involved in the Merger (page 25)

The WhiteWave Foods Company

The WhiteWave Foods Company, which we refer to as “WhiteWave,” the “Company,” “we,” “us,” or “our,” is a leading consumer packaged food and beverage company that manufactures, markets and sells branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products and organic produce. It sells products primarily in North America, Europe and through a joint venture in China. WhiteWave was formerly a subsidiary of Dean Foods Company, and was spun off through a combination of an initial public offering, completed in October 2012, followed by certain follow-on transactions, completed in May 2013 and July 2013. WhiteWave’s principal executive offices are located at 1225 Seventeenth Street, Suite 1000, Denver, Colorado 80202, and our telephone number is (303) 635-4500.

WhiteWave is a Delaware corporation and WhiteWave common stock, par value $0.01 per share, trades on the New York Stock Exchange, which we refer to as the “NYSE,” under the symbol “WWAV.”

Additional information about WhiteWave is contained in our public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information.”

Danone S.A.

Danone S.A., which we refer to as “Danone,” a limited liability company (société anonyme) incorporated under the laws of France and registered with the Paris Register of Commerce and Companies under number 552 032 534 is a global food and beverage company that operates through four segments: Fresh Dairy Products Division, Waters Division, Early Life Nutrition Division and Medical Nutrition Division. Danone is present in over 130 markets, with more than half of its sales generated in emerging countries. Danone’s principal executive offices are located at 17, boulevard Haussmann, Paris, France 75009, and its telephone number is +33 (0) 1 44 35 20 20.

Danone’s shares are listed on Euronext Paris, which we refer to as “Euronext,” under the symbol “BN,” and the OTCQX market via an ADR (American Depositary Receipt) program under the symbol “DANOY.”

Additional information about Danone can be found at www.danone.com. The information provided on or accessible through Danone’s website is not part of or incorporated by reference in this proxy statement.

July Merger Sub Inc.

July Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Danone, which we refer to as “Merger Sub,” was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement (as defined below). Upon completion of the merger (as defined below), Merger Sub will merge with and into WhiteWave and will cease to exist.

The Merger (page 25)

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 6, 2016, which we refer to as the “merger agreement,” among Danone, Merger Sub and WhiteWave. Pursuant to the merger agreement, Merger Sub will merge with and into WhiteWave, which we refer to as the “merger,” and WhiteWave will become an indirect wholly owned subsidiary of Danone. If the merger is completed, you will be entitled to receive $56.25 in cash, without interest and less applicable withholding taxes, for each share of WhiteWave common stock you own (unless you have properly exercised your appraisal rights with respect to such shares), which represents a premium of approximately 24% over the average closing trading price of WhiteWave’s common stock for the 30-day period ending on July 5, 2016 of $45.43.

The Special Meeting (page 20)

The special meeting will be held on October 4, 2016, at 11:00 a.m. (MT), at the Westin Denver Downtown, 1672 Lawrence Street, Denver, CO 80202.

Record Date and Quorum (page 21)

Only Company stockholders of record as of the close of business on August 25, 2016 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of WhiteWave common stock outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote (page 21)

Each share of WhiteWave common stock outstanding at the close of business on the record date is entitled to one vote at the special meeting.

For the Company to complete the merger, Company stockholders holding a majority of the shares of WhiteWave common stock outstanding at the close of business on the record date must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of WhiteWave common stock or an abstention from voting for the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

As of the record date, there were 177,224,934 shares of WhiteWave common stock outstanding.

We currently expect that the Company’s directors and executive officers will vote their shares, representing approximately 2.17% of the outstanding shares of WhiteWave common stock, in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Conditions to Completion of the Merger (page 66)

The following are some of the conditions that must be satisfied or, where permitted by law, waived before each party is required to consummate the merger:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of WhiteWave common stock, which we refer to as the “Company stockholder approval”;

•	no order by any court or other tribunal of competent jurisdiction shall have been entered and continue to be in effect, and no law shall have been adopted or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the merger;

•	no suit, action or proceeding shall have been brought by any governmental entity, and remain pending, that seeks an order that would prohibit, enjoin or make illegal the consummation of the merger;

•	all waiting periods applicable to the merger under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act), shall have expired or been terminated, approval of the merger by the European Commission shall have been granted pursuant to Council Regulation (EC) No. 139/2004 of the European Union, as amended (which we refer to as the EU Merger Regulation), and all other clearances or approvals under applicable antitrust laws shall have been obtained;

•	the accuracy of the representations and warranties of WhiteWave, on the one hand, and Danone and Merger Sub, on the other hand, in the merger agreement, subject in some instances to materiality, material adverse effect or other qualifiers, as of the date of the merger agreement and as of the closing date of the merger;

•	the performance or compliance in all material respects by WhiteWave, on the one hand, and Danone and Merger Sub, on the other hand, of their respective covenants required to be performed or complied with by them under the merger agreement at or prior to the closing date of the merger; and

•	the absence of a “Company material adverse effect” since the date of the merger agreement.

When the Merger Becomes Effective (page 56)

The respective obligations of the parties to complete the merger are subject to the adoption of the merger agreement by the Company’s stockholders and the satisfaction or waiver of the other closing conditions. The merger agreement provides that the closing of the merger is to occur on the fifth business day after the satisfaction or waiver of the last of the closing conditions set forth in the merger agreement, unless another date is agreed to in writing by WhiteWave and Danone.

Recommendation of the WhiteWave Board of Directors and Reasons for the Merger (page 32)

The WhiteWave board of directors unanimously recommends that the stockholders of the Company vote “FOR” the proposal to adopt the merger agreement. For a description of the reasons considered by the WhiteWave board of directors in deciding to recommend the adoption of the merger agreement, see “The Merger (Proposal 1) — Recommendation of the WhiteWave Board of Directors and Reasons for the Merger.”

Opinion of WhiteWave’s Financial Advisor (page 36)

Goldman, Sachs & Co., which we refer to as “Goldman Sachs,” delivered its oral opinion, subsequently confirmed in writing, to WhiteWave’s board of directors that, as of July 6, 2016, and based upon and subject to the factors and assumptions set forth therein, the $56.25 in cash, without interest, per share merger consideration to be paid to the holders (other than Danone and its affiliates) of the outstanding shares of WhiteWave common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 6, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of WhiteWave’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of the outstanding shares of WhiteWave common stock should vote with respect to the merger or any other matter.

For a more complete description, please see the section of this proxy statement entitled “The Merger (Proposal 1) — Opinion of WhiteWave’s Financial Advisor” beginning on page 36.

Treatment of Company Equity Awards (page 56)

The merger agreement provides that, at the effective time of the merger:

•	each option to purchase shares of WhiteWave common stock, which we refer to as a “Company Option,” that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for the right to receive an amount in cash equal to (i) the total number of shares of WhiteWave common stock subject to such Company Option multiplied by (ii) the excess, if any, of $56.25 over the exercise price per share of WhiteWave common stock underlying such Company Option, without interest and less applicable withholding taxes;

•	each stock appreciation right of the Company, which we refer to as a “Company SAR,” that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for the right to receive an amount in cash equal to (i) the total number of shares of WhiteWave common stock subject to such Company SAR multiplied by (ii) the excess, if any, of $56.25 over the base price per share of WhiteWave common stock underlying such Company SAR, without interest and less applicable withholding taxes;

•	each time-based restricted stock unit award of the Company, which we refer to as a “Company RSU Award,” that is outstanding immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive an amount in cash equal to (i) the total number of shares of WhiteWave common stock subject to such Company RSU Award multiplied by (ii) $56.25, without interest and less applicable withholding taxes;

•	each performance-based restricted stock unit award of the Company, which we refer to as a “Company Performance Share Unit Award,” that is outstanding immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive an amount in cash equal to (i) the number of shares of WhiteWave common stock subject to such Company Performance Share Unit Award (calculated as the greater of (A) the target level performance, prorated for the portion of the performance period elapsed through the date of the merger, and (B) actual performance through the date of the merger, computed by the compensation committee of WhiteWave’s board of directors in accordance with the merger agreement, with no pro-ration) multiplied by (ii) $56.25, without interest and less applicable withholding taxes; and

•	each restricted share of WhiteWave common stock, which we refer to as a Company Restricted Share, that is outstanding immediately prior to the effective time of the merger will vest and be converted into the right to receive $56.25 in cash, without interest and subject to any applicable withholding taxes.

Together, the Company Options, Company SARs, Company RSU Awards, Company Performance Share Unit Awards and Company Restricted Shares are referred to herein as the Company Stock Awards.

Interests of the Company’s Directors and Executive Officers in the Merger (page 44)

You should be aware that the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. These interests are described in more detail in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44. These interests may include the following, among others:

•	the accelerated vesting, cancellation and cash-out of outstanding equity and equity-based awards;

•	the entitlement of the executive officers to receive severance benefits under their respective change in control agreements (or under his employment agreement, in the case of Bernard Deryckere) upon a qualifying termination of employment occurring during a specified period following the completion of the merger; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving corporation.

In addition, Danone has stated that after the closing of the merger, Danone intends to submit to its next shareholders’ meeting a resolution appointing Gregg L. Engles, WhiteWave’s Chairman and Chief Executive Officer, to the Danone board of directors.

Financing (page 50)

The merger is not conditioned upon receipt of financing by Danone. The acquisition of WhiteWave is expected to be funded by third-party debt financing. Danone and Merger Sub have represented to the Company that they will have sufficient funds at the closing of the merger to pay all cash amounts required to be paid by Danone and Merger Sub under the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (page 50)

The receipt of cash for shares of WhiteWave common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. Holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of WhiteWave common stock in the merger generally will result in the recognition of gain or loss in an amount equal to the difference between the amount of cash such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of WhiteWave common stock surrendered in the merger. A Non-U.S. Holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of WhiteWave common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Company stockholders should refer to the discussion in the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” and consult their tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Clearances (page 53)

Under the merger agreement, the merger cannot be completed until the applicable waiting periods under the HSR Act have expired or been terminated, the approval required under the EU Merger Regulation has been obtained and all other clearances or approvals under applicable antitrust laws have been obtained.

WhiteWave and Danone filed their respective HSR Act notifications on August 1, 2016. As is customary in transactions of this type, the United States Department of Justice (“DOJ”) has commenced an investigation of the merger. On August 17, 2016, Danone notified the DOJ that Danone intends to withdraw voluntarily its HSR Act notification on August 31, 2016 and to refile it on September 2, 2016 to provide the DOJ with additional time for review.

The parties have commenced prefiling consultations with the staff of the European Commission. We understand that Danone expects to make the required notification under the EU Merger Regulation in September.

On August 18, 2016 WhiteWave and Danone submitted a joint request for issuance of an advance ruling certificate from the Canadian Commissioner of Competition, which included a request for a waiver of the parties’ notification requirement.

We are not aware of any other clearances or approvals required under applicable antitrust laws.

Appraisal Rights (page 76)

Under the General Corporation Law of the State of Delaware, which we refer to as the “DGCL,” Company stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully comply with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex C to this proxy statement.

Delisting and Deregistration of WhiteWave common stock (page 53)

If the merger is completed, WhiteWave common stock will be delisted from the NYSE, and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.”

Non-Solicitation; Takeover Proposals (page 60)

Except as expressly permitted by the merger agreement, WhiteWave has agreed that it shall, and shall cause each of its affiliates and its and their respective officers and directors, and shall use reasonable best efforts to cause its and their other employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives (i) to immediately cease and terminate any ongoing solicitation, encouragement, discussions or negotiations with any person with respect to a “Company takeover proposal,” as described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Non-Solicitation; Takeover Proposals,” and (ii) not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to a Company takeover proposal, as described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Non-Solicitation; Takeover Proposals;”

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party any information in connection with or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, a Company takeover proposal, subject to certain exceptions set forth in the merger agreement, as described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Non-Solicitation; Takeover Proposals;” or

•	approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company takeover proposal.

Under the merger agreement, generally, the WhiteWave board of directors may not (i) (A) fail to include in this proxy statement its recommendation of the adoption of the merger agreement by the Company stockholders, which we refer to as the “Company recommendation;” (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Danone, the Company recommendation; or (C) adopt, approve or recommend to the Company stockholders, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to the Company stockholders, a

Company takeover proposal (any action described in (i) being referred to as an “adverse recommendation change”) or (ii) authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company takeover proposal (other than a confidentiality agreement entered into in accordance with the merger agreement).

However, prior to receipt of Company stockholder approval, WhiteWave’s board of directors, in certain circumstances and subject to certain limitations set forth in the merger agreement, may, (i) make an adverse recommendation change in connection with a Company takeover proposal that constitutes a “Company superior proposal” or in connection with an intervening event that was not known to or reasonably expected by WhiteWave’s board of directors as of or prior to July 6, 2016, or (ii) cause the Company to terminate the merger agreement in order to enter into a definitive agreement relating to a Company takeover proposal that constitutes a “Company superior proposal,” in each case as more fully described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Non-Solicitation; Takeover Proposals,” and in each case, subject to specified notice obligations to Danone and specified obligations to negotiate and consider in good faith any revisions proposed by Danone to the merger agreement, as more fully described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Non-Solicitation; Takeover Proposal; Notice of Takeover Proposal.”

Termination (page 67)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written agreement of WhiteWave and Danone;

•	by either WhiteWave or Danone if:

•	The merger has not been consummated on or prior to January 6, 2017; however, if as of January 6, 2017, the condition relating to antitrust and regulatory approvals (or the condition relating to the absence of an injunction or any suit, action or proceeding seeking an injunction, as it relates to any antitrust law) has not been satisfied or waived but all other conditions to the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger), this date may be extended by either party for 90 days, provided that such date may not be so extended more than twice (we refer to the date after which the merger agreement may be terminated pursuant to this sentence or the previous sentence as the “long stop date”); provided that, the right to terminate the merger agreement on or after the long stop date will not be available to any party whose action or failure to fulfill any obligation under the merger agreement proximately caused or resulted in the effective time of the merger not occurring prior to the long stop date;

•	An order by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect, or a law has been adopted or be effective, and in each case has become final and nonappealable; however, the right to terminate the merger agreement based on this provision will not be available to any party if such order, or such order’s becoming final and nonappealable, was proximately caused by, or the result of, the material breach by such party of any covenant or other agreement of such party set forth in the merger agreement;

•	The Company stockholder approval has not been obtained at the Company special meeting or at any adjournment or postponement thereof; or

•	by WhiteWave:

•	If Danone or Merger Sub has breached any representation, warranty, covenant or other agreement contained in the merger agreement, which breach (i) would result in the failure of a closing condition to be satisfied and (ii) is not curable or is not cured before the earlier of (A) the long stop date and (B) 30 calendar days following WhiteWave’s written notice to Danone; however, WhiteWave will not have the right to terminate the merger agreement under this provision if WhiteWave is in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	Prior to the receipt of the Company stockholder approval, in compliance with specified non-solicitation provisions of the merger agreement, in order to accept a Company superior proposal, subject to the prior or concurrent payment of the termination fee to Danone; or

•	by Danone:

•	If WhiteWave has breached any representation, warranty, covenant or other agreement contained in the merger agreement (other than an intentional and material breach of the non-solicitation provisions of the merger agreement), which breach (i) would result in the failure of a closing condition to be satisfied; and (ii) is not curable or is not cured before the earlier of (A) the long stop date, and (B) 30 calendar days following Danone’s written notice to WhiteWave; however, Danone will not have the right to terminate the merger agreement pursuant to this provision if Danone is in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	(i) at any time following failure by WhiteWave to include the Company recommendation in this proxy statement; (ii) at any time following an adverse recommendation change; or (iii) if WhiteWave is in intentional and material breach of the non-solicitation provisions of the merger agreement; however, Danone’s right to terminate the merger agreement in the case of clauses (i) and (ii) will expire upon the earlier of (A) the Company stockholder approval having been obtained and (B) 5:00 P.M. (New York City time) on the 30th calendar day following the date of such adverse recommendation change, and in the case of clause (iii), upon the Company stockholder approval having been obtained.

Termination Fees; Expense Reimbursement (page 68)

If the merger agreement is terminated in specified circumstances, WhiteWave will be required to pay Danone a termination fee of $310 million, which we refer to as the “termination fee.”

Danone would be entitled to receive the termination fee (less, in the case of the first bullet below, any expense reimbursement as described below actually paid) from WhiteWave if the merger agreement is terminated:

•	(i) (A) by either Danone or WhiteWave because (1) the merger closing has not occurred by the long stop date or (2) the Company stockholder approval has not been obtained at the Company special meeting or (B) by Danone because WhiteWave has breached any representation, warranty, covenant or other agreement in the merger agreement, and (ii) any person has made or publicly disclosed (since the date of the merger agreement) a Company takeover proposal which is not publicly withdrawn as of the date of termination or the Company special meeting, as applicable, and (iii) at any time on or prior to the first anniversary of such termination, WhiteWave or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any transaction that constitutes a Company takeover proposal (provided that references in the definition of a “Company takeover proposal” to 30% are deemed to be 50%);

•	by Danone, because WhiteWave has failed to include the Company recommendation in the proxy statement, has made an adverse recommendation change or is in intentional and material breach of the non-solicitation provisions of the merger agreement giving rise to Danone’s right to terminate the merger agreement; or

•	by WhiteWave, prior to the receipt of Company stockholder approval, in compliance with certain provisions of the merger agreement in order to enter into definitive agreement with respect to a Company superior proposal.

If Danone or WhiteWave terminates the merger agreement because the Company stockholder approval has not been obtained at the Company special meeting, WhiteWave will be required to reimburse Danone $40 million for the fees and expenses incurred by or on behalf of Danone or Merger Sub in connection with the merger, which is creditable against any termination fee payable by WhiteWave.

Litigation Relating to the Merger (page 53)

On July 12, 2016, Kenneth Bottesi, a purported stockholder of WhiteWave, filed a putative class action lawsuit in the District Court for the City and County of Denver, Colorado, against WhiteWave, its directors, Danone, and Merger Sub, challenging the proposed merger between WhiteWave and Danone (Bottesi v. The WhiteWave Foods Co., et al.). The complaint alleges that the directors of WhiteWave breached their fiduciary duties in connection with the proposed merger by, among other things, agreeing to an allegedly unfair and inadequate price, agreeing to deal protection devices that allegedly preclude other potential bidders from making competing bids for WhiteWave, and allegedly failing to protect against certain purported conflicts of interest in connection with the proposed merger. The complaint further alleges that WhiteWave, Danone, and Merger Sub aided and abetted the directors’ alleged breaches of fiduciary duty. The complaint seeks, among other things, to enjoin the consummation of the proposed merger and attorneys’ and experts’ fees.

As of August 26, 2016, five (5) putative class action lawsuits have been filed in the United States District Court for the District of Colorado, each asserting a claim for violations of Section 14(a) of the Exchange Act and SEC Rule 14a-9 against WhiteWave and its directors and a claim for violations of Section 20(a) of the Exchange Act against the WhiteWave Board of Directors (Malkoff v. Engles, et al., Vanden Berge v. Engles, et al., McDonald v. The WhiteWave Foods Company, et al., Gilhousen v. Engles, et al. and Louie v. The WhiteWave Foods Company, et al.). One lawsuit also asserts a claim under Section 20(a) against Danone and Merger Sub (Louie v. The WhiteWave Foods Company, et al.). The complaints allege, among other things, that WhiteWave and its board of directors disseminated a materially misleading proxy statement. The complaints seek to enjoin the consummation of the proposed merger and an award of unspecified damages, costs and attorneys’ and experts’ fees.

On August 16, 2016, plaintiffs in the Malkoff, Vanden Berge, McDonald, and Gilhousen actions filed a motion to consolidate the four then-pending actions and to appoint interim lead counsel and liaison counsel. On August 18, 2016, plaintiff in the Malkoff action filed a motion for preliminary injunction seeking to enjoin the stockholder vote on the proposed merger and to compel WhiteWave to make additional disclosures in connection with the proposed merger. On August 23, 2016, the court ordered that the Malkoff, Vanden Berge, McDonald, and Gilhousen actions be consolidated, but held in abeyance plaintiffs’ request to appoint interim lead counsel and liaison counsel.

We believe these lawsuits have no merit.

See the section entitled “The Merger (Proposal 1) — Litigation Relating to the Merger” for more information about litigation relating to the merger that has been filed prior to the date of this proxy statement.

QUESTIONS AND ANSWERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the merger agreement and the transactions contemplated thereby. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” preceding this section and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, all of which you should read carefully.

Q:	Why am I receiving this proxy statement?

A:	On July 6, 2016, WhiteWave entered into the merger agreement providing for the merger of Merger Sub, with and into WhiteWave, with WhiteWave surviving the merger as an indirect wholly owned subsidiary of Danone. You are receiving this proxy statement in connection with the solicitation of proxies by the WhiteWave board of directors in favor of the proposal to adopt the merger agreement and to approve the other proposals to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Danone through the merger of Merger Sub with and into the Company pursuant to the merger agreement. Following the effective time of the merger, the Company will be privately held as an indirect wholly owned subsidiary of Danone, and you will no longer own shares of WhiteWave common stock, only the right to receive the merger consideration.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive $56.25 in cash, without interest, and subject to any applicable withholding taxes, for each share of WhiteWave common stock that you own as of immediately prior to the effective time of the merger. For example, if you own 100 shares of WhiteWave common stock, you will be entitled to receive $5,625.00 in cash in exchange for your shares of WhiteWave common stock (less any amount that may be withheld with respect to any applicable withholding taxes). You will not be entitled to receive shares in the surviving corporation or in Danone.

Q:	What will happen to the Company’s outstanding equity awards?

A:	For information regarding the treatment of the Company’s outstanding equity awards, see the section entitled “The Merger Agreement — Treatment of Company Equity Awards” beginning on page 56.

Q:	What is included in these materials?

A:	These materials include:

•	this proxy statement for the special meeting,

•	a proxy card (enclosed with this proxy statement),

•	a copy of the merger agreement (attached as Annex A to this proxy statement),

•	the written opinion of Goldman Sachs (attached as Annex B to this proxy statement), and

•	the full text of Section 262 of the DGCL (attached as Annex C to this proxy statement).

Q:	Where and when is the special meeting?

A:	The special meeting will take place at 11:00 a.m. (MT), on October 4, 2016 at the Westin Denver Downtown, 1672 Lawrence Street, Denver, CO 80202.

Q:	What proposals will be voted on at the special meeting?

A:	There are three proposals scheduled to be voted on at the special meeting:

•	to adopt the merger agreement;

•	to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q:	What is the WhiteWave Board of Directors’ voting recommendation?

A:	The WhiteWave board of directors recommends that you vote your shares:

•	“FOR” the proposal to adopt the merger agreement;

•	“FOR” the approval, on a non-binding advisory basis, of specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger; and

•	“FOR” the proposal regarding adjournment of the special meeting.

For a discussion of the factors that the WhiteWave board of directors considered in determining to recommend the adoption of the merger agreement, please see the section entitled “The Merger (Proposal 1) — Recommendation of the WhiteWave Board of Directors and Reasons for the Merger.” In addition, in considering the recommendation of the WhiteWave board of directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Company stockholders generally. For a discussion of these interests, please see the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	Who is entitled to vote at the special meeting?

A:	All shares owned by you as of the record date, which is the close of business on August 25, 2016, may be voted by you. You may cast one vote per share of WhiteWave common stock that you held on the record date. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.

On the record date, there were 177,224,934 shares of WhiteWave common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

•	Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and this proxy statement was sent directly to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of WhiteWave or to vote in person at the special meeting.

•

Beneficial Owner. If your shares are held in an account at a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and this proxy statement was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the special meeting, although only your broker, bank or other nominee will have the right to vote your shares at the special meeting, and only to the extent you have previously instructed it to do so.

Q:	What must I do if I want to attend the special meeting in person?

A:	Attendance at the special meeting is limited to individuals who were stockholders as of the record date and admission will be on a first-come, first-served basis. Registration and seating will begin at 10:30 a.m. (MT). Each stockholder will be asked to present proof of identification, such as a driver’s license or passport, prior to admission to the special meeting. Beneficial owners of shares held in “street name” will need to bring proof of share ownership as of the record date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:	If I am a stockholder of record of the Company’s shares, how do I vote?

A:	If you are a stockholder of record, there are four ways you can vote:

•	in person at the special meeting;

•	via the internet, at the internet address provided on the proxy card;

•	by telephone, by using the toll-free number listed on the proxy card; or

•	by mail, by completing, signing and dating the proxy card and returning it in the enclosed postage-paid envelope.

Q:	If I am a beneficial owner of shares held in street name, how do I vote?

A:	If you are a beneficial owner of shares held in street name, you will receive instructions from the holder of record as to how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the special meeting, you should contact your broker, bank or other nominee to obtain a “legal proxy” or broker’s proxy card and bring it to the special meeting in order to vote. Please note that if you hold your shares through broker, bank or other nominee, such nominee cannot vote your shares unless you have given your nominee specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your broker, bank or other nominee.

Q:	Will my shares of WhiteWave common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares of WhiteWave common stock you may hold in “street name” will be deemed to be held by a different stockholder of record than any shares of WhiteWave common stock you hold of record, any shares of WhiteWave common stock held in “street name” will not be combined for voting purposes with shares of WhiteWave common stock you hold of record. Similarly, if you own shares of WhiteWave common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card or vote separately by telephone or internet with respect to those shares of WhiteWave common stock because they are held in a different form of record ownership. Shares of WhiteWave common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of WhiteWave common stock held in an individual retirement account must be voted under the rules governing such account.

Q:	What is the quorum requirement for the special meeting?

A:	A quorum is necessary to hold a valid special meeting. A quorum exists if the holders of a majority of the Company’s capital stock issued and outstanding and entitled to vote at the special meeting are present in person or represented by proxy. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What happens if I do not give specific voting instructions?

A:	Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the WhiteWave board of directors on all matters presented in this proxy statement.

Beneficial Owners. If you are a beneficial owner of shares held in “street name,” under the rules of the NYSE, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote without instructions on non-routine matters. The proposals to (i) adopt the merger, (ii) approve, on a non-binding advisory basis, of specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and (iii) approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies are considered non-routine matters under applicable rules. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the representative counting votes that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, we urge you to give voting instructions to your broker. Shares represented by such “broker non-votes” will not be counted in determining whether there is a quorum. A “broker non-vote” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Q:	What is the voting requirement to approve each of the proposals?

A:	Adoption of the merger agreement would require Company stockholders holding a majority of the shares of WhiteWave common stock outstanding at the close of business on the record date for the special meeting to vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of WhiteWave common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval, on a non-binding advisory basis, of the proposal regarding specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the special meeting at which a quorum is present. A failure to vote your shares of WhiteWave common stock, an abstention from voting or a “broker non-vote” will have no effect on this proposal.

The affirmative vote of a majority of the votes cast at the special meeting, whether or not a quorum is present, is required to approve the proposal to approve the adjournment of the special meeting, if necessary or appropriate. A failure to vote your shares of WhiteWave common stock, an abstention from voting or a “broker non-vote” will have no effect on this proposal.

Q:	How do WhiteWave’s directors and executive officers intend to vote?

A:	We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting; although they have no obligation to do so.

Q:	What effects will the merger have on the Company?

A:	WhiteWave common stock is currently registered under the Exchange Act, and is listed on the NYSE under the symbol “WWAV.” As a result of the merger, the Company will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Danone. Following the consummation of the merger, WhiteWave common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Q:	When is the merger expected to be completed?

A:	We and Danone are working toward completing the merger as quickly as possible. We cannot be certain when or if the conditions to the merger will be satisfied (or, to the extent permitted, waived). The merger cannot be completed until the conditions to closing are satisfied (or, to the extent permitted, waived), including the adoption of the merger agreement by Company stockholders and the receipt of certain regulatory clearances. Assuming timely receipt of the required regulatory clearances and satisfaction of other closing conditions, we currently expect to complete the merger by the end of 2016.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by the Company’s stockholders, or if the merger is not completed for any other reason, the Company stockholders will not receive any payment for their shares of WhiteWave common stock in connection with the merger. Instead, the Company will remain a public company, and shares of WhiteWave common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE. In the event that the merger agreement is terminated, then, in specified circumstances, a termination fee of $310 million will be due and payable by WhiteWave to Danone. See the section entitled “The Merger Agreement — Termination — Termination Fees.”

Q:	What will happen if stockholders do not approve, on a non-binding advisory basis, the proposal on specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger?

A:	The inclusion of this proposal is required by the Securities and Exchange Commission rules; however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote and will not be binding on the Company or Danone. If the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	Can I revoke my proxy or change my vote?

A:	Yes. You may revoke or change your proxy for any reason by:

•	providing a written notice that is received before the meeting to WhiteWave’s Corporate Secretary, Roger E. Theodoredis, at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202;

•	delivering a valid, later-dated proxy either by telephone or online (your last delivery before the meeting begins will be counted); or

•	if you are a registered stockholder (or if you hold your shares in “street name” and have a proper legal proxy from your broker), attending the special meeting and voting in person.

Please note that simply attending the special meeting in person will not cause your previously granted proxy to be revoked. Shares held in “street name” may be voted in person by you at the special meeting only if you obtain a signed “legal proxy” from the stockholder of record giving you the right to vote the shares.

Q:	What happens if I do not vote or if I abstain from voting on the proposals?

A:	The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of WhiteWave common stock outstanding on the record date, not just the shares that are voted. If you do not vote or abstain from voting on the proposal to adopt the merger agreement, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the non-binding advisory proposal to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and the proposal regarding adjournment of the special meeting.

Q:	What happens if I sell my shares of WhiteWave common stock before completion of the merger?

A:	In order to receive the merger consideration, you must hold your shares of WhiteWave common stock through completion of the merger. Consequently, if you transfer your shares of WhiteWave common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of WhiteWave common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting although you will have transferred your right to receive the merger consideration in the merger.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of WhiteWave common stock evidenced by stock certificates for the merger consideration. If your shares of WhiteWave common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take in order to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificates are, how will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificates. This will include an affidavit that you will need to sign attesting to the loss of your stock certificates. You may also be required to post a bond as indemnity against any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of WhiteWave common stock?

A:

Under Section 262 of the DGCL, stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they fully comply with all applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the proposal to adopt the merger agreement and such stockholder must not vote or otherwise submit a proxy in favor of the adoption of the merger agreement. Failure to comply exactly with the procedures and requirements specified under the DGCL will result in the loss of appraisal rights. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached as Annex C to this proxy statement. For additional information, see the section entitled “Appraisal Rights.” Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel.

Q:	Will I be subject to U.S. federal income tax upon the exchange of WhiteWave common stock for cash pursuant to the merger?

A:	If you are a U.S. Holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”), the exchange of WhiteWave common stock for cash pursuant to the merger generally will require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash you received pursuant to the merger and your adjusted tax basis in the shares of WhiteWave common stock surrendered pursuant to the merger. A Non-U.S. Holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of WhiteWave common stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States. Because particular circumstances may differ, we recommend that you consult your tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the merger is provided under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What does it mean if I get more than one proxy card?

A:	If your shares of WhiteWave common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction form. Please complete and return all of the proxy cards you receive (or submit each of your proxies by telephone or the internet, if available to you) to ensure that all of your shares of WhiteWave common stock are voted.

Q:	How many copies should I receive if I share an address with another stockholder?

A:	Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements, annual reports and notices of internet availability of proxy materials. This means that a single set of our proxy materials, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of our proxy materials to you if you write or call Broadridge by phone, toll-free at +1.800.542.1061, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Q:	Who will count the vote?

A:	A representative of Broadridge Financial Solutions, Inc. will tabulate the votes.

Q:	Who will solicit and bear the cost of soliciting votes for the special meeting?

A:

WhiteWave will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. WhiteWave has engaged Innisfree M&A Incorporated, which we refer to as “Innisfree,” to assist in the solicitation of proxies for the WhiteWave special meeting. WhiteWave estimates that it will pay Innisfree a fee of approximately $25,000, plus reimbursement of certain expenses. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of WhiteWave common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Where can I find the voting results of the special meeting?

A:	WhiteWave will announce preliminary voting results at the special meeting and publish preliminary, or final results if available, in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the special meeting.

Q:	Where can I find more information about WhiteWave?

A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information.”

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact Innisfree, which is acting as the proxy solicitation agent and information agent for the Company in connection with the merger, or the Company.

501 Madison Avenue

20th Floor

New York, NY 10022

Banks and brokers may call: (212) 750-5833

Shareholders may call toll free: (888) 750-5834

info@innisfreema.com

or

WhiteWave

1225 Seventeenth Street, Suite 1000

Denver, Colorado 80202

Attention: Investor Relations

(303) 635-4747

investor.relations@whitewave.com

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

FORWARD LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are predictions based on expectations and projections about future events, and are not statements of historical fact. Forward-looking statements include statements concerning business strategy, plans and prospects, among other things, including anticipated trends and developments in and management plans for our business and the markets in which we operate. In some cases, you can identify these statements by forward-looking words, such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” and “continue,” the negative or plural of these words and other comparable terminology. All forward-looking statements included in this proxy statement are based upon information available to us as of the filing date of this proxy statement, and we undertake no obligation to update any of these forward-looking statements for any reason. You should not place undue reliance on forward-looking statements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by these statements. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the factors identified in WhiteWave’s March 30, 2016 Schedule 14A filing, the press release announcing its most recent quarterly earnings, as well as other factors described in WhiteWave’s Annual Report on Form 10-K for the year ended December 31, 2015 under the heading “Risk Factors,” as updated from time to time by WhiteWave’s Quarterly Reports on Form 10-Q and other documents of WhiteWave on file or in this proxy statement filed with the Securities and Exchange Commission (the “SEC”) by WhiteWave, and the following factors:

•	the inability to consummate the merger due to the failure to obtain stockholder approval to adopt the merger agreement or failure to satisfy the other conditions to the completion of the merger, including receipt of required regulatory approvals;

•	the risk that the merger agreement may be terminated in certain circumstances that require WhiteWave to pay Danone a termination fee of $310 million;

•	risks that the proposed merger disrupts our current plans and operations or affects our ability to retain or recruit key employees;

•	the effect of the announcement of the merger on WhiteWave’s business relationships (including, without limitation, customers and suppliers), operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•	risks related to diverting management’s or employees’ attention from ongoing business operations;

•	risk that our stock price may decline significantly if the merger is not completed;

•	risks related to obtaining the requisite consents to the merger, including, without limitation, the timing (including possible delays) and expiration or termination of the applicable waiting periods under the HSR Act, approval under the EU Merger Regulation and other applicable antitrust laws, and the risk that such consents might not be received;

•	the risk that the merger may not be consummated in a timely manner, if at all; and

•	the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against us and others.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our most recent filing on Form

10-K and subsequent periodic and interim report filings (see “Where You Can Find Additional Information” beginning on page 82). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the WhiteWave board of directors for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the WhiteWave board of directors for use at the special meeting to be held on October 4, 2016, at 11:00 a.m. (MT), at the Westin Denver Downtown, 1672 Lawrence Street, Denver, CO 80202, or at any adjournment or postponement thereof.

Attendance at the special meeting is limited to individuals who were stockholders as of the record date and their authorized representatives, and admission will be on a first-come, first-served basis. Registration and seating will begin at 10:30 a.m. (MT). Each stockholder will be asked to present proof of identification, such as a driver’s license or passport, prior to admission to the special meeting. Beneficial owners of shares held in “street name” who desire to attend the special meeting, will need to bring proof of share ownership as of the record date, such as a bank or brokerage firm account statement or a letter from the intermediary holding your shares. Cameras, recording devices and other electronic devices will not be permitted at the special meeting.

If you are a stockholder of record, you may vote in person at the special meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the record date. If you are a beneficial owner of shares held in “street name” and wish to vote in person at the special meeting, you must obtain a “legal proxy” from the organization that holds your shares. A “legal proxy” is a written document that will authorize you to vote your shares held in “street name” at the special meeting. Please contact the organization that holds your shares for instructions regarding obtaining a “legal proxy.”

Purposes of the Special Meeting

One purpose of the special meeting is for our stockholders to consider and vote upon the proposal to adopt the merger agreement. Our stockholders must adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, and the material provisions of the merger agreement are summarized in the section of this proxy statement entitled “The Merger Agreement.”

In addition, the Company is providing its stockholders with the opportunity to cast a non-binding advisory vote on specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.” The non-binding advisory vote on specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger is separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Danone. Accordingly, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve the proposal.

Our stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [●], 2016.

Record Date and Quorum

The holders of record of WhiteWave common stock as of the close of business on August 25, 2016, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 177,224,934 shares of WhiteWave common stock were outstanding.

The presence at the special meeting, in person or represented by proxy, of the holders of record of a majority of the Company’s capital stock issued and outstanding and entitled to vote at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum at the special meeting. “Broker non-votes,” described below under the sub-heading “— Voting; Proxies; Revocation — Providing Voting Instructions by Proxy,” will not be included in the calculation of the number of shares considered to be present for the purpose of determining a quorum at the special meeting.

Required Vote

Each share of WhiteWave common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

For the Company to complete the merger, Company stockholders holding a majority of the shares of WhiteWave common stock outstanding at the close of business on the record date and entitled to vote thereon must vote “FOR” the proposal to adopt the merger agreement. A failure to vote your shares of WhiteWave common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, a “broker non-vote” will arise and will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval, on a non-binding advisory basis, of the proposal regarding specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the special meeting at which a quorum is present. A failure to vote your shares of WhiteWave common stock, an abstention from voting or a “broker non-vote” will have no effect on this proposal.

The affirmative vote of a majority of the votes cast at the special meeting, whether or not a quorum is present, is required to approve the proposal to approve the adjournment of the special meeting, if necessary or appropriate. A failure to vote your shares of WhiteWave common stock, an abstention from voting or a “broker non-vote” will have no effect on this proposal.

As of the record date, there were 177,224,934 shares of WhiteWave common stock outstanding.

Voting by the Company’s Directors and Executive Officers

At the close of business on August 25, 2016, directors and executive officers of the Company were entitled to vote 3,853,346 shares of WhiteWave common stock, or approximately 2.17% of the shares of WhiteWave common stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares representing approximately 2.17% of the outstanding shares of WhiteWave common stock in favor of the proposal to adopt the merger agreement and in favor of the other proposals to be considered at the special meeting, although they have no obligation to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of WhiteWave common stock as of the close of business on August 25, 2016, the record date, including stockholders of record and beneficial owners of WhiteWave common stock registered in the “street name” of a broker, bank or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your broker, bank or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of WhiteWave common stock in “street name” through a broker, bank or other nominee, you must provide a “legal proxy” from the organization that holds your share in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of WhiteWave common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of WhiteWave common stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

•	Via the internet. You can vote over the internet by following the instructions on the proxy card.

•	By Telephone. You can vote by telephone by following the instructions on the proxy card.

•	By Mail. You can vote by mail by signing, dating and mailing the enclosed proxy card.

If you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the WhiteWave board of directors on all matters presented in this proxy statement. With respect to any other matters properly presented for a vote at the special meeting, the proxy holders will vote your shares in accordance with their best judgment. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of WhiteWave common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to adopt the merger agreement and, assuming a quorum is present, will not affect the proposal, on a non-binding advisory basis, to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, or the vote regarding the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies.

Shares of WhiteWave common stock Held in “Street Name”

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record as to how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the special meeting, you should contact your broker or agent to obtain a “legal proxy” or broker’s proxy card and bring it to the special meeting in order to vote.

In accordance with the rules of the NYSE, brokers, banks and other nominees who hold shares of WhiteWave common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the non-binding advisory proposal to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, or the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Under such circumstance, a “broker non-vote” would arise. “Broker non-votes,” if any, will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and, assuming a quorum is present, will have no effect on the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger or on the adjournment proposal. Thus, for shares of WhiteWave common stock held in “street name,” only shares of WhiteWave common stock affirmatively voted “FOR” the proposal to adopt the merger agreement will be counted as a vote in favor of such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to WhiteWave;

•	attending the Company special meeting and voting in person; or

•	delivering a written notice of revocation by mail to WhiteWave’s Corporate Secretary, Roger E. Theodoredis, at The WhiteWave Foods Company, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202.

Please note, however, that only your last-dated proxy will count. Attending the Company special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card or by sending a written notice of revocation to WhiteWave, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by WhiteWave before the Company special meeting.

If you hold your shares in “street name” through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of WhiteWave common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and will have no effect on the non-binding advisory proposal to approve specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger or the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed if necessary or appropriate, including for the purpose of soliciting additional proxies. In the event that a sufficient number of shares of WhiteWave common stock is present or represented, in person or by proxy, and voted in favor of the proposal to adopt the merger agreement at the special meeting such that the Company stockholder approval shall have been obtained, the Company does not anticipate that it will adjourn or postpone the special meeting.

The special meeting may be adjourned by the affirmative vote of the holders of a majority of the votes cast in respect of shares of WhiteWave common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting or as otherwise permitted by law. Any adjournment or postponement of the special meeting will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time before their use at the special meeting that was adjourned or postponed.

Solicitation of Proxies

The WhiteWave board of directors is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. WhiteWave has engaged Innisfree M&A Incorporated, which we refer to as “Innisfree,” to assist in the solicitation of proxies for the Company special meeting. WhiteWave estimates that it will pay Innisfree a fee of approximately $25,000, plus reimbursement of certain expenses. In addition, the Company may reimburse its transfer agent, brokerage firms and other persons representing beneficial owners of shares of WhiteWave common stock for their expenses in forwarding solicitation material to such beneficial owners.

Other Information

You should not return your stock certificate or send documents representing WhiteWave common stock with the proxy card. If the merger is completed, the paying agent for the merger will send to you a letter of transmittal and related materials and instructions for exchanging your shares of WhiteWave common stock.

THE MERGER (PROPOSAL 1)

The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Parties Involved in the Merger

The WhiteWave Foods Company

The WhiteWave Foods Company, which we refer to as “WhiteWave,” the “Company,” “we,” “us,” or “our,” is a leading consumer packaged food and beverage company that manufactures, markets and sells branded plant-based foods and beverages, coffee creamers and beverages, premium dairy products and organic produce. It sells products primarily in North America, Europe and through a joint venture in China. WhiteWave was formerly a subsidiary of Dean Foods Company, and was spun off through a combination of an initial public offering, completed in October 2012, followed by certain follow-on transactions, completed in May 2013 and July 2013. WhiteWave’s principal executive offices are located at 1225 Seventeenth Street, Suite 1000, Denver, Colorado 80202, and our telephone number is (303) 635-4500.

WhiteWave is a Delaware corporation and WhiteWave common stock, par value $0.01 per share, trades on the New York Stock Exchange, which we refer to as the “NYSE,” under the symbol “WWAV.”

Additional information about WhiteWave is contained in our public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information.”

Danone S.A.

Danone S.A., which we refer to as “Danone,” a limited liability company (société anonyme) incorporated under the laws of France and registered with the Paris Register of commerce and companies under number 552 032 534 is a global food and beverage company that operates through four segments: Fresh Dairy Products Division, Waters Division, Early Life Nutrition Division and Medical Nutrition Division. Danone is present in over 130 markets, with more than half of its sales generated in emerging countries. Danone’s principal executive offices are located at 17, boulevard Haussmann, Paris, France 75009, and its telephone number is +33 (0) 1 44 35 20 20.

Danone’s shares are listed on Euronext Paris which we refer to as “Euronext,” under the symbol “BN,” and the OTCQX market via an ADR (American Depositary Receipt) program under the symbol “DANOY.”

Additional information about Danone can be found at www.danone.com. The information provided on or accessible through Danone’s website is not part of or incorporated by reference in this proxy statement.

July Merger Sub Inc.

July Merger Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Danone, which we refer to as “Merger Sub,” was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement (as defined below). Upon completion of the merger (as defined below), Merger Sub will merge with and into WhiteWave and will cease to exist.

Certain Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger.

Upon the consummation of the merger, each share of WhiteWave common stock issued and outstanding immediately before the effective time of the merger (other than shares owned or held in treasury by WhiteWave or any direct or indirect wholly owned subsidiary of WhiteWave and owned by Danone or any direct or indirect wholly owned subsidiary of Danone (including Merger Sub), which in each case will be cancelled for no consideration, and other than shares with respect to which the stockholder has properly exercised its appraisal rights) will be cancelled and converted into the right to receive $56.25 in cash, without interest, and subject to any applicable withholding taxes.

WhiteWave common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol “WWAV.” As a result of the merger, the Company will cease to be a publicly traded company and will be an indirect wholly owned subsidiary of Danone. Following the consummation of the merger, WhiteWave common stock will be delisted from the NYSE and deregistered under the Exchange Act, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

As part of its ongoing evaluation of WhiteWave’s business, the WhiteWave board of directors, together with senior management, regularly reviews opportunities to increase stockholder value. WhiteWave’s long-term strategy includes investing in its categories and brands through effective marketing and new-product innovation, aided by investments in research and development. In addition, WhiteWave has continued to execute a disciplined capital investment strategy to expand its internal manufacturing and warehousing capacity, support new-product innovation, and improve the efficiency of its operations. In recent years, WhiteWave also has focused on increasing stockholder value by executing strategic acquisitions and integrating those acquisitions into its North American businesses. Among the acquisitions completed by WhiteWave in the last several years are Sequel Naturals Ltd., a leader in plant-based nutrition products marketed under the VEGA brand, Earthbound Farm fresh and frozen packaged produce, So Delicious plant-based foods and beverages, Wallaby Yogurt Company, Inc., a leading manufacturer and distributor of organic dairy products and EIEIO, Inc., a manufacturer, marketer and distributer of shelf-stable creamers and coffee beverages. In addition, WhiteWave engages with its stockholders on an ongoing basis to encourage dialogue between WhiteWave and its stockholders and to understand its stockholders’ perspectives.

On September 9, 2015, Gregg L. Engles, Chief Executive Officer of WhiteWave, and Edward F. Fugger, Executive Vice President, Strategy & Corporate Development of WhiteWave, attended Danone’s presentation at an industry conference. After the presentation, Mr. Engles and Emmanuel Faber, Chief Executive Officer of Danone, spoke briefly and discussed meeting again to exchange views on the industry and their respective businesses.

On January 14, 2016, Mr. Engles and Mr. Faber met in Paris, France while Mr. Engles was in Europe for unrelated business matters. At this meeting, Mr. Engles raised the possibility of strategic transactions involving WhiteWave and Danone. Messrs. Engles and Faber discussed the potential merits of various types of strategic transactions, including combining certain of WhiteWave’s and Danone’s businesses No plans were made for a subsequent meeting. That same day, an investment banker from Lazard Frères SAS, which together with Lazard Frères & Co. LLC (referred to together as “Lazard”) acted as Danone’s financial advisor, met with Mr. Fugger to discuss a potential small acquisition opportunity for WhiteWave unrelated to Danone. In the course of that discussion, the investment banker and Mr. Fugger discussed Mr. Fugger’s potentially meeting the new Chief Financial Officer of Danone, Cécile Cabanis.

In early February 2016, a media report identified activist interest in, and speculated regarding a possible takeover of, WhiteWave. WhiteWave was not, however, contacted by any potential buyer expressing an interest in an acquisition of WhiteWave.

Also in early February, the Lazard investment banker referenced above had a conversation with Mr. Fugger regarding the potential small acquisition opportunity. In the course of that conversation, the investment banker informed Mr. Fugger that Ms. Cabanis had expressed an interest in meeting Mr. Fugger. On February 10, 2016, Mr. Fugger e-mailed Ms. Cabanis to introduce himself and to suggest a meeting.

On March 8, 2016, Mr. Fugger and Ms. Cabanis met at lunch in New York City. During their conversation, Ms. Cabanis expressed Danone’s interest in discussing potential opportunities between Danone and WhiteWave, although she emphasized that any such conversations would need to be confidential and that Danone would not be interested in participating in a process involving multiple parties for an acquisition of WhiteWave if the WhiteWave board of directors determined to pursue such a path.

On March 10 and 11, 2016, the WhiteWave board of directors held a regularly scheduled meeting in Denver. At the board of directors meeting on March 11, members of senior management and representatives of Goldman Sachs, WhiteWave’s financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP (which we refer to as “Skadden”), WhiteWave’s legal counsel, were present during a portion of the meeting to discuss, among other things, the takeover environment and other matters of strategic interest. Representatives of Goldman Sachs (i) reviewed the mergers and acquisitions environment generally and with respect to the food industry in particular, (ii) provided financial perspectives regarding WhiteWave and its stock performance, (iii) provided perspectives regarding potential alternatives available to WhiteWave including a potential acquisition transaction being contemplated by WhiteWave, (iv) reviewed third parties that might have interest in exploring a potential transaction with WhiteWave, including Danone, and (v) discussed alternative paths that WhiteWave might pursue if its board of directors were to determine to pursue a proposal for a transaction with the Company. At the director-only dinner on March 10 and during the executive session of directors at the end of the meeting on March 11, Mr. Engles updated the board of directors about various topics, including certain stockholder interactions and the conversations with Mr. Faber and Ms. Cabanis. The board of directors discussed Danone’s interest in potential strategic transactions and authorized management to engage in further discussions with Danone to ascertain if Danone was interested in making a proposal for a transaction with the Company and what the nature of that transaction would be.

On March 18, 2016, in accordance with the board authorization, Mr. Fugger contacted Ms. Cabanis and advised her that WhiteWave was interested in further discussing the possibility of strategic transactions between WhiteWave and Danone.

On March 31, 2016, Mr. Fugger and Ms. Cabanis spoke, and Ms. Cabanis informed Mr. Fugger that Mr. Faber planned to contact Mr. Engles in early April to discuss the possibility of strategic transactions between WhiteWave and Danone, which could involve different structures.

On April 6, 2016, Mr. Faber contacted Mr. Engles to schedule a telephone call to discuss Danone’s interest in WhiteWave. During a telephone call later that afternoon, Mr. Faber informed Mr. Engles that Danone was interested in exploring a potential business combination transaction with WhiteWave. Mr. Faber indicated that while Danone would consider one of the strategic transactions that Mr. Engles had raised in January 2016, Danone’s preference was an acquisition of WhiteWave for cash. Messrs. Engles and Faber agreed that Mr. Fugger and Ms. Cabanis should follow up to determine the process for further discussion.

On April 11, 2016, Mr. Fugger and Ms. Cabanis spoke regarding the process for further discussion but did not come to any conclusion. They determined to speak again in the near future.

On April 18, 2016, WhiteWave’s board of directors met regarding unrelated matters. During that meeting, Mr. Engles updated the board on the discussions since its March 2016 meeting and the potential transactions between the companies that had been discussed. The WhiteWave board of directors discussed Danone’s potential interest in alternative transactions and authorized WhiteWave’s management to engage in further discussions with Danone.

On April 22, 2016, Mr. Fugger and Ms. Cabanis spoke again. Ms. Cabanis expressed Danone’s continued interest in pursuing a potential business combination transaction with WhiteWave and indicated Danone’s preference to focus on an acquisition of WhiteWave, rather than other types of potential strategic transactions. Ms. Cabanis again noted that Danone placed great importance on confidentiality and would not be willing to engage in a process involving multiple parties. Ms. Cabanis further advised that Danone would be willing to engage further following its annual general meeting and the release of WhiteWave’s first quarter 2016 results. Mr. Fugger and Ms. Cabanis agreed to schedule a follow-up meeting for the middle of May of 2016.

On May 11, 2016, the WhiteWave board of directors held a regularly scheduled meeting, with members of senior management and representatives of Goldman Sachs and Skadden in attendance. During the meeting, Mr. Engles and Blaine E. McPeak, WhiteWave’s Chief Operating Officer, provided an update on the Company’s business. Mr. Fugger then provided an update on interactions with Danone regarding Danone’s interest in a potential transaction involving WhiteWave. Representatives of Goldman Sachs (i) provided financial perspectives on WhiteWave and the equity market and general business environment, (ii) reviewed the status of discussions with Danone and potential next steps in those discussions and (iii) reviewed the potential for interest by third parties in a transaction with WhiteWave, including factors indicating why Danone might be the party most interested in pursuing a transaction with WhiteWave, and potential process alternatives available to WhiteWave. Following the discussion, WhiteWave’s board of directors determined that management should continue preliminary discussions with Danone in order to assess Danone’s interest in a possible business combination transaction involving WhiteWave. The WhiteWave board of directors considered process alternatives and whether to contact additional parties, and determined not to do so at that time in light of considerations including (i) uncertainty regarding whether Danone or any other party would be interested in an acquisition of WhiteWave that the board would find sufficiently attractive to pursue, (ii) the fact that Danone was the only party that had stated its interest in an acquisition of WhiteWave and the board’s belief, taking into account the perspectives provided by its financial advisor and WhiteWave’s management, that Danone was the company best positioned to provide the highest value for WhiteWave in light of the complementarity of the two companies’ businesses, opportunity for synergies and potential for earnings accretion from a transaction, (iii) the belief that if WhiteWave were to contact other parties, there was a significant risk that Danone would not make a proposal and (iv) the potential that exclusivity could be used to obtain a higher price from Danone than might be available otherwise. The board determined that it would consider the matter further after receiving additional feedback from Danone.

On May 20, 2016, Mr. Fugger and Ms. Cabanis met in Paris, France. During the course of their meeting, Ms. Cabanis told Mr. Fugger that Danone was in a position to pay a full and fair price to acquire WhiteWave. Ms. Cabanis reiterated her earlier statements regarding confidentiality and unwillingness to participate in a multi-party process. Ms. Cabanis indicated that Danone would require exclusivity as a condition to engaging in discussion of an acquisition of WhiteWave. Mr. Fugger stated that he would discuss these matters with Mr. Engles and WhiteWave’s board of directors. Mr. Fugger also expressed his belief that Danone would need to provide a compelling price in order for WhiteWave’s board of directors to consider exclusivity.

On May 23, 2016, the WhiteWave board of directors held a meeting via teleconference, with members of senior management and representatives of Goldman Sachs and Skadden in attendance. Mr. Fugger described his May 20, 2016 discussion with Ms. Cabanis. Representatives of Goldman Sachs reviewed preliminary financial analyses of WhiteWave and a potential transaction with Danone and reviewed the potential for interest on the part of third parties. The WhiteWave board of directors considered Danone’s request for exclusivity in light of the factors considered by the board at its May 11 meeting, including the fact that Danone remained the only party that had stated its interest in an acquisition of WhiteWave, the board’s belief that Danone was the company best positioned to provide the highest value for WhiteWave, the belief that if WhiteWave were to contact other parties, there was a significant risk that Danone would not make a proposal and the potential that exclusivity could be used to obtain a higher price from Danone than might be available otherwise, and determined that while it did not intend to contact any additional parties at that time, it would not then enter into an exclusivity agreement, although it might be willing to do so in the future if appropriate. WhiteWave’s board of directors directed management to continue discussions with Danone on this basis.

On May 24, 2016, in accordance with the direction of WhiteWave’s board of directors, Mr. Fugger met with Ms. Cabanis in person in Amsterdam, the Netherlands. During the course of this meeting, Mr. Fugger expressed the interest of WhiteWave’s board of directors in engaging in discussions with respect to a possible sale of

WhiteWave to Danone. In addition, Mr. Fugger and Ms. Cabanis discussed a potential process of engagement involving entry into a short-form non-disclosure agreement and the subsequent provision of limited confidential information by WhiteWave to Danone in order to allow Danone to make a preliminary proposal. Later that day, Mr. Fugger sent Ms. Cabanis a draft non-disclosure agreement that did not contain standstill or employee non-solicitation provisions.

On May 26, 2016 Mr. Fugger and Ms. Cabanis held a subsequent telephone call to discuss process further. Ms. Cabanis told Mr. Fugger that Danone would like to receive a management presentation from WhiteWave prior to making a proposal in order to allow Danone to make a well developed and attractive proposal. Mr. Fugger indicated that WhiteWave would be amenable to such an approach, but that given the additional information and access to management that would be made available to Danone, prior to the management presentation, Danone would need to enter into a new non-disclosure agreement containing, among other things, a standstill provision and an employee non-solicitation provision.

On May 27, 2016, Danone and WhiteWave executed the short-form non-disclosure agreement that did not contain a standstill provision. Later that day, WhiteWave provided summary financial and forecast information and synergy perspectives to Danone.

On May 30, 2016, representatives of Danone and representatives of WhiteWave had a call to discuss the materials provided by WhiteWave on May 27, 2016.

In early June 2016, a media report identified WhiteWave as a potential takeover target; however, WhiteWave was not contacted by any potential buyer expressing an interest in an acquisition of WhiteWave.

On June 8, 2016, Danone and WhiteWave entered into a non-disclosure agreement containing standstill and employee non-solicitation provisions, which superseded the earlier non-disclosure agreement and which we refer to as the “NDA.”

On June 10 and June 11, 2016, WhiteWave made a management presentation to key members of Danone management in Paris, France during which WhiteWave provided an overview of its business to Danone, including a review of its perspectives on potential synergy opportunities that could result from an acquisition of WhiteWave by Danone. Representatives of Goldman Sachs and Lazard also attended the management presentation. Ms. Cabanis indicated that Danone would provide an indication of value late in the week of June 19, 2016.

Between June 12, 2016 and June 19, 2016, Danone requested certain additional information, which WhiteWave provided, and management from WhiteWave participated in due diligence calls to answer questions from Danone’s management.

On June 24, 2016, Ms. Cabanis telephoned Mr. Fugger to continue discussions regarding a potential transaction. During this conversation, Ms. Cabanis advised Mr. Fugger that Danone would deliver a written proposal to acquire WhiteWave for cash consideration of $53.00 per share. Ms. Cabanis informed Mr. Fugger that the proposal was supported by the strategic committee of Danone’s board of directors, required customary deal protection terms and contemplated discussions on an exclusive basis. Shortly thereafter, Danone delivered a letter to WhiteWave that reaffirmed its interest in a potential acquisition by Danone and proposed the $53.00 per share price on the basis of an exclusive engagement.

On June 26, 2016, the WhiteWave board of directors met in Denver to discuss Danone’s proposal, with members of senior management and representatives of Goldman Sachs and Skadden in attendance. During this meeting, Messrs. Engles and McPeak updated WhiteWave’s board of directors with respect to WhiteWave’s business, Mr. Engles provided an update as to the status of the discussions with Danone, and WhiteWave’s board of directors reviewed the proposal received from Danone. Representatives of Goldman Sachs (i) provided preliminary financial analyses of WhiteWave and a potential transaction with Danone, (ii) reviewed potential responses to Danone and process alternatives and (iii) reviewed other potential acquirors of WhiteWave. Representatives of Skadden reviewed legal matters and reviewed with WhiteWave’s board of directors illustrative merger agreement terms. The WhiteWave board of directors noted that there had been no inbound expressions of interest in an acquisition of the Company from other parties following the early June media report identifying WhiteWave as a potential takeover target. After discussion, WhiteWave’s board of directors determined to reject Danone’s June 24, 2016 proposal and instructed Goldman Sachs to communicate this rejection to Lazard, but to indicate to Lazard that WhiteWave’s board of directors remained willing to continue discussion of a potential transaction at a higher price. The WhiteWave board of directors also authorized senior management to continue to engage in discussions with Danone regarding a potential transaction. Later that day, a representative of Goldman Sachs delivered the message to a representative of Lazard in a telephone conversation and conveyed that the WhiteWave board of directors would need to see a meaningful improvement in price offered by Danone.

On June 27, 2016, a representative of Lazard contacted a representative of Goldman Sachs to propose a meeting between representatives of WhiteWave and Danone.

On June 28, 2016, representatives of WhiteWave and Danone, including Messrs. Engles and Faber, met in person in New York. At that meeting, Danone indicated that it would be willing to increase its offer to $55.00 per share. The WhiteWave representatives informed the Danone representatives that a higher price and a low termination fee would be necessary. After discussion between representatives of WhiteWave and Danone of price and termination fee, Danone indicated that it would be willing to increase its offer to $56.00 per share. After further discussion of price and termination fee, Danone indicated that it was prepared to increase its proposal to $56.25 per share and agree to a termination fee of 3.0% of the equity value of WhiteWave at the transaction price, on the condition that WhiteWave engage in exclusive negotiations with Danone regarding the transaction for a two-week period. Mr. Engles advised Mr. Faber that he would be prepared to recommend a proposal on these terms to the WhiteWave board of directors. In addition, Mr. Faber asked Mr. Engles if he would be willing to join Danone’s board of directors following completion of the merger, though this was not a condition of Danone’s proposal. Mr. Engles indicated he would be willing to do so if the parties were able to come to a final agreement and consummate the transaction.

On June 29, 2016, Danone sent WhiteWave a letter setting out the terms of its revised proposal, including a price of $56.25 per share, a 3.0% termination fee and a form of an exclusivity agreement proposing exclusivity through July 12, 2016.

On June 30, 2016, the WhiteWave board of directors met. At this meeting, representatives from Goldman Sachs provided a preliminary review of the financial aspects of Danone’s revised proposal and preliminary financial analyses with respect to WhiteWave. Following discussion of the terms proposed by Danone and Danone’s request that Mr. Engles join Danone’s board of directors following consummation of a transaction, the WhiteWave board of directors instructed management to proceed with the negotiation of additional terms towards a definitive agreement with Danone on the basis of Danone’s proposal of $56.25 per share and a 3.0% termination fee. The WhiteWave board of directors also determined to grant exclusivity to Danone through July 12, 2016.

On June 30, 2016, WhiteWave and Danone entered into an exclusivity agreement, which provided that WhiteWave engage exclusively with Danone regarding a potential transaction until July 12, 2016. Later that day, Wachtell Lipton Rosen & Katz, which we refer to as “Wachtell Lipton,” Danone’s legal counsel, provided Skadden with a draft merger agreement.

During the period from June 30, 2016 through July 6, 2016, WhiteWave and Danone’s management and advisors worked to finalize the definitive transaction documents and Danone’s due diligence review of WhiteWave.

On July 2, 2016, representatives of Wachtell Lipton and Skadden discussed the terms of the merger agreement.

On July 3, 2016, Skadden provided Wachtell Lipton a revised draft of the merger agreement. Later that day, representatives of Skadden and Wachtell Lipton discussed the revised draft of the merger agreement. During the evening of July 3, 2016, representative of the parties had a conference call to discuss certain open matters. Key issues discussed included, among others, the scope of WhiteWave’s right to engage with third parties after entering into the merger agreement, events that could result in payment of a termination fee to Danone, and efforts required to be taken by the parties to obtain applicable antitrust approvals.

On July 4, 2016, Ms. Cabanis contacted Mr. Fugger to indicate that Danone had received a press inquiry regarding a potential transaction that Danone was pursuing, although the inquiry did not identify WhiteWave as a target. Ms. Cabanis and Mr. Fugger agreed to seek to accelerate negotiations so that an announcement of the transaction could occur by July 7, 2016 if the respective boards of directors determined to do so. That same day, Wachtell Lipton delivered a revised draft of the merger agreement to Skadden. Subsequently, representatives of Wachtell Lipton and Skadden discussed and negotiated open legal issues in the merger agreement.

On July 5, 2016, Mr. Fugger spoke with Ms. Cabanis by telephone to discuss open business issues; and representatives of the parties met in person in New York at Wachtell Lipton’s offices in order to discuss and negotiate the remaining open issues related to the merger agreement and related disclosure schedules, with additional representatives of Danone joining the discussion by telephone. The representatives of the parties negotiated the remaining open issues, which included, among others, issues with respect to WhiteWave’s non-solicitation obligations, triggers for paying a termination fee and efforts required to be taken by the parties to obtain applicable antitrust approvals to consummate the merger.

Late in the day on July 5, 2016 and into July 6, 2016, representatives of the parties further negotiated, and reached resolution on, the remaining open points of the merger agreement, which included, among others, issues with respect to WhiteWave’s non-solicitation obligations, triggers for paying a termination fee and the parties’ required efforts to obtain applicable antitrust approvals. During these negotiations, Danone and WhiteWave agreed to certain limitations on Danone’s obligation to divest assets in order to obtain antitrust approval.

In the afternoon of July 6, 2016, WhiteWave’s board of directors met at Skadden’s offices to consider the Danone offer and terms of the merger agreement. Representatives of Goldman Sachs and Skadden also were in attendance. Skadden representatives reviewed legal matters and the terms of the merger agreement. Representatives of Goldman Sachs reviewed Goldman Sachs’ financial analyses in connection with the merger and rendered its oral opinion to the WhiteWave board of directors, subsequently confirmed by delivery of a written opinion, dated July 6, 2016, that, as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the $56.25 in cash, without interest, per share merger consideration to be paid to the holders (other than Danone and its affiliates) of the outstanding shares of WhiteWave common stock pursuant to the merger agreement was fair from a financial point of view to such holders. During the meeting, the independent, non-executive members of the board of directors met separately with representatives from Skadden and WhiteWave’s general counsel to discuss the proposed transaction. After discussing the proposed transaction and considering the presentations by Skadden and Goldman Sachs, the WhiteWave board of directors unanimously determined the transaction with Danone to be advisable and in the best interests of WhiteWave’s stockholders, determined to approve the merger agreement and resolved to recommend adoption of the merger agreement by WhiteWave’s stockholders. Following the meeting, Danone and WhiteWave confirmed to each other that their respective boards of directors had approved the transaction, and the merger agreement was executed by the parties later on July 6, 2016.

On July 7, 2016, prior to the opening of trading of Danone’s common stock on Euronext, Danone and WhiteWave issued a joint press release announcing the execution of the merger agreement.

Recommendation of the WhiteWave Board of Directors and Reasons for the Merger

Recommendation of our Board of Directors

The WhiteWave board of directors, after considering the various factors described below, (i) unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of WhiteWave and its stockholders, (ii) declared the merger agreement advisable under Delaware law and (iii) unanimously approved, adopted and authorized the merger agreement and the transactions contemplated by the merger agreement, including the merger.

WhiteWave’s Board of Directors unanimously recommends that you vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by non-binding advisory vote, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger and (iii) “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Reasons for the Merger

In recommending that stockholders vote in favor of the proposal to adopt the merger agreement, the WhiteWave board of directors considered a number of factors, including the following:

•	Compelling Value: That in light of its consideration of WhiteWave’s business and operations, historical results of operations, strategic business plans and financial projections, opportunities and risks or uncertainties in executing WhiteWave’s strategic plans, current and historical trading prices of the WhiteWave common stock, and multiples of earnings and EBITDA represented by the enterprise value of WhiteWave and the premia to various stock trading prices implied by the $56.25 per share merger consideration, the WhiteWave board of directors believed that the $56.25 per share merger consideration offered compelling value to the WhiteWave stockholders.

Multiples of various EBITDA and adjusted EBITDA measures represented by the enterprise value of WhiteWave implied by the $56.25 per share merger consideration were:

•	27.3x based on WhiteWave’s last twelve months unadjusted EBITDA, as reported for the period ending Q1 2016,

•	23.4x based on WhiteWave’s last twelve month adjusted EBITDA, as reported for the period ending Q1 2016,

•	21.3x based on WhiteWave’s estimated adjusted EBITDA for the 2016 calendar year based on Institutional Brokers’ Estimate System estimates, and

•	20.9x based on WhiteWave’s estimated adjusted EBITDA for the 2016 calendar year based on WhiteWave management estimates.

The multiples of price to earnings (known as the price earnings ratio) implied by the $56.25 per share merger consideration were:

•	40.2x based on Institutional Brokers’ Estimate System consensus estimate for the 2016 calendar year, and

•	39.6x based on WhiteWave management’s estimate for the 2016 calendar year.

The $56.25 per share merger consideration represented a premium to historic trading prices, including a premium of approximately:

•	19% over the closing sale price of $47.43 on the New York Stock Exchange on July 6, 2016, the last trading day prior to announcement of the Merger Agreement,

•	7% over the 52-week high ($52.53) of WhiteWave common stock as of July 1, 2016,

•	79% over the 52-week low ($31.40) of WhiteWave common stock as of July 1, 2016,

•	24% over the 1-month volume-weighted average price ($45.55) of WhiteWave common stock as of July 1, 2016,

•	39% over the 6-month volume-weighted average price ($40.56) of WhiteWave common stock as of July 1, 2016,

•	78% over the volume-weighted average price ($31.59) of WhiteWave common stock for the period from WhiteWave’s initial public offering through July 1, 2016.

•	Best Available Alternative for Maximizing Stockholder Value: That the WhiteWave board of directors believed that (i) the merger consideration of $56.25 per share was more favorable to WhiteWave stockholders than the continued operation of WhiteWave on a standalone basis, based on the board of directors’ understanding of WhiteWave’s business and operations, its current and historical results of operations, and financial prospects and conditions, and the determination that continued operation of the Company on a standalone basis was not sufficiently likely to produce, on a risk-adjusted basis, values that would create more value for stockholders than the current all-cash consideration offered by Danone, (ii) taking into account the perspectives provided by its financial advisor and WhiteWave’s management, it was not likely that another party would be willing to pursue a transaction at a value in excess of the value offered by Danone and (iii) the $56.25 per share merger consideration was the best value reasonably available to WhiteWave stockholders.

•	Appropriate Time to Engage in Sale of WhiteWave: That while WhiteWave’s business is strong and continues to present opportunities for growth, as WhiteWave has grown and competition in the food industry has increased, including competition from larger global companies with greater resources than WhiteWave, there are increasing challenges to maintaining WhiteWave’s historic growth rate and profitability as a standalone company; and that WhiteWave’s stock is currently trading at multiples of earnings and EBITDA that are relatively high compared to other large food companies, and could decrease, and consequently lead to a decrease in WhiteWave’s stock price even if WhiteWave’s earnings and EBITDA were not to decrease, if investor sentiment regarding WhiteWave, the food industry generally, or the equity market generally, were to change in a negative fashion.

•	Appropriateness of Process: That the WhiteWave board of directors believed that negotiating only with Danone and not contacting other bidders was most likely to result in the best value reasonably available for WhiteWave stockholders based on the WhiteWave board of directors’ belief that (i) Danone was well positioned to provide the best value reasonably available to WhiteWave stockholders in light of likely synergies and Danone’s strategic interest, (ii) it was not likely another party would be willing to pursue a transaction at a value in excess of the value offered by Danone, (iii) in light of Danone’s continued insistence on exclusivity as a condition to its willingness to proceed with its proposal and that Danone would not pursue a transaction in the context of a process involving multiple parties , the risk of losing Danone’s pursuit of its proposal outweighed the possibility of receiving a more favorable proposal from another party and (iv) WhiteWave could use exclusivity as negotiating leverage with Danone to receive a higher price from Danone than would have otherwise been available.

•	Certainty of Value: The fact that the proposed merger consideration is all cash, so that the transaction provides WhiteWave stockholders certainty of value and liquidity for their shares, while eliminating the effect of long-term business and execution risk to WhiteWave stockholders.

•

Financial Analyses of Goldman Sachs and Receipt of Fairness Opinion: The financial analyses of Goldman Sachs in connection with the merger and the oral opinion of Goldman Sachs to the WhiteWave board of directors, subsequently confirmed by delivery of a written opinion dated July 6, 2016, that, as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the $56.25 in cash, without interest, per share merger consideration to be paid to the holders

(other than Danone and its affiliates) of the outstanding shares of WhiteWave common stock pursuant to the merger agreement was fair from a financial point of view to such holders, as more fully described below under the caption “— Opinion of WhiteWave’s Financial Advisor.”

•	Opportunity to Receive Alternative Transaction Proposals and to Terminate the Transaction in Order to Accept a Superior Proposal: WhiteWave’s right, in circumstances specified in the merger agreement, to respond to and negotiate unsolicited takeover proposals made before the time WhiteWave’s stockholders approve the proposal to adopt the merger agreement and to terminate the merger agreement in specified circumstances relating to a superior proposal subject to payment to Danone of a termination fee of $310 million, which amount the directors believed to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions, and the improbability that a fee of such size would be a meaningful deterrent to alternative takeover proposals.

•	High Likelihood of Completion: That the WhiteWave board of directors considered the likelihood of completion of the merger to be high, particularly in light of the terms of the merger agreement and the closing conditions, including: the absence of a financing condition in the merger agreement and the representation of Danone in the merger agreement that as of the effective time of the merger, it will have sufficient available funds to consummate the merger; and the commitment of Danone to use its reasonable best efforts to take certain actions (subject to agreed limitations) to obtain regulatory clearance for consummation of the merger.

•	Arm’s-Length Terms and Other Factors Related to the Merger Agreement: The WhiteWave board of directors’ view that the merger agreement was the product of arm’s-length negotiation and contained customary terms and conditions, and its consideration of a number of other factors pertaining to the merger agreement, including (i) the termination provisions in the merger agreement, including the fact that the long stop date under the merger agreement (which may be extended under specified circumstances to allow for regulatory approvals to be obtained) on or after which either party, subject to specified exceptions, can terminate the merger agreement allows for sufficient time to consummate the merger, (ii) subject to the terms and conditions set forth in the merger agreement, the ability of the WhiteWave board of directors to change its recommendation to the WhiteWave stockholders upon the occurrence of an intervening event that was not known to or reasonably expected by WhiteWave’s board of directors as of or prior to July 6, 2016 and (iii) WhiteWave’s ability to specifically enforce Danone’s obligations under the merger agreement, including Danone’s obligations to consummate the merger, and WhiteWave’s ability to seek damages upon any breach by Danone of the merger agreement.

The WhiteWave board of directors also considered a number of uncertainties and risks concerning the merger, including the following:

•	The fact that WhiteWave had only engaged in negotiations with Danone regarding a potential transaction and had not contacted other potential buyers prior to the execution of the exclusivity agreement on June 30, 2016 or of the merger agreement on July 6, 2016.

•	The fact that WhiteWave stockholders will have no equity participation in WhiteWave following the merger, will not participate in any future earnings or growth or increase in value of WhiteWave and will not participate in any potential future sale of WhiteWave to a third party.

•	The fact that the announcement and pendency of the merger, or the failure to complete the merger, may cause substantial harm to WhiteWave’s relationships with its employees (including making it more difficult to attract and retain key personnel and the possible loss of key management, sales and other personnel), suppliers and customers. The board of directors recognized that such factors could cause WhiteWave’s business, sales, operations and financial results to suffer during the executory period or in the event the merger was not consummated.

•	The risk that the merger might not be completed and the possible adverse effect of the resulting public announcement of termination of the merger agreement on the trading price of WhiteWave common stock.

•	The requirement that under certain circumstances WhiteWave could be required to pay Danone (i) a termination fee of $310 million (including if the WhiteWave board of directors terminates the merger agreement to accept a superior proposal) and (ii) $40 million as expense reimbursement for fees and expenses incurred by Danone and Merger Sub in connection with the merger, which amount is creditable against any termination fee payable.

•	The restrictions on the conduct of WhiteWave’s business prior to the consummation of the merger, including the requirement that WhiteWave conduct business in the ordinary course, subject to specific limitations, which may delay or prevent WhiteWave from undertaking business opportunities that may arise before the completion of the merger and that, absent the merger agreement, WhiteWave might have pursued.

•	The fact that an all cash transaction would be taxable to WhiteWave’s stockholders that are U.S. persons for U.S. federal income tax purposes.

•	The fact that under the terms of the merger agreement, WhiteWave is unable to solicit, initiate, knowingly encourage or knowingly facilitate other takeover proposals during the pendency of the merger.

•	Subject to certain conditions, in the event of receipt of a superior proposal, Danone’s ability to cause WhiteWave to negotiate in good faith with Danone regarding revisions to the merger agreement, which WhiteWave’s board of directors must consider in good faith and determine in consultation with its independent financial advisor and outside legal counsel whether the superior proposal continues to constitute a superior proposal if the revisions proposed by Danone were to be given effect.

•	The significant costs involved in connection with entering into the merger agreement and completing the merger and the substantial time and effort of WhiteWave management required to complete the merger, which may disrupt WhiteWave’s business operations and may divert employees’ attention away from WhiteWave’s day-to-day business operations.

•	The fact that the completion of the merger will require antitrust clearance in the United States, the European Union and such other jurisdictions as WhiteWave and Danone determine are required by applicable antitrust laws.

•	The fact that WhiteWave’s directors and officers may have interests in the merger that may be different from, or in addition to, those of WhiteWave’s other stockholders (see below under the caption “—Interests of the Company’s Directors and Executive Officers in the Merger”).

The foregoing discussion is not meant to be exhaustive, but summarizes the material factors considered by the WhiteWave board of directors in its consideration of the merger. After considering these and other factors, the WhiteWave board of directors concluded that the potential benefits of the merger outweighed the uncertainties and risks. In view of the variety of factors considered by the WhiteWave board of directors and the complexity of these factors, the WhiteWave board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the WhiteWave board of directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. Based upon the totality of the information presented to and considered by the WhiteWave board of directors, the WhiteWave board of directors unanimously approved the merger agreement and the consummation of the merger in accordance with the terms and subject to the conditions of the merger agreement and recommends that WhiteWave stockholders adopt the merger agreement.

Opinion of WhiteWave’s Financial Advisor

Goldman Sachs rendered its opinion to WhiteWave’s board of directors that, as of July 6, 2016, and based upon and subject to the factors and assumptions set forth therein, the $56.25 in cash, without interest, per share merger consideration to be paid to the holders (other than Danone and its affiliates) of the outstanding shares of WhiteWave common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 6, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of WhiteWave’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of the outstanding shares of WhiteWave common stock should vote with respect to the merger, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement,

•	annual reports to shareholders and Annual Reports on Form 10-K of WhiteWave for the four fiscal years ended December 31, 2015,

•	WhiteWave’s Registration Statement on Form S-1, including the prospectus contained therein dated October 25, 2012, relating to WhiteWave’s initial public offering,

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of WhiteWave,

•	certain other communications from WhiteWave to its shareholders,

•	certain publicly available research analyst reports for WhiteWave, and

•	the Forecasts (as defined below), which were approved by Goldman Sachs’ use by WhiteWave and are summarized below in the section entitled “—Projected Financial Information.”

Goldman Sachs also held discussions with members of WhiteWave’s senior management regarding their assessment of the past and current business operations, financial condition and future prospects of WhiteWave; reviewed the reported price and trading activity for WhiteWave common stock; compared certain financial and stock market information for WhiteWave with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the food and beverage industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with WhiteWave’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with WhiteWave’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of WhiteWave. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of WhiteWave or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs has also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of WhiteWave to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to WhiteWave; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, WhiteWave or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than Danone and its affiliates) of the outstanding shares of WhiteWave common stock, as of the date of the opinion, of the $56.25 in cash, without interest, per share merger consideration to be paid to such holders pursuant to the merger agreement. Goldman Sachs does not express any view on, and does not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of WhiteWave; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of WhiteWave, or class of such persons, in connection with the merger, whether relative to the $56.25 in cash, without interest, per share merger consideration to be paid to the holders (other than Danone and its affiliates) of the outstanding shares of WhiteWave common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the merger on the solvency or viability of WhiteWave or Danone or the ability of WhiteWave or Danone to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of WhiteWave in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 1, 2016, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for WhiteWave common stock and analyzed the $56.25 in cash, without interest, per share merger consideration to be paid to holders of the outstanding shares of WhiteWave common stock pursuant to the merger agreement in relation to the market price of shares of WhiteWave common stock on July 1, 2016, the 52-week high and low market price of shares of WhiteWave common stock for the period ended July 1, 2016, the volume-weighted average market price of shares of WhiteWave common stock for the 1-month, 2-month, 3-month, 6-month and 1-year periods ended July 1, 2016, and the volume-weighted average market price of shares of WhiteWave common stock between its initial public offering and July 1, 2016.

This analysis indicated that the price per share to be paid to WhiteWave shareholders pursuant to the merger agreement represented a premium of:

•	19% based on the market price on July 1, 2016 of $47.29 per share,

•	7% based on the 52-week high market price of $52.53 per share,

•	79% based on the 52-week low market price of $31.40 per share,

•	24% based on the 1-month volume-weighted average market price of $45.55 per share,

•	26% based on the 2-month volume-weighted average market price of $44.49 per share,

•	31% based on the 3-month volume-weighted average market price of $43.00 per share,

•	39% based on the 6-month volume-weighted average market price of $40.56 per share,

•	33% based on the 1-year volume-weighted average market price of $42.33 per share, and

•	78% based on the volume-weighted average market price since WhiteWave’s initial public offering of $31.59 per share.

Illustrative Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of WhiteWave common stock using next twelve months adjusted price to earnings multiples, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple. For purposes of this analysis, Goldman Sachs calculated the illustrative future value per share of WhiteWave common stock at the beginning of each of the fiscal years 2017 and 2018 by applying next twelve month price to earnings per share multiples ranging from 18.8x to 28.8x to estimated adjusted earnings per share of WhiteWave common stock from the Forecasts (which adjusted earnings per share estimates exclude losses related to WhiteWave’s China joint venture with Mengniu) for the fiscal years 2017 and 2018, discounting back to July 1, 2016 using a discount rate of 10.0%, reflecting an estimate of WhiteWave’s cost of equity. For the purposes of this analysis, Goldman Sachs assumed, at the direction of WhiteWave and as reflected in the Forecasts, that WhiteWave would not issue any dividends. This analysis resulted in an illustrative range of implied present values based on fiscal year 2018 of $33 to $50 (values rounded) per share of WhiteWave common stock.

Goldman Sachs also performed an illustrative analysis of the implied present value of the future value per share of WhiteWave common stock using enterprise value to next twelve month EBITDA multiples. For purposes of this analysis, Goldman Sachs first calculated the illustrative enterprise values of WhiteWave at the beginning of each of the fiscal years 2017 and 2018 by applying next twelve month EBITDA multiples ranging from 11.8x to 15.5x to WhiteWave’s respective next twelve months adjusted EBITDA estimates for the fiscal years 2017 and 2018 using the Forecasts (which adjusted EBITDA estimates exclude losses related to WhiteWave’s China joint venture with Mengniu). Goldman Sachs then subtracted the net debt as of the prior fiscal year-end as related in the Forecasts from the illustrative enterprise values in order to calculate the implied future equity values. The total value was divided by the projected beginning of fiscal year fully diluted shares of WhiteWave common stock outstanding, as provided by WhiteWave management. Goldman Sachs then calculated the implied present values of the implied per share future values of WhiteWave common stock by discounting to present values as of July 1, 2016 using a discount rate of 10.0%, reflecting an estimate of WhiteWave’s cost of equity. This analysis resulted in an illustrative range of implied present values based on fiscal year 2018 of $36 to $50 (values rounded) per share of WhiteWave common stock.

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on WhiteWave. Using discount rates ranging from 7.5% to 9.5%, reflecting estimates of WhiteWave weighted average cost of capital, Goldman Sachs discounted to present value as of March 31, 2016, (i) estimates of unlevered free cash flow for WhiteWave for the years 2016 through 2026 as reflected in the Forecasts and (ii) a range of illustrative terminal values for WhiteWave, which were calculated by applying perpetuity growth rates ranging from 2.5% to 3.5%, to a terminal year estimate of the unlevered free cash flow to be generated by WhiteWave, as reflected in the Forecasts (which analysis implied exit terminal year adjusted EBITDA multiples ranging from 7.9x to 14.0x, which adjusted EBITDA estimates exclude losses related to WhiteWave’s China joint venture with Mengniu). Stock-based compensation expense (other than grants in connection with WhiteWave’s initial public offering) was treated as a cash expense for purposes of determining unlevered free cash flow. Goldman Sachs derived ranges of illustrative enterprise values for WhiteWave by adding the ranges of present values it derived above. Goldman Sachs then subtracted the net debt as of the quarter ended March 31, 2016 from the range of illustrative enterprise values it derived for WhiteWave, in each case, as provided by the management of WhiteWave to derive a range of illustrative equity values for

WhiteWave. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of WhiteWave, as provided by the management of WhiteWave to derive a range of illustrative present values per share ranging from $32 to $63 (values rounded).

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the food and beverage industry:

Target	Acquiror	Date Announced

Keurig Green Mountain, Inc.	JAB Holdings Company	December 2015

SABMiller Plc	Anheuser-Busch InBev NV	August 2015

Kraft Foods Group, Inc.	H.J. Heinz Company	March 2015

Big Heart Pet Brands	J.M. Smucker Company	February 2015

The Hillshire Brands Company	Tyson Foods, Inc.	May 2014

D.E. Master Blenders 1753 B.V.	Joh. A. Benckiser	May 2014

H.J. Heinz Company	3G Capital / Berkshire Hathaway Inc.	February 2013

Ralcorp Holdings, Inc.	ConAgra Foods, Inc.	November 2012

Pfizer Nutrition	Nestle S.A.	April 2012

Wimm-Bill-Dann Dairy and Juicy Company	PepsiCo, Inc.	December 2010

Cadbury Plc	Kraft Foods Group, Inc.	August 2009

Anheuser-Busch Companies, Inc.	InBev S.A.	June 2008

Wm. Wrigley Jr. Company	Mars, Incorporated	April 2008

Danone Biscuits	Kraft Foods Group, Inc.	July 2007

Numico NV	Group Danone S.A.	July 2007

Gerber	Nestle S.A.	April 2007

Although none of the selected transactions is directly comparable to the merger, the target companies in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain operations of WhiteWave, such that the selected transactions may be considered similar to the merger. For each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the target company based on the announced transaction price as a multiple of the target company’s EBITDA for the most recently reported last twelve months ending prior to the announcement of the transaction.

The following table presents the results of this analysis:

	Selected Transactions		Proposed Transaction
	Range	Median
EV/LTM Adjusted EBITDA	12.1x - 23.7x	15.3x	23.4x

Based on its review of the selected transactions and its professional judgment and experience, Goldman Sachs applied illustrative enterprise value to last twelve month adjusted EBITDA multiples ranging from 12.1x to 23.7x to WhiteWave’s last twelve month adjusted EBITDA (which last twelve month adjusted EBITDA is pro forma for WhiteWave’s acquisitions of Sequel Naturals Ltd and Wallaby Yogurt Company, Inc. and excludes losses related to WhiteWave’s China joint venture with Mengniu) to derive illustrative values per share of WhiteWave common stock ranging from $24 to $57 (values rounded).

Selected Historical Premia Analysis. Goldman Sachs reviewed and analyzed the acquisition premia for all-cash acquisitions of United States public companies valued at between $5 billion and $20 billion and announced between January 1, 2010 and July 1, 2016. Announced premia were calculated relative to the target’s closing share price one day prior to announcement of the applicable transaction.

The following table summarizes the results of this analysis:

Year	Average Premia to Closing Share Price One Day Prior to Announcement for Historical Transactions
2010	39%
2011	33%
2012	23%
2013	21%
2014	37%
2015	34%
2016 (through July 1)	39%

Premium for Proposed WhiteWave Transaction to July 1, 2016 Price	18.9%

Goldman Sachs calculated the average premia range for historical transactions from the results described above to the price per share of WhiteWave common stock as of June 30, 2016 which was the last day prior to the announcement by The Hershey Company that it had rejected an offer from Mondelez International, Inc. which resulted in significant positive stock market reactions by many food and beverage companies, to derive an illustrative value range per share of WhiteWave common stock from $54 to $63 (values rounded).

General. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to WhiteWave or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to WhiteWave’s board of directors as to the fairness from a financial point of view to the holders (other than Danone and its affiliates) of the outstanding shares of WhiteWave common stock, as July 6, 2016, of the $56.25 in cash, without interest, per share merger consideration to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of WhiteWave, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The $56.25 in cash, without interest, per share merger consideration was determined through arm’s-length negotiations between WhiteWave and Danone and was approved by WhiteWave’s board of directors. Goldman Sachs provided advice to WhiteWave during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to WhiteWave or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to WhiteWave’s board of directors was one of many factors taken into consideration by the WhiteWave board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of WhiteWave, Danone, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement. Goldman Sachs has acted as financial advisor to WhiteWave in connection with, and participated in certain of the negotiations leading to, the merger. Goldman Sachs has provided certain financial advisory and/or underwriting services to WhiteWave and/or its affiliates from time to time. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to WhiteWave, Danone and their respective affiliates for which its Investment Banking Division may receive compensation. During the two year period ended July 6, 2016, the Investment Banking Division of Goldman Sachs had not performed any financial advisory and/or underwriting services for Danone or its affiliates for which it has received compensation.

WhiteWave’s board of directors of selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated June 30, 2016, WhiteWave engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. The engagement letter between WhiteWave and Goldman Sachs provides for a transaction fee that is estimated at approximately $44 million, all of which is contingent upon consummation of the merger. In addition, WhiteWave has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

WhiteWave does not, as a matter of course, publicly disclose long-term projections as to future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates, though WhiteWave has in the past provided investors with quarterly and full-year financial guidance which may cover areas such as net sales, adjusted operating income, and adjusted diluted earnings per share, among other items, which it may update from time to time during the relevant year. However, in connection with the evaluation of the proposed merger, WhiteWave provided its board of directors, Danone and their respective advisors with certain non-public, unaudited prospective financial information prepared by WhiteWave’s management for the years 2016-2018, as summarized below, which we refer to as the “Management Forecasts.” In addition, in connection with Goldman Sachs’ financial analyses, certain extrapolations of the financial information in the Management Forecasts were prepared by WhiteWave’s management (the “Extrapolations”) and provided to WhiteWave’s board of directors but not to Danone and used by Goldman Sachs in connection with its financial analyses summarized under “—Opinion of WhiteWave’s Financial Advisor”. The Management Forecasts and the Extrapolations are referred to together herein as the “Forecasts.”

The Forecasts were not prepared with a view to public disclosure and are included in this proxy statement only because such information was made available as described above. The Forecasts were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The Forecasts included in this proxy statement have been prepared by, and are the responsibility of, WhiteWave’s management. The Forecasts were prepared solely for the internal use of WhiteWave and are subjective in many respects.

Although a summary of the Forecasts is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by WhiteWave’s management, which it believes were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to management at such time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Forecasts not to be achieved include general economic conditions, accuracy of certain accounting assumptions, timing of business investments, changes in actual or projected cash flows, competitive pressures and changes in tax or other laws or regulations. In addition, the Forecasts do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the Forecasts will be realized, and actual results may be materially better or worse than those contained in the Forecasts. The inclusion of this information should not be regarded as an indication that the WhiteWave board of directors, WhiteWave’s management team, Goldman Sachs or any other recipient of this information considered, or now considers, the Forecasts to be material information of WhiteWave, or predictive of actual future results nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the Forecasts is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the merger, including whether or not to seek appraisal rights with respect to the shares of WhiteWave’s common stock.

The Forecasts should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding WhiteWave contained in WhiteWave’s public filings with the SEC. The Forecasts were reviewed by WhiteWave’s management with, and considered by, WhiteWave’s board of directors in connection with its evaluation and approval of the merger.

The Forecasts are forward-looking statements. For information on factors that may cause WhiteWave’s future results to materially vary, see “Forward-Looking Statements” beginning on page 18.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility to update or otherwise revise the Forecasts to reflect circumstances existing after the date when WhiteWave prepared the Forecasts or to reflect the occurrence of future events or changes in general economic of industry conditions, even in the event that any of the assumptions underlying the Forecasts are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Forecasts, stockholders are cautioned not to rely on the Forecasts included in this proxy statement.

Certain of the measures included in the Forecasts may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by WhiteWave may not be comparable to similarly titled amounts used by other companies.

CERTAIN FORECASTS AND EXTRAPOLATIONS (1)

	Forecasts (1)				Extrapolations (2)
USD$ in millions	2016E*		2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Net Sales	$4,346		$4,723	$5,101	$5,484	$5,867	$6,249	$6,624	$6,988	$7,338	$7,668	$7,974
Adjusted EBIT (3)	454		539	628	716	804	897	994	1,083	1,174	1,266	1,356
Adjusted EBITDA (4)	596		703	808	913	1,015	1,125	1,236	1,342	1,446	1,553	1,655
Unlevered Free Cash Flow (5)	78	(6)	224	338	389	446	511	576	641	705	773	838

Source: WhiteWave management.

*	Represents Q1 2016 actual figures plus the balance of the year forecast for 2016, excluding potential future adjustments for 2016.

(1)	This table reflected selected measures from the WhiteWave Forecasts from 2016E through 2018E as provided to Danone in connection with its due diligence review of a possible transaction in May 2016 and as provided to Goldman Sachs in connection with its financial analyses summarized under “— Opinion of WhiteWave’s Financial Advisor”.

(2)	Extrapolations represent WhiteWave management’s estimates for the business from 2019E through 2026E. These extrapolations were provided to Goldman Sachs in connection with its financial analyses summarized under “— Opinion of WhiteWave’s Financial Advisor”, but were not provided to Danone.

(3)	Adjusted EBIT is defined for purposes of the Forecasts as net income before interest expense, income tax expense; and adjusted for the impact of certain non-recurring transaction, restructuring, transition, integration and other similar costs, including SAP transition costs in our Fresh Foods business, grants in connection with our initial public offering and other non-cash stock-based compensation costs, mark-to-market adjustments on hedging transactions, and costs to manage and losses incurred on the investment related to our China joint venture with Mengniu. Adjusted EBIT is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

(4)	Adjusted EBITDA is defined for purposes of the Forecasts as net income before interest expense, income tax expense, depreciation and amortization; and adjusted for the impact of certain non-recurring transaction, restructuring, transition, integration and other similar costs, including SAP transition costs in our Fresh Foods business, grants in connection with our initial public offering and other non-cash stock-based compensation costs, mark-to-market adjustments on hedging transactions, and costs to manage and losses incurred on the investment related to our China joint venture with Mengniu. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity.

(5)	Unlevered Free Cash Flow is defined for purposes of the Forecasts as “Adjusted EBIT” less income tax expense, plus depreciation and amortization, less capital expenditure and changes in net working capital accounts. Unlevered Free Cash Flow is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity. Assumptions made by WhiteWave’s management in calculating unlevered free cash flows for purposes of the Forecasts related to: net sales growth rates, operating margins, future tax rates, capital investment requirements and working capital metrics. Stock-based compensation expense (other than grants in connection with our initial public offering) was treated as a cash expense for purposes of determining unlevered free cash flow. WhiteWave’s management made the foregoing assumptions in calculating the unlevered free cash flows for purposes of the Forecasts in foregoing manner because the calculations were intended to be used to demonstrate potential projected amounts of cash generated from an operational perspective in the short- to medium-term and not as a potential valuation metric.

(6)	For use in connection with its financial analyses summarized under “— Opinion of WhiteWave’s Financial Advisor”, Goldman Sachs arithmetically calculated the 2016 unlevered free cash flow using the information contained in the Forecasts and the same methodology that WhiteWave management used in calculating unlevered free cash flows in each other year of the Forecasts and described in Footnote (5) to the table above. Goldman Sachs’ calculation of the 2016 unlevered free cash flow shown in the table above was reviewed by and approved by WhiteWave management.

Interests of the Company’s Directors and Executive Officers in the Merger

The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. WhiteWave’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. These interests are described below. For purposes of each of WhiteWave agreements described below, the completion of the merger will constitute a “change in control,” “change of control” or term of similar meaning with respect to WhiteWave.

In addition, Danone has stated that after the closing of the transaction, Danone intends to submit to its next shareholders’ meeting a resolution appointing Gregg L. Engles, WhiteWave’s Chairman and Chief Executive Officer, to the board of directors of Danone.

Treatment of Outstanding Equity and Equity-Based Awards

The merger agreement provides that, at the effective time of the merger:

•	each Company Option that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for the right to receive an amount in cash equal to (i) the total number of shares of WhiteWave common stock subject to such Company Option multiplied by (ii) the excess, if any, of $56.25 over the exercise price per share of WhiteWave common stock underlying such Company Option, without interest and less applicable withholding taxes;

•	each Company SAR that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for the right to receive an amount in cash equal to (i) the total number of shares of WhiteWave common stock subject to such Company SAR multiplied by (ii) the excess, if any, of $56.25 over the base price per share of WhiteWave common stock underlying such Company SAR, without interest and less applicable withholding taxes;

•	each Company RSU Award that is outstanding immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive an amount in cash equal to (i) the total number of shares of WhiteWave common stock subject to such Company RSU Award multiplied by (ii) $56.25, without interest and less applicable withholding taxes;

•	each Company Performance Share Unit Award that is outstanding immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive an amount in cash equal to (i) the number of shares of WhiteWave common stock subject to such Company Performance Share Unit Award (based on the greater of (A) target level performance, prorated for the portion of the performance period elapsed through the date of the merger, and (B) actual performance computed by the compensation committee of WhiteWave’s board of directors in accordance with the merger agreement) multiplied by (ii) $56.25, without interest and less applicable withholding taxes; and

•	each Company Restricted Share that is outstanding immediately prior to the effective time of the merger will vest and be converted into the right to receive $56.25 in cash, without interest and subject to any applicable withholding taxes.

Quantification of Outstanding Equity and Equity-Based Awards

The table below sets forth the estimated amounts that each WhiteWave director and executive officer would be eligible to receive (without subtraction of applicable withholding taxes) in connection with the merger with regard to each unvested Company Stock Award held by the director or executive officer, assuming completion of the merger occurs on August 30, 2016, the latest practicable date before the filing of this proxy statement. For the purposes of this table, (i) it is assumed that Company Performance Share Unit Awards will vest in full based on actual achievement of maximum performance and (ii) the number of outstanding Company Stock Awards is based on the number of outstanding Company Stock Awards held by each director and executive officer as of August 30, 2016. Depending on when the merger is completed, certain outstanding awards shown in the table below may become vested in accordance with their terms prior to the completion of the merger or, in the case of Company Options, may be exercised by the director or executive officer prior to the completion of the merger. Further information regarding the named executive officers may be found in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 48.

	Company Options		Company RSU Awards		Company Performance Share Units		Restricted Shares		Total Value ($)
	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)
Non-Employee Directors
Ms. Goolsby	—	—	11,056	621,900	—	—	—	—	621,900
Mr. Green	10,753	216,780	9,867	555,019	—	—	—	—	771,799
Mr. Hardin, Jr.	5,376	108,380	13,414	754,538	—	—	—	—	862,918
Mr. Magro	12,093	243,647	4,673	262,856	—	—	—	—	506,503
Ms. Minnick*	—	—	—	—	—	—	—	—	—
Mr. Vernon	6,602	129,639	2,144	120,600	—	—	4,156	233,775	484,014
Ms. Wright	—	—	6,864	386,100	—	—	—	—	386,100

Executive Officers
Mr. Engles†	376,306	8,071,435	117,527	6,610,894	179,260	10,083,375	—	—	24,765,704
Mr. Haecker**	42,276	964,469	13,323	749,419	14,256	801,900	—	—	2,515,788
Mr. Christenson	45,662	946,815	14,211	799,369	17,546	986,963	—	—	2,733,147
Mr. McPeak	121,120	2,674,244	37,871	2,130,244	54,048	3,040,200	—	—	7,844,688
Mr. Deryckere	67,562	1,487,376	21,135	1,188,844	29,874	1,680,413	—	—	4,356,633
Mr. Yost	102,834	2,658,502	32,020	1,801,125	34,492	1,940,175	—	—	6,399,802
Mr. Fugger	48,288	1,119,844	15,157	852,581	17,924	1,008,225	—	—	2,980,650
Mr. Theodoredis†	40,536	892,400	12,680	713,250	17,924	1,008,225	—	—	2,613,875
Mr. Zanetich†	40,536	892,400	12,680	713,250	17,924	1,008,225	—	—	2,613,875

*	Ms. Minnick ceased serving on the board of directors on May 12, 2016.

**	Mr. Haecker ceased serving as an executive officer of WhiteWave on March 31, 2016 and remains an employee of WhiteWave.

†	The awards held by each of Messrs. Engles, Theodoredis and Zanetich would vest in full if he elects to retire due to his retirement-eligible status.

Payments to Executives upon Termination Following Change in Control

Executive Officer Severance

Each of WhiteWave’s current executive officers is eligible to receive severance payments and benefits upon a qualifying termination of employment that occurs during a specified period after the completion of the merger in accordance with the terms of the executive officer’s change in control agreement (or under his employment agreement, in the case of Mr. Deryckere). The receipt of such severance payments and benefits is conditioned upon the executive officer’s execution of a general release of claims in favor of WhiteWave. Each executive officer will also receive his vested benefits under the Supplemental Executive Retirement Plan (“SERP”) and the Executive Deferred Compensation Plan (“EDCP”) within thirty days following the completion of the merger, pursuant to the respective terms of such plans.

Mr. Bernard Deryckere

Under his existing agreement, upon a termination of his employment for any reason other than for “serious cause” as defined in Article 35 of the Belgium Employment Contracts Act, Mr. Deryckere would be entitled to receive notice equal to 24 months, or pay in lieu of such notice, calculated by multiplying his current salary, bonus and all other compensation and benefits (including life, death and invalidity insurance coverage and car allowance) payable to him in the 12 months prior to his termination of employment. Mr. Deryckere would also be entitled to receive a prorated bonus based on the greater of target performance and actual performance for the portion of the year served prior to the termination. In addition, if WhiteWave terminates Mr. Deryckere’s employment without “serious cause,” or Mr. Deryckere terminates his employment for “good reason,” Mr. Deryckere would be entitled to an additional amount of fixed damages equal to 12 months of the salary, bonus, incentives and benefits noted above. “Good reason” is defined as (A) a material reduction in annual base salary, target annual bonus opportunity or the aggregate value of benefits, (B) a material reduction in the scope of duties or (C) the relocation of his principal place of employment more than 50 miles from the prior location. The agreement contains standard two-year non-compete and non-solicitation provisions, in consideration for which WhiteWave must pay Mr. Deryckere a lump sum amount equal to one-half of the compensation that he would have earned over the non-compete period, unless the non-compete is waived by WhiteWave.

Other Executive Officers

The executive officers, other than Mr. Deryckere, have entered into change in control agreements that provide for severance benefits payable in the event of a termination of the executive’s employment in the circumstances described below, subject to the execution of a general release of claims. In the event of a qualifying termination (as defined below), each executive officer will receive (i) a lump sum cash payment equal to three times the sum of his annual base salary plus his target bonus for the year in which the termination occurs, (ii) a prorated bonus based on the greater of target performance and actual performance for the portion of the year served prior to the termination and (iii) a lump sum cash payment equal to the sum of his unvested account balance under the Company’s 401(k) plan, if any, and three times the aggregate matching contributions payable in respect of his contributions into the 401(k) plan for the last completed calendar year, which, in each case, generally will be paid within 60 days following the executive officer’s termination. In addition, the Company will continue to provide disability and life insurance and medical coverage benefits to each of the Company’s executive officers for two years and will provide outplacement benefits up to a maximum value of $50,000.

A qualifying termination means a termination of employment by WhiteWave or its successor without cause, or by the executive officer with good reason, within thirteen months following a change in control. Pursuant to the agreements, “cause” means the executive officer’s: (i) willful and intentional material breach of the change in control agreement, (ii) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the executive officer’s duties which has caused material injury (monetary or otherwise) to WhiteWave (iii) material breach of WhiteWave’s Code of Ethics or (iv) conviction of, or plea of nolo contendere to, a felony. “Good reason” means any of the following occurring within thirteen months following a change in control: (A) any material reduction in the amount of the executive officer’s base salary and target bonus or other incentive compensation opportunities or significant reduction in the aggregate value of benefits, in each case unless generally applicable to similarly situated employees of WhiteWave, (B) removal of the executive officer from such executive officer’s position with the ultimate parent of the business of WhiteWave or any other significant reduction in the nature or status of his duties or responsibilities, (C) transfer of the executive officer’s principal place of employment to a location that is more than 50 miles from such principal place of employment immediately prior to the change in control or (D) the failure of the successor company to assume the obligations under the agreement. The agreements contain standard two-year non-compete, non-solicitation and non-disparagement provisions and a requirement to not divulge WhiteWave’s confidential information at any time following the termination of the executive officer’s employment.

Mr. Kelly Haecker

Although Mr. Haecker ceased serving as an executive officer as noted on page 45, he remains an employee of the Company and his change in control agreement remains in effect. In connection with the merger, the Company and Mr. Haecker entered into a letter agreement on August 5, 2016, which amends his change in control agreement. Pursuant to the letter agreement, if a change in control of the Company occurs within twelve (12)

months after the date of the letter agreement, Mr. Haecker will be eligible to receive benefits under his change in control agreement if he resigns from his employment within thirty (30) days after the consummation of the change in control, provided that he remains employed by the Company and continues to provide assistance with transitional matters through the consummation of the change in control.

Quantification of Severance to Executive Officers

The following table summarizes the cash severance payments that each executive officer would be entitled to receive under the arrangements described in this “Payments to Executives upon Termination Following Change in Control” section, assuming that the completion of the merger occurs on August 30, 2016, the latest practicable date prior to the filing of this proxy statement, and that each executive officer experiences a simultaneous qualifying termination of employment. The estimates in the following table are based on compensation levels and benefit plans in effect as of August 30, 2016, which may be subject to change prior to the completion of the merger.

	Cash Severance ($)(1)	Prorated Annual Bonus ($)(2)	Non-Cash Severance Benefits ($)(3)	Total ($)
Executive Officers
Mr. Engles	7,591,800	932,055	104,635	8,628,490
Mr. Haecker	2,581,800	233,014	101,138	2,915,952
Mr. Christenson	2,330,272	209,712	105,826	2,645,810
Mr. McPeak	4,076,156	449,384	101,486	4,627,026
Mr. Deryckere	3,680,543	257,587	—	3,938,130	(4)
Mr. Yost	3,090,538	311,240	100,178	3,501,956
Mr. Fugger	2,193,656	198,062	85,028	2,476,746
Mr. Theodoredis	2,192,423	198,062	103,156	2,493,641
Mr. Zanetich	2,326,800	209,712	91,093	2,627,605

(1)	Represents the amount of cash severance payable to each executive officer, other than Mr. Deryckere, under the terms of his change in control agreement, equal to three times the sum of his annual base salary plus his target bonus for 2016. The amount of cash severance payable to each executive officer, other than Mr. Deryckere, also includes his unvested account balance under WhiteWave’s 401(k) plan, if any, and three times the aggregate matching contributions payable in respect of his contributions to the 401(k) plan for the last completed calendar year. For Mr. Deryckere, the cash severance represents an amount equal to (A) three multiplied by (B) his current salary, bonus and all other compensation and benefits payable to him in the 12 months prior to his termination of employment. Mr. Deryckere’s agreement provides for an additional amount equal to one-half of the compensation that he would have earned over the non-compete period enforced by the Company, with an estimated value of up to $1,226,848, which is not reflected in the above table. Cash severance payments are described in more detail under the section entitled “Executive Officer Severance” beginning on page 45.

(2)	Represents the value of an annual bonus for the year of closing, paid based the greater of target performance and actual performance, prorated through August 30, 2016, the assumed merger date. For the purposes of this table, payment based on target performance is assumed.

(3)	Represents the estimated value of two years continued disability and life insurance and medical coverage, as well as outplacement services, for each of the executive officers, other than Mr. Deryckere. Severance benefits are described in more detail under the section entitled “Executive Officer Severance” beginning on page 45.

(4)	This amount does not include an employer contribution to Mr. Deryckere’s Top Hat pension plan of $82,428, equal to 32% of his prorated annual bonus. Mr. Deryckere will receive this amount when he reaches the age of retirement under Belgian law.

Golden Parachute Excise Tax Mitigation

Under the merger agreement, WhiteWave may, in consultation with Danone, accelerate the payment of incentive compensation to executive officers and accelerate the settlement of Company Stock Awards held by executive officers so that they are paid or settled in 2016 for tax planning purposes with respect to Sections 280G and 4999 of the Code.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, members of the WhiteWave board of directors and executive officers of WhiteWave will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page 63.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation that is based on or otherwise relates to the merger that may become payable or realized by each of the Company’s named executive officers, assuming that the completion of the merger occurs on August 30, 2016, and that each named executive officer experiences a simultaneous qualifying termination of employment.

The Company’s named executive officers for purposes of the table below are (i) Mr. Engles, Chairman of the Board and Chief Executive Officer; (ii) Mr. Haecker, the Company’s former Executive Vice President and Chief Financial Officer who remains employed by the Company in a non-executive capacity; (iii) Mr. McPeak, Executive Vice President and Chief Operating Officer; (iv) Mr. Yost, Executive Vice President and U.S. Group President, Americas Foods and Beverages; and (v) Mr. Deryckere, Executive Vice President and President, Europe Foods & Beverages.

The amounts in the table below do not include amounts that were or would be vested as of August 30, 2016, (including the vested benefits payable pursuant to the terms of the SERP and EDCP), amounts that may be granted following the date of this proxy statement, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all of the salaried employees of the Company. In addition, the amounts indicated below are estimates of amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may not prove correct, including assumptions described in this proxy statement. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name (a)	Cash ($)(1) (b)	Equity ($)(2) (c)	Pension / NQDC ($) (d)	Perquisites / Benefits ($)(3) (e)	Tax Reimbursement ($)(4) (f)	Total ($)(5) (g)
Mr. Engles	8,523,855	24,765,704	—	104,635	—	33,394,194
Mr. Haecker	2,814,814	2,515,788	—	101,138	—	5,431,740
Mr. McPeak	4,525,540	7,844,688	—	101,486	—	12,471,714
Mr. Deryckere	3,938,130	4,356,633	—	—	—	8,294,763
Mr. Yost	3,401,778	6,399,802	—	100,178	—	9,901,758

(1)

Cash. Column (b) represents the value of the cash severance payments payable to each named executive officer, other than Mr. Deryckere, equal to (A) three times the sum of each officer’s annual base salary plus target bonus for the year in which the termination occurs, plus (B) each officer’s unvested account balance under the Company’s 401(k) plan, if any, plus (C) three times the aggregate matching contributions payable in respect of his contributions into the 401(k) plan for the last completed calendar year. Payments to each named executive officer also includes a prorated bonus based on the greater of target performance and actual performance for the portion of the year served prior to the termination. For the purposes of this table, payment based on target performance is assumed and the payment is prorated through August 30, 2016, the assumed merger date. For Mr. Deryckere, the cash severance represents an amount equal to (x) three multiplied by (y) his current salary, bonus and all other compensation and benefits payable to him in the 12 months prior to his termination of employment. Mr. Deryckere’s agreement provides for an additional amount equal to one-half of the compensation that he would have earned over the non-compete period enforced by the Company, with an estimated value of up to $1,226,848, which is not reflected in the above table. Mr. Deryckere is also entitled to an employer contribution to his Top Hat pension plan of $82,428, equal to 32% of his prorated annual bonus, which is not reflected in the above table. Mr. Deryckere will receive this amount when he reaches the age of retirement under Belgian law. The individual components of column (b) are quantified in the table below.

Officer	Cash Severance ($)	Prorated Annual Bonus ($)	Total ($)
Mr. Engles	7,591,800	933,055	8,523,855
Mr. Haecker	2,581,800	233,014	2,814,814
Mr. McPeak	4,076,156	449,384	4,525,540
Mr. Deryckere	3,680,543	257,587	3,938,130
Mr. Yost	3,090,538	311,240	3,401,778

The amounts shown in column (b) include the following value of cash severance payments that each named executive officer would otherwise be entitled to receive upon a qualifying termination, without regard to whether the merger occurs: $5,040,000 for Mr. Engles, $1,700,000 for Mr. Haecker, $2,700,000 for Mr. McPeak, $3,680,543 for Mr. Deryckere and $2,035,000 for Mr. Yost. Except for Mr. Haecker, the severance amounts under this column are all “double trigger” in nature, which means that payment of these amounts is conditioned upon a qualifying termination of employment on or after the completion of the merger. Pursuant to a letter agreement entered into between Mr. Haecker and the Company on August 5, 2016, Mr. Haecker’s severance amounts are “single trigger” in nature because he will be eligible to receive such amounts if he resigns within thirty (30) days after the merger, subject to the terms and conditions therein. Additional information regarding the cash severance, may be found in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Payments to Executives upon Termination Following Change in Control” beginning on page 45.

(2)	Equity. Column (c) represents the aggregate payments to be made in respect of unvested Company Options, Company RSU Awards and Company Performance Share Unit Awards, based on a price per share of $56.25. For the purposes of this table, it is assumed that (i) the Company Performance Share Unit Awards will vest in full based on actual achievement of maximum performance and (ii) the number of outstanding Company Stock Awards is based on the number of outstanding Company Stock Awards held by each director and executive officer as of August 30, 2016, the latest practicable date before the filing of this merger-related disclosure. Depending on when the merger is completed, certain outstanding awards shown in the table above may become vested in accordance with their terms prior to the completion of the merger or, in the case of Company Options, may be exercised by the director or executive officer prior to the completion of the merger. The awards held by Mr. Engles would vest if he elects to retire due to his retirement-eligible status. The amounts in this column are “single trigger” in nature, which means that they will be payable to the named executive officers as of the completion of the merger. Additional information regarding the treatment of such awards may be found in the section entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger — Treatment of Outstanding Equity and Equity-Based Awards” beginning on page 44.

(3)	Perquisites/Benefits. For each named executive officer, other than Mr. Deryckere, column (e) represents the estimated value of two years of continued disability and life insurance and medical coverage, as well as outplacement services. The amounts in this column include the value of benefits and perquisites that each named executive officer would otherwise be entitled to upon a qualifying termination, without regard to whether the merger occurs, except for Mr. Engles, who would receive a greater amount in perquisites/benefits upon a qualifying termination that occurs not in connection with the merger. Except for Mr. Haecker, the amounts in this column are “double trigger” in nature, which means that that payment of these amounts is conditioned upon a qualifying termination of employment on or after the completion of the merger. The amounts in this column in respect of Mr. Haecker are “single trigger” in nature because, pursuant to terms of his letter agreement with the Company dated August 5, 2016, he will receive these benefits upon his resignation following the merger.

Officer	Medical, Life and Disability Coverage ($)	Outplacement Services ($)	Total ($)
Mr. Engles	54,635	50,000	104,635
Mr. Haecker	51,138	50,000	101,138
Mr. McPeak	51,486	50,000	101,486
Mr. Deryckere	—	—	0
Mr. Yost	50,178	50,000	100,178

(4)	Tax Reimbursements. None of the named executive officers is entitled to receive any tax reimbursements.

(5)	Section 280G of the Code. The total amounts do not reflect any reductions to “parachute payments” as defined by Section 280G of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”) that may be economically beneficial to the named executive officers in order to avoid the excise tax imposed on individuals receiving excess parachute payments under Sections 280G and 4999 of the Code. A definitive analysis will depend on the Effective Time, the date of termination (if any) of the named executive officer and certain other assumptions used in the calculation.

Financing

The merger is not conditioned upon receipt of financing by Danone. The acquisition of WhiteWave is expected to be funded by third-party debt financing. Danone and Merger Sub have represented to the Company that they will have sufficient funds at the closing of the merger to pay all cash amounts required to be paid by Danone and Merger Sub under the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger that are relevant to holders of shares of WhiteWave common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the “IRS,” and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the conclusions set forth herein. This discussion is limited to holders who hold their shares of WhiteWave common stock as “capital assets” within the meaning of the Code (generally, property held for investment purposes). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., state, gift or alternative minimum tax or the Medicare net investment income surtax). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise appraisal rights under Delaware law. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:

•	holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and investors therein), insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, certain expatriates or former long-term residents of the United States or holders subject to the alternative minimum tax;

•	holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	holders that received their shares of WhiteWave common stock in a compensatory transaction;

•	U.S. holders who will hold (actually or constructively) an equity interest in the surviving corporation immediately after the merger; or

•	U.S. Holders whose “functional currency” is not the U.S. dollar.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of WhiteWave common stock, the tax treatment of a person treated as a partner in such partnership for U.S. Federal income tax purposes will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of WhiteWave common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

A HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of WhiteWave common stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons as defined in the Code or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The receipt of cash by a U.S. Holder in exchange for shares of WhiteWave common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses. If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of common stock. Additionally, certain non-corporate U.S. Holders may also be subject to a 3.8% Federal surtax on “net investment income” as defined in Section 1411 of the Code, which may include capital gain on shares surrendered pursuant to the merger.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of WhiteWave common stock who or that is not a U.S. Holder or an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•	such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty) and may be offset by certain U.S. source capital losses; or

•	we are or have been a “United States real property holding corporation” as such term is defined in the Code, which we refer to as a “USRPHC,” at any time within the shorter of the five-year period preceding the merger and such Non-U.S. Holder’s holding period with respect to the applicable shares of WhiteWave common stock, which we refer to as the “relevant period,” and, if shares of WhiteWave common stock are regularly traded on an established securities market (within the meaning of the Code), such Non-U.S. Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of shares of WhiteWave common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. We believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the anticipated date of completion of the merger.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the proceeds received by a holder pursuant to the merger. Backup withholding generally will not apply to (i) a U.S. Holder that (A) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on a properly completed IRS Form W-9 (or a substitute or successor form) or (B) otherwise establishes an exemption from backup withholding, or (ii) a Non-U.S. Holder that (A) provides a certification of such holder’s foreign status on a properly completed appropriate series of IRS Form W-8 (or a substitute or successor form) or (B) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Regulatory Clearances

Required Approvals

The merger agreement is subject to the expiration or termination of all applicable waiting periods under the HSR Act, approval under the EU Merger Regulation, and all other clearances or approvals under applicable antitrust laws.

WhiteWave and Danone filed their respective HSR Act notifications on August 1, 2016. As is customary in transactions of this type, the United States Department of Justice (“DOJ”) has commenced an investigation of the merger. On August 17, 2016, Danone notified the DOJ that Danone intends to withdraw voluntarily its HSR Act notification on August 31, 2016 and to refile it on September 2, 2016 to provide the DOJ with additional time for review.

The parties have commenced prefiling consultations with the staff of the European Commission. We understand that Danone expects to make the required notification under the EU Merger Regulation in September.

On August 18, 2016 WhiteWave and Danone submitted a joint request for issuance of an advance ruling certificate from the Canadian Commissioner of Competition, which included a request for a waiver of the parties’ notification requirement.

We are not aware of any other clearances or approvals required under applicable antitrust laws.

Commitments to Obtain Approvals

WhiteWave and Danone have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the merger, including divestitures of assets or businesses in order to avoid or eliminate impediments to the merger under antitrust law, provided that such actions are conditioned on the consummation of the merger. However, under no circumstances is Danone required, or WhiteWave permitted, to take, any actions that would, collectively, reasonably be expected to be material to Danone after giving effect to the merger (assuming Danone and its subsidiaries, taken as a whole, after giving effect to the merger, are the size of WhiteWave prior to giving effect to the merger).

Delisting and Deregistration of WhiteWave common stock

If the merger is completed, WhiteWave common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Litigation Relating to the Merger

On July 12, 2016, Kenneth Bottesi, a purported stockholder of WhiteWave, filed a putative class action lawsuit in the District Court for the City and County of Denver, Colorado, against WhiteWave, its directors, Danone, and Merger Sub, challenging the proposed merger between WhiteWave and Danone (Bottesi v. The WhiteWave Foods Co., et al.). The complaint alleges that the directors of WhiteWave breached their fiduciary duties in connection with the proposed merger by, among other things, agreeing to an allegedly unfair and inadequate price, agreeing to deal protection devices that allegedly preclude other potential bidders from making competing bids for WhiteWave, and allegedly failing to protect against certain purported conflicts of interest in connection with the proposed merger. The complaint further alleges that WhiteWave, Danone, and Merger Sub aided and abetted the directors’ alleged breaches of fiduciary duty. The complaint seeks, among other things, to enjoin the consummation of the proposed merger and attorneys’ and experts’ fees.

As of August 26, 2016, five (5) putative class action lawsuits have been filed in the United States District Court for the District of Colorado, each asserting a claim for violations of Section 14(a) of the Exchange Act and SEC Rule 14a-9 against WhiteWave and its directors and a claim for violations of Section 20(a) of the Exchange

Act against the WhiteWave Board of Directors (Malkoff v. Engles, et al., Vanden Berge v. Engles, et al., McDonald v. The WhiteWave Foods Company, et al., Gilhousen v. Engles, et al. and Louie v. The WhiteWave Foods Company, et al.). One lawsuit also asserts a claim under Section 20(a) against Danone and Merger Sub (Louie v. The WhiteWave Foods Company, et al.). The complaints allege, among other things, that WhiteWave and its board of directors disseminated a materially misleading proxy statement. The complaints seek to enjoin the consummation of the proposed merger and an award of unspecified damages, costs and attorneys’ and experts’ fees.

On August 16, 2016, plaintiffs in the Malkoff, Vanden Berge, McDonald, and Gilhousen actions filed a motion to consolidate the four then-pending actions and to appoint interim lead counsel and liaison counsel. On August 18, 2016, plaintiff in the Malkoff action filed a motion for preliminary injunction seeking to enjoin the stockholder vote on the proposed merger and to compel WhiteWave to make additional disclosures in connection with the proposed merger. On August 23, 2016, the court ordered that the Malkoff, Vanden Berge, McDonald, and Gilhousen actions be consolidated, but held in abeyance plaintiffs’ request to appoint interim lead counsel and liaison counsel.

We believe these lawsuits have no merit.

THE MERGER AGREEMENT

Below is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about WhiteWave or modify or supplement any factual disclosures about WhiteWave in its public reports filed with the SEC. Any material facts in WhiteWave’s public reports previously filed with the SEC that are incorporated by reference into this proxy statement that contradict the factual disclosures about WhiteWave contained in the representations and warranties in the merger agreement shall modify such factual disclosures. In particular, the merger agreement and the related summary are not intended to be disclosures regarding any facts and circumstances relating to WhiteWave. The merger agreement contains representations and warranties by, and covenants of, WhiteWave, Danone and Merger Sub that were made only for purposes of the merger agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in WhiteWave’s public disclosures. Investors are not third-party beneficiaries under the merger agreement.

Additional information about WhiteWave may be found elsewhere in this proxy statement and WhiteWave’s other public filings. See “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, Merger Sub will merge with and into WhiteWave and the separate corporate existence of Merger Sub will cease. WhiteWave will be the surviving corporation in the merger and will continue its corporate existence as an indirect wholly owned subsidiary of Danone. At the effective time of the merger, all of the property, rights, privileges, powers and franchises of WhiteWave and Merger Sub shall vest in the surviving corporation, and all debts, liabilities and duties of WhiteWave and Merger Sub shall become the debts, liabilities and duties of the surviving corporation, all as provided under the DGCL. The certificate of incorporation and bylaws of Merger Sub that are in effect immediately prior to the effective time of the merger will become the certificate of incorporation and bylaws of the surviving corporation until thereafter amended in accordance with its terms and the DGCL, although the certificate of incorporation and bylaws will be amended to reflect the name of the surviving corporation as The WhiteWave Foods Company and, if necessary, be amended to maintain indemnity provisions contained in WhiteWave’s current certificate of incorporation and bylaws.

Subject to applicable law, the directors of Merger Sub immediately prior to the effective time shall be the initial directors of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the effective time shall be the initial officers of the surviving corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

When the Merger Becomes Effective

The closing of the merger will take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., New York City time, the fifth business day (or other date agreed by the parties) after the satisfaction or waiver of the last of the closing conditions set forth in the merger agreement (other than any such conditions that by their nature are to be satisfied by action taken at or immediately prior to the closing, but subject to the satisfaction or waiver of such conditions at the closing), unless another time, date or place is agreed to in writing by WhiteWave and Danone.

On the closing date of the merger, the parties will cause a certificate of merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or on such later date and time as shall be agreed to by the parties and specified in the certificate of merger.

Effect of the Merger on WhiteWave common stock

As of the effective time of the merger, each share of WhiteWave common stock outstanding immediately prior to the effective time of the merger (other than shares owned or held in treasury by WhiteWave or any direct or indirect wholly owned subsidiary of WhiteWave and shares owned by Danone or any direct or indirect wholly owned subsidiary of Danone (including Merger Sub) and other than shares with respect to which the WhiteWave stockholder has properly exercised its appraisal rights) will be cancelled and automatically converted into the right to receive $56.25 in cash, without interest, and subject to any applicable withholding taxes.

As of the effective time of the merger, each share held by Danone, Merger Sub, WhiteWave (including shares held in treasury by WhiteWave) or any of their respective wholly owned subsidiaries immediately prior to the effective time of the merger shall be cancelled without any conversion thereof and no consideration shall be delivered with respect thereto.

As of the effective time of the merger, each share of Merger Sub common stock outstanding immediately prior to the effective time of the merger shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation and shall constitute the only outstanding shares of capital stock of the surviving corporation.

Treatment of Company Equity Awards

The merger agreement provides that, at the effective time of the merger:

•	each Company Option that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for the right to receive an amount in cash equal to (i) the total number of shares of WhiteWave common stock subject to such Company Option multiplied by (ii) the excess, if any, of $56.25 over the exercise price per share of WhiteWave common stock underlying such Company Option, without interest and less applicable withholding taxes;

•	each Company SAR that is outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled in exchange for the right to receive an amount in cash equal to (i) the total number of shares of WhiteWave common stock subject to such Company SAR multiplied by (ii) the excess, if any, of $56.25 over the base price per share of WhiteWave common stock underlying such Company SAR, without interest and less applicable withholding taxes;

•	each Company RSU Award that is outstanding immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive an amount in cash equal to (i) the total number of shares of WhiteWave common stock subject to such Company RSU Award multiplied by (ii) $56.25, without interest and less applicable withholding taxes;

•	each Company Performance Share Unit Award that is outstanding immediately prior to the effective time of the merger will be cancelled in exchange for the right to receive an amount in cash equal to (i) the number of shares of WhiteWave common stock subject to such Company Performance Share Unit Award (calculated as the greater of (A) the target level performance, prorated for the portion of the performance period elapsed through the date of the merger, and (B) actual performance computed by the compensation committee of WhiteWave’s board of directors in accordance with the merger agreement, with no pro-ration) multiplied by (ii) $56.25, without interest and less applicable withholding taxes; and

•	each Company Restricted Share that is outstanding immediately prior to the effective time of the merger will vest and be converted into the right to receive $56.25 in cash, without interest and subject to any applicable withholding taxes.

Prior to the effective time of the merger, Danone will appoint a paying agent reasonably acceptable to the Company. As of the effective time of the merger, Danone will deposit, or will have taken all steps necessary to enable and cause the surviving corporation to deposit, with the paying agent the aggregate merger consideration to be paid in respect of the shares of WhiteWave common stock pursuant to the merger agreement. Promptly after the effective time of the merger, Danone will send, or will cause the paying agent to send, to each record holder of shares of WhiteWave common stock that were converted into the right to receive the merger consideration, a letter of transmittal and instructions for use in such payment.

Promptly upon surrender of a certificate or book-entry share, as applicable, to the paying agent together with the letter of transmittal, duly completed and validly executed, the holder of such certificate or book-entry share will be entitled to receive the merger consideration (less any amount that may be withheld with respect to any applicable withholding taxes) for each share of WhiteWave common stock formerly represented by the certificate or book-entry share. No interest will be paid or accrued on the cash payable upon the surrender or transfer of such certificate.

Representations and Warranties

The merger agreement contains representations and warranties of WhiteWave, Danone and Merger Sub.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company material adverse effect” qualification with respect to WhiteWave or a “Danone material adverse effect” with respect to Danone. For purposes of the merger agreement, a “Company material adverse effect” with respect to WhiteWave means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing (i) that is materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole or (ii) that prevents, materially delays or materially impairs the ability of the Company to consummate the merger or the other transactions contemplated by the merger agreement; provided, however, that, in the case of (i), “Company material adverse effect” shall not be deemed to include the impact of:

•	changes in generally accepted accounting principles;

•	changes in laws affecting companies in the industries in which the Company and its subsidiaries operate;

•	changes global, national or regional political conditions (including the outbreak of war or acts of terrorism);

•	changes in the global securities, credit or other financial markets, or in general economic, business or market conditions affecting companies in the industries in which the Company and its subsidiaries operate;

•	any hurricane, flood, tornado, earthquake or other natural disaster;

•	actions or omissions required of the Company or any of the Company’s subsidiaries by the merger agreement;

•	the announcement of the merger agreement or the merger, including the announcement of the identity of Danone, or any communication by Danone or any of its affiliates regarding plans or proposals, with respect to the Company and its subsidiaries;

•	any breach of the merger agreement by Danone or Merger Sub; or

•	a change in the trading price of the Company’s common stock or the failure, in and of itself, to meet internal or external projections or analysts’ expectations for any future period (provided, that the underlying causes of such change or failure may be taken into account in determining the existence of a “Company material adverse effect”).

However, with respect to the matters described in the first, second, third and fourth bullet points above, such impact will be taken into account to the extent that it is disproportionately adverse to the business, properties, results of operations or financial condition of WhiteWave and its subsidiaries, taken as a whole, as compared to other companies in the industries in which WhiteWave and its subsidiaries operate.

For the purpose of the merger agreement, a “material adverse effect” with respect to Danone, which we refer to as a “Danone material adverse effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which prevents, materially delays or materially impairs the ability of Danone or Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement.

Subject to certain exceptions in the merger agreement, in the disclosure schedules delivered by WhiteWave to Danone in connection with the merger agreement and in WhiteWave’s public filings with the SEC after December 31, 2015, the merger agreement contains representations and warranties of WhiteWave as to, among other things:

•	organization, good standing and qualification to do business;

•	capital stock and indebtedness;

•	corporate authority, consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	reports, forms, documents and financial statements of WhiteWave required by the SEC;

•	establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

•	absence of undisclosed liabilities;

•	compliance with applicable laws and permits;

•	compliance with applicable product labeling requirements and other regulatory requirements, quality control and similar standards and proper manufacture, handling and storage of such products and absence of recalls;

•	absence of investigations, reviews pending or threatened and orders of or before any governmental entity;

•	certain details with respect to litigation against the Company;

•	absence of lawsuits against WhiteWave pertaining to environmental laws and WhiteWave’s compliance with such laws;

•	certain details with respect to WhiteWave’s employee benefit plans, employee relations and labor matters;

•	absence of certain events or changes in the business of WhiteWave, including that there has not been a “Company material adverse effect”;

•	accuracy and completion of the information supplied by WhiteWave for inclusion in this proxy statement;

•	certain details pertaining to WhiteWave’s tax returns, filings and other tax matters;

•	certain details pertaining to WhiteWave’s intellectual property;

•	certain details pertaining to the real estate owned and leased by WhiteWave;

•	insurance;

•	certain details pertaining to WhiteWave’s material contracts;

•	opinion of financial advisor;

•	broker’s and finder’s fees; and

•	certain actions in respect of potentially applicable state anti-takeover statutes or regulations.

Subject to certain exceptions in the merger agreement and the disclosure schedules delivered by Danone to WhiteWave in connection with the merger agreement, the merger agreement also contains representations and warranties of Danone and Merger Sub as to, among other things:

•	organization and good standing;

•	corporate authority, consents and approvals relating to the execution, delivery and performance of the merger agreement;

•	accuracy and completion of the information supplied by Danone for inclusion in this proxy statement;

•	sufficient funds to consummate the transaction;

•	ownership and operations of Merger Sub; and

•	absence of litigation in connection with the merger agreement or the merger.

Conduct of Business Pending the Merger

The merger agreement provides that, during the period commencing on the signing of the merger agreement and ending on the earlier of the termination of the merger agreement in accordance with its terms and the effective time of the merger, except (i) as required by applicable law, (ii) with the prior written consent of Danone or (iii) as set forth in the Company disclosure schedule to the merger agreement, WhiteWave must, and must cause each of its subsidiaries to, conduct its business in the ordinary course in all material respects, and use commercially reasonable efforts to maintain and preserve intact its business organization, keep available the services of key employees and maintain satisfactory relationships with customers, suppliers and distributors with material business relations. Further, the merger agreement also provides that, from the signing date of the merger agreement through the effective time of the merger, except (A) as required by applicable law, (B) as expressly required pursuant to the merger agreement, (C) with the prior written consent of Danone, which consent will not be unreasonably withheld, conditioned or delayed, or (D) as set forth in the Company disclosure schedule to the merger agreement, WhiteWave must, and must cause its subsidiaries, not to (among other prohibitions):

•	amend its organizational documents;

•	split, combine or reclassify capital stock, repurchase capital stock or pay dividends or distributions thereon, subject to limited exceptions;

•	issue capital stock other than in connection with equity awards, enter into a voting agreement or adopt a shareholder rights plan;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	incur indebtedness, subject to limited exceptions;

•	dispose of or encumber intellectual property rights, material properties or assets, subject to limited exceptions or cancel, release or assign any indebtedness owed to it or any claims held by it against any person;

•	acquire any business or material assets, make any material investment in any other person, make any loans or advances to any other person (except for loans to wholly owned subsidiaries) or enter into a new line of business;

•	make non-budgeted capital expenditures in excess of $10 million in the aggregate;

•	enter into a new material contract or materially amend or waive a material right under an existing material contract;

•	with specified exceptions, adopt, amend or terminate an employee benefit plan or agreement other than in the ordinary course, or increase compensation or benefits of any employee, or hire, promote or terminate any employee with an annual salary exceeding $200,000, or accelerate any rights or benefits, or grant equity-based awards;

•	change financial accounting principles, practices or methods other than as required by GAAP;

•	commence or settle litigation, subject to limited exceptions;

•	take certain tax-related actions; and

•	agree to take any of the above actions.

Other Covenants and Agreements

Non-Solicitation; Takeover Proposals

Except as expressly permitted by the merger agreement, WhiteWave has agreed that it shall, and shall cause each of its affiliates and its and their respective officers and directors, and shall use reasonable best efforts to cause its and their other employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives (i) to immediately cease and terminate any ongoing solicitation, encouragement, discussions or negotiations with any person with respect to a Company takeover proposal, and (ii) not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to a Company takeover proposal;

•	participate in any discussions or negotiations regarding, or furnish to any other party any information in connection with or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, a Company takeover proposal, other than (A) in response to an unsolicited inquiry exclusively to refer the inquiring person to the non-solicitation provisions of the merger agreement or (B) upon receipt of a bona fide, unsolicited written Company takeover proposal that did not result from a breach of the non-solicitation provisions of the merger agreement solely to ascertain facts or clarify terms in order that the WhiteWave board of directors has sufficient information to assess whether such Company takeover proposal is a Company superior proposal; or

•	approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company takeover proposal.

Under the merger agreement, a “Company takeover proposal” means any proposal or offer (other than by Danone and its subsidiaries) with respect to, or that would reasonably be expected to lead to (i) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its subsidiaries, (ii) any acquisition of 30% or more of the outstanding WhiteWave common stock (or securities representing 30% or more of the voting power of the Company), (iii) any acquisition of assets or businesses of the Company or its subsidiaries representing 30% or more of the consolidated assets, revenues or net income of the Company, (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of the outstanding WhiteWave common stock (or securities representing 30% or more of the voting power of the Company) or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and WhiteWave common stock (or voting power of securities of the Company other than common stock) involved is 30% or more.

Receipt of Company Takeover Proposal

If (i) prior to the receipt of the Company stockholder approval, WhiteWave receives a bona fide, unsolicited, written Company takeover proposal that did not result from a breach of the non-solicitation provisions of the merger agreement and (ii) the WhiteWave board of directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Company takeover proposal constitutes a Company superior proposal (as described below), then WhiteWave may:

•	furnish, pursuant to a customary confidentiality agreement that contains provisions that are no less favorable to WhiteWave than the confidentiality agreement between WhiteWave and Danone, information with respect to WhiteWave and its subsidiaries to the person who has made such Company takeover proposal; provided, that WhiteWave must concurrently provide to Danone any such information that is non-public; and

•	engage in discussions or negotiations with the person making such Company takeover proposal regarding such Company takeover proposal.

Under the merger agreement, a “Company superior proposal” means a bona fide, unsolicited written Company takeover proposal (i) that if consummated would result in a third party (or the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding WhiteWave common stock or more than 50% of the assets of the Company and its subsidiaries, taken as a whole, (ii) that is not subject to any due diligence or financing closing condition, and to the extent consideration includes cash, includes financing commitments from reputable sources that the WhiteWave board of directors reasonably determines in good faith are reasonably expected to be available and that are sufficient, together with cash on hand and availability under existing credit facilities, to fund such cash consideration, and (iii) that the WhiteWave board of directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, taking into account the timing and likelihood of consummation relative to the transactions contemplated by the merger agreement, and after giving effect to any changes to the merger agreement proposed by Danone in response to such Company takeover proposal and all other financial, legal, regulatory, tax and other aspects of such Company takeover proposal, including all conditions contained therein and the person making such Company takeover proposal, as the WhiteWave board of directors deems relevant, is more favorable to the stockholders of the Company than the merger.

Notice of Company Takeover Proposal

Under the terms of the merger agreement, WhiteWave must (i) promptly (and in any event within 48 hours) advise Danone of receipt by an executive officer or director of WhiteWave of any Company takeover proposal or a request for information relating to WhiteWave or its subsidiaries that constitutes or would reasonably be expected to result in or that contemplates a Company takeover proposal, including the identity of the person making such Company takeover proposal, the material terms and conditions thereof and a copy of the Company takeover proposal (or description thereof if not in writing), and (ii) keep Danone reasonably informed on a reasonably current basis as to the status of the Company takeover proposal including any developments, discussions or negotiations in respect thereof.

The Company Recommendation; Adverse Recommendation Change; Fiduciary Exception

As described above, and subject to the provisions described below, the WhiteWave board of directors has made the recommendation that the WhiteWave stockholders vote “FOR” the proposal to adopt the merger agreement, which recommendation we refer to as the “Company recommendation.” The merger agreement provides that the WhiteWave board of directors will not effect an “adverse recommendation change” (as described below) except as described below.

Under the merger agreement, generally, the WhiteWave board of directors may not: (i) (A) fail to include the Company recommendation in this proxy statement, (B) withdraw or modify or publicly propose to withdraw or modify, in a manner adverse to Danone or Merger Sub, the Company recommendation; or (C) adopt, approve or recommend to the Company stockholders, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to the Company stockholders, a Company takeover proposal (any action described in (i) being referred to as an “adverse recommendation change”) or (ii) authorize, cause or permit the Company or any of its subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any such Company takeover proposal (other than a confidentiality agreement entered into in accordance with the merger agreement).

WhiteWave may, prior to receipt of Company stockholder approval:

•	with respect to a bona fide, unsolicited Company takeover proposal that did not result from a breach of the non-solicitation provisions of the merger agreement, make an adverse recommendation change or terminate the merger agreement in order to enter into a definitive agreement relating to such Company takeover proposal if and only if, prior to taking either such action, (i) the Company has complied with its obligations under the non-solicitation provision of the merger agreement (including the notice obligations to Danone described below) and (ii) the WhiteWave board of directors has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the Company takeover proposal is a Company superior proposal; and

•	make an adverse recommendation change in response to any fact, circumstance, occurrence, event, development, change or condition or combination thereof that was not known to or reasonably expected by the WhiteWave board of directors as of or prior to the date of the merger agreement and unrelated to any Company takeover proposal, which we refer to as a “intervening event recommendation change,” if (i) WhiteWave has complied with its obligations under the non-solicitation provisions of the merger agreement (including the notice obligations to Danone described below) and (ii) the WhiteWave board of directors has previously determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would violate the fiduciary duties of the WhiteWave board of directors.

Prior to making such adverse recommendation change, effecting such termination or making an intervening event recommendation change, (i) WhiteWave must give Danone at least three business days’ prior notice of its intention to do so, the reasons therefor, and certain information related thereto, (ii) if requested by Danone, WhiteWave must negotiate in good faith with Danone to enable Danone to propose revisions to the terms of the merger agreement, and (iii) WhiteWave’s board of directors must consider in good faith any revisions to the terms of the merger agreement proposed by Danone and determine in consultation with its independent financial advisor and outside legal counsel, either that the Company superior proposal continues to constitute a Company superior proposal if the revisions proposed by Danone were to be given effect, or that the failure to make a intervening event recommendation change would violate WhiteWave’s board of directors’ fiduciary duties under applicable law, as the case may be. Further, in the event of any change to the financial terms or other material terms of a Company superior proposal, WhiteWave must give a new notice to Danone consistent with that described in clause (i) above and a new notice period under clause (iii) above will commence, except that the three business day notice period will instead be the longer of two business days and the period remaining under the original notice period immediately prior to the delivery of such additional notice.

Access to Information

Subject to certain exceptions and limitations, WhiteWave must (i) afford Danone and its representatives reasonable access, during normal business hours, to WhiteWave’s and its subsidiaries’ personnel, properties, contracts, commitments, books and records and (ii) make available to Danone such other available information concerning its business, properties and personnel as Danone may reasonably request (other than with respect to any person or information if so doing, in WhiteWave’s reasonable judgment, would violate any law or jeopardize the attorney-client privilege). Any access or investigation must be conducted so as not to interfere unreasonably with the business and operations of WhiteWave or any of its subsidiaries.

No investigation by Danone or its representatives will affect or be deemed to modify or waive the representations and warranties of WhiteWave set forth in the merger agreement.

Indemnification and Insurance

All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger in favor of any present and former director and officer of the Company and any of its subsidiaries, which we refer to as the “Company indemnified parties,” as provided for in the organizational documents of the Company or its significant subsidiaries or any indemnification agreements in existence on the signing date of the merger agreement will survive the merger and may not be amended, repealed or otherwise modified for a period of six years after the effective time of the merger in any manner that would adversely affect the rights thereunder of the Company indemnified parties.

The merger agreement requires the surviving corporation to indemnify the Company indemnified parties pertaining to matters existing or occurring or actions or omissions taken prior to or at the effective time of the merger. The merger agreement also requires the surviving corporation to maintain in effect, for a period of six years following the merger, the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the surviving corporation may substitute therefor policies, including a prepaid “tail” policy, with a substantially comparable insurer of the same coverage and amounts containing substantially similar terms and conditions) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the effective time of the merger; provided, further, that the surviving corporation will not be required to make annual premium payments, or in the case of a prepaid “tail” policy, total premiums, for such insurance to the extent such premiums exceed 300% of the premiums paid as of July 6, 2017 by WhiteWave, which we refer to as the “premium cap.” If premiums for such insurance would at any time exceed the premium cap, then the surviving corporation will maintain insurance policies which, in its good faith determination, provide the maximum coverage available at premiums equal to the premium cap. Notwithstanding the foregoing, WhiteWave shall have the right following reasonable consultation with Danone to procure a prepaid “tail” policy conforming to the requirements of the preceding sentence; provided, however, that the amount paid for such prepaid policies shall not exceed the premium cap without Danone’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Efforts to Complete the Merger; Regulatory Approvals

The merger agreement provides that WhiteWave, Danone and Merger Sub will each use their respective reasonable best efforts to:

•	promptly submit all notifications to and obtain all authorizations, consents, orders and approvals of all governmental entities that may be or become necessary for execution and delivery of, and the performance of obligations pursuant to the merger agreement;

•	cooperate fully seeking to obtain all such authorizations, consents, orders and approvals; and

•	provide other information such governmental entity may reasonably request in connection with the merger agreement.

Under the merger agreement, each party is required to (i) promptly, and in no event later than August 1, 2016, make its respective filing pursuant to the HSR Act and (ii) as promptly as practicable, make its respective filings and notifications, if any, under any other applicable antitrust, competition, foreign investment or trade regulation law, and, in each case, to supply to the appropriate governmental entities as promptly as practicable any additional information and documentary materials as may be requested.

Danone and WhiteWave have agreed to take all steps necessary to avoid or eliminate any impediment under any antitrust, competition, foreign investment or trade law regulation that may be asserted by any antitrust or competition governmental entity, so as to enable the parties to close the merger as promptly as practicable, including:

•	proposing, negotiating, committing to and effecting, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired pursuant to the merger agreement, and

•	entering into such other arrangements as are necessary or advisable to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, that would restrain, delay or prevent the merger.

However, nothing shall obligate Danone or its affiliates, or permit WhiteWave or its affiliates, to offer, propose, take, negotiate, commit to, effect or agree to take (or refrain or cause to refrain from taking) any actions described above, if such action, individually or in the aggregate with all other such actions taken together, would reasonably be expected to be material to Danone and its subsidiaries, taken as a whole, after giving effect to the merger (assuming Danone and its subsidiaries, taken as a whole, after giving effect to the merger, are the size of WhiteWave and its subsidiaries, taken as a whole, prior to giving effect to the merger), and no party shall be required to commit to or effect any action that is not conditioned upon consummation of the merger.

Employee Matters

For the one-year period following the effective time of the merger, Danone will provide to each employee of WhiteWave or its subsidiaries who continues to be employed by Danone or the surviving corporation following the effective time of the merger (referred to in this proxy statement as a “Company employee”), for so long as the Company employee remains employed by Danone or the surviving corporation, (i) a salary or base wage rate no less than that provided to the Company employee before the effective time of the merger, (ii) through the end of the Company’s 2017 fiscal year, target annual cash incentives that are no less favorable than those provided to the Company employee before the closing of the merger, (iii) long term incentives that are comparable to the long term incentives provided to similarly situated employees of Danone and (iv) aggregate employee benefits (excluding equity, defined benefit retirement benefits and retiree welfare benefits) that are substantially comparable in the aggregate to those provided to similarly situated employees of Danone.

Following the closing date, Danone will cause any employee benefit plans sponsored or maintained by Danone or the surviving corporation or their subsidiaries in which the Company employees are eligible to participate following the closing date (referred to in this proxy statement as post-closing plans) to recognize the service of each Company employee with the Company prior to the closing date of the merger for purposes of eligibility, vesting and benefit accrual under such post-closing plans, in each case, to the same extent such service was recognized immediately prior to the effective time of the merger under a comparable Company benefit plan in which such Company employee was eligible to participate immediately prior to the effective time of the merger; provided, that such recognition of service will not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Company employee with respect to the same period of service, (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Danone and its subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any post-closing plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company employee is first eligible to participate, Danone will use commercially reasonable efforts to (1) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company employee to the extent such limitation would have been waived or satisfied under the Company benefit plan in which such Company employee participated immediately prior to the effective time of the merger, and (2) credit each Company employee for an amount equal to any medical, dental or vision expenses incurred by such Company employee in the plan year in which such Company employee is first eligible to participate in such post-closing plan, for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such post-closing plan to the extent such expenses would have been credited under the Company benefit plan in which such Company employee participated immediately prior to the effective time of the merger. Such credited expenses will also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

The merger agreement provides that annual bonuses will be calculated as follows. For annual bonuses in respect of calendar year 2016, if the closing occurs prior to December 31, 2016, Danone or the surviving corporation will pay each bonus-eligible Company employee his or her annual bonus at the greater of target or actual performance, which bonus will be paid at the time bonuses are normally paid in accordance with WhiteWave’s past practice. If closing occurs after December 31, 2016, either WhiteWave, Danone or the surviving corporation will pay the bonuses in respect of calendar year 2016 at the time bonuses are normally paid in accordance with WhiteWave’s past practice, based on actual performance. If closing occurs after the end of the first quarter of 2017, Danone or the surviving corporation will pay the bonuses in respect of 2017 at the greater of target or actual performance, which bonus will be paid at the time bonuses are normally paid in accordance with WhiteWave’s past practice. For these purposes, actual performance will be calculated in accordance with WhiteWave’s past practice. Bonuses in respect of the year in which the closing occurs may be equitably adjusted by the compensation committee of WhiteWave’s board of directors prior to the closing to account for any significant transaction expenses or integration costs, subject to an aggregate cap of $60 million for all such adjustments; provided that WhiteWave will consult in good faith with Danone reasonably in advance of making any such adjustments and WhiteWave will consider Danone’s input in good faith prior to making such adjustments.

Each long-term cash award granted by the Company that is outstanding as of immediately prior to the effective time of the merger, will vest in full as of the effective time and will be cancelled in exchange for the right to receive a cash payment, without interest and less applicable withholding taxes, in the amount set forth in the applicable notice of grant and award agreement.

Danone or the surviving corporation will provide severance payments and benefits to each Company employee whose employment is terminated, on or before the first anniversary of the closing of the merger, under circumstances that would otherwise give rise to rights to severance payments and benefits under the applicable Company benefit plans and that are no less favorable in the aggregate than those that would have been paid or provided pursuant to such plans.

Company Special Meeting

WhiteWave has agreed to duly give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement as promptly as practicable following resolution of any SEC comments with respect to the preliminary proxy statement (which under the merger agreement was required to be filed no later than August 1, 2016).

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement, covenants relating to regulatory filings and approvals (which are described under the section entitled “The Merger (Proposal 1) — Regulatory Clearances”), reporting requirements under Section

16 of the Exchange Act, financing cooperation, the treatment of certain Company indebtedness, coordination with respect to litigation relating to the merger, and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

The obligation of each party to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the adoption of the merger agreement by the affirmative vote of the holders of a majority of the issued and outstanding shares of WhiteWave common stock;

•	no order by any court or other tribunal of competent jurisdiction shall have been entered and continue in effect, and no law shall have been adopted or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal consummation of the merger;

•	no suit, action or proceeding shall have been brought by any governmental entity, and remain pending, that seeks an order that would prohibit, enjoy or make illegal the consummation of the merger; and

•	all waiting periods applicable to the merger under the HSR Act shall have expired or been terminated, approval of the merger by the European Commission shall have been granted pursuant to the EU Merger Regulation, and all other clearances or approvals under applicable antitrust laws shall have been obtained.

The obligations of Danone and Merger Sub to consummate the merger are also subject to the satisfaction or waiver by Danone of the following conditions:

•	the representations and warranties of WhiteWave:

•	regarding compliance with anti-corruption laws, being be true and correct at and as of July 6, 2016 and at and as of the closing date as though made at and as of the closing date (except that representations and warranties made as of a particular date or period need be true and correct only as of such date or period), other than for failures to be so true and correct that would not, individually or in the aggregate, be or reasonably be expected to be material to the Company and its subsidiaries, taken as a whole;

•	regarding due incorporation and good standing, WhiteWave’s organizational documents, capital stock and indebtedness, corporate authority relative to the merger agreement, no conflict with organizational documents of WhiteWave and its subsidiaries, and state takeover statutes, being true and correct at and as of July 6, 2016 and at and as of the closing date as though made at and as of the closing date (except that representations and warranties made as of a particular date or period need be true and correct only as of such date or period), except for any de minimis inaccuracies;

•	regarding the absence of a “Company material adverse effect”, being true and correct at and as of July 6, 2016;

•	other than the representations and warranties described in the three bullets above, being true and correct at and as of July 6, 2016 and at and as of the closing date as though made at and as of the closing date (except that representations and warranties made as of a particular date or period need be true and correct only as of such date or period), other than for failures to be so true and correct (without regard to materiality, “Company material adverse effect” and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a “Company material adverse effect.”

•	WhiteWave having performed or complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it at or prior to the closing date;

•	No “Company material adverse effect” having arisen or occurred following July 6, 2016; and

•	Danone’s receipt of a certificate of WhiteWave signed by its chief executive officer or another senior officer, confirming the satisfaction of the foregoing three conditions.

The obligation of WhiteWave to consummate the merger is also subject to the satisfaction or waiver by WhiteWave of the following conditions:

•	The representations and warranties of Danone and Merger Sub:

•	regarding due incorporation and good standing, corporate authority relative to the merger agreement, regulatory approvals, no conflict with organizational documents of Danone and Merger Sub, being true and correct at and as of July 6, 2016 and at and as of the closing date as though made at and as of the closing date (except that representations and warranties made as of a particular date or period need be true and correct only as of such date or period), except for any de minimis inaccuracies;

•	other than the representations and warranties described in the bullet above, being true and correct at and as of July 6, 2016 and at and as of the closing date as though made at and as of the closing date (except that representations and warranties made as of a particular date or period need be true and correct only as of such date or period), other than for failures to be so true and correct (without regard to materiality, “Danone material adverse effect” and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a “Danone material adverse effect.”

•	Danone and Merger Sub having performed or complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them at or prior to the closing date; and

•	WhiteWave’s receipt of a certificate of Danone signed by its chief executive officer or another senior officer, confirming the satisfaction of the foregoing two conditions.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written agreement of WhiteWave and Danone;

•	by either WhiteWave or Danone:

•	If the effective time of the merger shall not have occurred on or prior to January 6, 2017. However, if as of January 6, 2017, the condition relating to antitrust and regulatory approvals (or the condition relating to the absence of an injunction or any suit, action or proceeding seeking an injunction, as it relates to any antitrust law) has not been satisfied or waived but all other conditions to the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger), this date may be extended by either party for 90 days, provided that such date may not be so extended more than twice (we refer to the date after which the merger agreement may be terminated pursuant to this sentence or the previous sentence as the “long stop date”). Additionally, the right to terminate the merger agreement on or after the long stop date will not be available to any party whose action or failure to fulfill any obligation under the merger agreement proximately caused or resulted in the effective time of the merger not occurring prior to the long stop date;

•

If an order by any court or other tribunal of competent jurisdiction has been entered and continues to be in effect, or a law has been adopted or be effective, and in each case has become final and nonappealable. However, the right to terminate the merger agreement pursuant to the previous sentence will not be available to any party if such order, or such order’s becoming final and nonappealable, was proximately caused by, or the result of, the material breach by such party of any covenant or other agreement of such party set forth in the merger agreement;

•	The Company stockholder approval shall not have been obtained at the Company special meeting or at any adjournment or postponement thereof; or

•	by WhiteWave:

•	If Danone or Merger Sub has breached any representation, warranty, covenant or other agreement contained in the merger agreement, which breach (i) would result in the failure of a closing condition to be satisfied; and (ii) is not curable or is not cured before the earlier of (A) the long stop date and (B) 30 calendar days following WhiteWave’s written notice to Danone. However, WhiteWave will not have the right to terminate the merger agreement pursuant to the previous sentence if WhiteWave is in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	Prior to the receipt of the Company stockholder approval, in compliance with specified non-solicitation provisions of the merger agreement, in order to accept a Company superior proposal, subject to the prior or concurrent payment of the termination fee to Danone; or

•	by Danone:

•	If WhiteWave has breached any representation, warranty, covenant or other agreement contained in the merger agreement (other than an intentional and material breach of the non-solicitation provisions of the merger agreement), which breach (i) would result in the failure of a closing condition to be satisfied; and (ii) is not curable or is not cured before the earlier of (A) the long stop date, and (B) 30 calendar days following Danone’s written notice to WhiteWave. However, Danone will not have the right to terminate the merger agreement pursuant to the previous sentence if Danone is in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement;

•	(i) at any time following failure by WhiteWave to include the Company recommendation in this proxy statement; (ii) at any time following an adverse recommendation change; or (iii) if WhiteWave is in intentional and material breach of the non-solicitation provisions of the merger agreement. However, Danone’s right to terminate the merger agreement in the case of clauses (i) and (ii) of the previous sentence will expire upon the earlier of (A) the Company stockholder approval having been obtained and (B) 5:00 P.M. (New York City time) on the 30th calendar day following the date of such adverse recommendation change, and in the case of clause (iii) of the previous sentence, upon the Company stockholder approval having been obtained.

Termination Fees

If the merger agreement is terminated in specified circumstances, WhiteWave will be required to pay Danone a termination fee of $310 million, which we refer to as the “termination fee.”

Danone would be entitled to receive the termination fee (less, in the case of the first bullet below, any expense reimbursement as described in “— Expense Reimbursement” below actually paid) from WhiteWave if the merger agreement is terminated:

•

(i) (A) by either Danone or WhiteWave because (1) the merger closing has not occurred by the long stop date or (2) the Company stockholder approval has not been obtained at the Company special meeting or (B) by Danone because WhiteWave has breached any representation, warranty, covenant or other agreement in the merger agreement, and (ii) any person has made or publicly disclosed (since the date of the merger agreement) a Company takeover proposal which is not publicly withdrawn as of the date of termination or the Company special meeting, as applicable, and (iii) at any time on or prior to the first anniversary of such termination, WhiteWave or any of its subsidiaries enters into a definitive agreement with respect to, or consummates, any transaction that constitutes a Company takeover proposal (provided that references in the definition of a “Company takeover proposal” to 30% are deemed to be 50%);

•	by Danone, because WhiteWave has failed to include the Company recommendation in the proxy statement, has made an adverse recommendation change or is in intentional and material breach of the non-solicitation provisions of the merger agreement giving rise to Danone’s right to terminate the merger agreement; or

•	by WhiteWave, prior to the receipt of Company stockholder approval, in compliance with certain non-solicitation provisions of the merger agreement in order to enter into definitive agreement with respect to a Company superior proposal.

Expense Reimbursement

If Danone or WhiteWave terminates the merger agreement because the Company stockholder approval has not been obtained at the Company special meeting, WhiteWave will be required to reimburse Danone $40 million for the fees and expenses incurred by or on behalf of Danone or Merger Sub in connection with the merger, which is creditable against any termination fee payable by WhiteWave.

Amendment; Waivers

At any time prior to the effective time of the merger, any provision of the merger agreement may be amended or waived only if such amendment or waiver is in writing and signed, and in the case of an amendment, by WhiteWave, Danone and Merger Sub; provided, that certain sections of the merger agreement pertaining to debt financing, governing law, waiver of jury trial and third-party beneficiaries may not be amended or waived in a manner adverse to the debt financing sources without the prior written consent of the debt financing sources that are party to a commitment letter with Danone (such consent not to be unreasonably withheld, conditioned or delayed).

At any time prior to the effective time of the merger, either WhiteWave, on the one hand, or Danone and Merger Sub on the other hand, may, to the extent not prohibited by applicable law and except as otherwise set forth in the merger agreement:

•	extend the time for performance of any of the obligations or other acts of Danone or Merger Sub (in the case of an extension by WhiteWave) or of WhiteWave (in the case of an extension by Danone and Merger Sub);

•	waive any inaccuracies in the representations and warranties made to such party; and

•	waive compliance with any of the agreements or conditions for such party’s benefit.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is consummated, all expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring or required to incur such expenses.

Jurisdiction

WhiteWave, Danone and Merger Sub have agreed that any proceeding in respect of any claim arising out of or related to the merger agreement and the rights and obligations arising in connection therewith, or for recognition and enforcement of any judgment in respect of the merger agreement and the rights and obligations arising thereunder, shall be brought in the courts in the State of Delaware in accordance with the terms of the merger agreement.

Each of the parties to the merger agreement agrees that it will not bring or support any action or claim against the debt financing sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, affiliates, employees or advisors, in each case, that are not parties to the merger agreement, in any way relating to the merger agreement or the merger, including any dispute arising out of or relating in any way to the debt finance or the performance thereof, in any forum other than the Commercial Court of Paris (Tribunal de Commerce de Paris).

Specific Performance

In addition to any other remedy that may be available to any of the parties, including monetary damages, each of WhiteWave, Danone and Merger Sub is entitled to seek an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement.

Governing Law

The merger agreement is governed by Delaware law.

ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION (PROPOSAL 2)

The Non-Binding Advisory Proposal

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our stockholders with the opportunity to vote to approve, on an non-binding advisory basis, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the section of this proxy statement entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 48 and “— Golden Parachute Compensation” beginning on page 48 of this proxy statement. In general, the various plans and arrangements pursuant to which these compensation payments may be made formed part of the Company’s overall compensation program for its named executive officers, and have previously been disclosed to our stockholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. The compensation committee of the WhiteWave board of directors, which is composed solely of independent directors, believes such compensatory arrangements to be reasonable.

The WhiteWave board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement. The WhiteWave board of directors unanimously recommends that you vote “FOR” the following resolution:

“RESOLVED, that the stockholders of WhiteWave approve, on a nonbinding advisory basis, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” in WhiteWave’s proxy statement for the special meeting.”

Company stockholders should note that this proposal is not a condition to completion of the merger and, as an advisory vote, the result will not be binding on the Company or the WhiteWave board of directors. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be entitled to receive the compensation that is based on or otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.

The WhiteWave board of directors unanimously recommends that you vote “FOR” the proposal to approve, by a non-binding advisory vote, specified compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

Company stockholders may be asked to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The Company does not intend to call a vote on this proposal if Proposal No. 1 is approved by the requisite number of WhiteWave common stock at the special meeting.

The WhiteWave board of directors unanimously recommends that stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or time if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

MARKET PRICES AND DIVIDEND DATA

WhiteWave common stock is traded on the NYSE under the symbol “WWAV.”

As of the close of business on the record date for the special meeting, there were 177,224,934 shares of WhiteWave common stock outstanding and entitled to vote, held by approximately 3,072 holders of record of WhiteWave common stock. The following table sets forth during the periods indicated the high and low sales prices of WhiteWave common stock as reported on the NYSE, and the cash dividends declared per share for the periods indicated:

	Market Price
Quarter	High	Low
Q1 2014	$30.46	$21.92
Q2 2014	$33.15	$25.82
Q3 2014	$38.12	$29.42
Q4 2014	$38.64	$32.05
Q1 2015	$45.51	$32.37
Q2 2015	$50.52	$42.85
Q3 2015	$52.53	$35.18
Q4 2015	$44.05	$36.23
Q1 2016	$41.68	$31.40
Q2 2016	$47.45	$38.34
Q3 2016(1)	$56.82	$46.30

(1)	Provided through August 29, 2016

Under our current dividend policy, we have never declared or paid any cash dividends on WhiteWave common stock and have retained all of our earnings, if any, for the foreseeable future to finance the operation and expansion of our business and for general corporate purposes. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, we may not declare or pay any dividends on WhiteWave common stock without Danone’s written consent.

The closing sale price of WhiteWave common stock on July 6, 2016, which was the last trading day prior to announcement of the merger agreement, was $47.43 per share. On August 29, 2016 the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for WhiteWave common stock was $55.48 per share. You are encouraged to obtain current market quotations for WhiteWave common stock in connection with voting your shares of WhiteWave common stock.

Following the merger, there will be no further market for WhiteWave common stock and we anticipate that our stock will be delisted from the NYSE and deregistered under the Exchange Act. As a result, following the merger and such deregistration, we would no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of WhiteWave common stock as of August 25, 2016 (except as otherwise noted below) for (i) each named executive officer of WhiteWave, (ii) each director of WhiteWave and (iii) all such executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o WhiteWave, 1225 Seventeenth Street, Suite 1000, Denver, Colorado 80202. We have determined beneficial ownership in accordance with the rules of the SEC, which provide that beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after August 25, 2016, through the exercise of any stock option or any other right. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of WhiteWave common stock that they beneficially own. We have based our calculation of the percentage of beneficial ownership on 177,224,934 shares of WhiteWave common stock outstanding, which is all of the outstanding shares of WhiteWave common stock as of August 25, 2016.

Name of beneficial owner	Number of shares of common stock beneficially owned(1)		Options Currently Exercisable or Exercisable within 60 days(2)	Percentage of shares of common stock beneficially owned
Gregg L. Engles	2,550,960	(3)	5,218,589	4.4%
Gregory S. Christenson	9,738		42,270	*
Bernard P.J. Deryckere	24,597	(4)	47,917	*
Edward F. Fugger	92,788		211,050	*
Kelly J. Haecker(5)	233,248		11,449	*
Blaine E. McPeak	153,738		798,643	*
Roger E. Theodoredis	73,465	(6)	264,716	*
Kevin C. Yost	52,971		0	*
Thomas N. Zanetich	182,447	(7)	69,287	*
Michelle P. Goolsby	26,975		79,344	*
Stephen L. Green	192,993	(8)	115,112	*
Joseph S. Hardin, Jr.	220,165	(9)	132,813	*
Anthony J. Magro(10)	0		0	*
W. Anthony Vernon(10)	4,156		0	*
Doreen A. Wright	35,105		35,354	*
All directors and executive officers as a group (15 persons)	3,853,346		7,026,544	6.1%

(1)	Includes (i) all Company RSU Awards held by each of Messrs. Engles, Theodoredis and Zanetich because all such awards would vest if such individuals elect to retire, and (ii) Company RSU Awards that have vested for each of Messrs. Green and Hardin, but which Messrs. Green and Hardin have deferred receipt until he is no longer a member of the WhiteWave board of directors.

(2)	Includes all Company Options held by each of Messrs. Engles, Theodoredis and Zanetich because all such awards would vest if such individual elects to retire.

(3)	Includes (a) 278,660 shares of common stock held by a family limited partnership with respect to which Mr. Engles, as the sole owner and manager of the general partner of the limited partnership, has the right to make voting and investment decisions (the “Limited Partnership”), and (b) 117,527 shares of common stock subject to unvested restricted stock units. All restricted stock units immediately vest if an employee retires after reaching age 55 and after completing 10 years of service. Pursuant to this provision, all of the equity awards held by Mr. Engles would vest and become exercisable if he elects to retire. Mr. Engles disclaims beneficial ownership of all shares held by the Limited Partnership.

(4)	Mr. Deryckere is a Belgian resident and, prior to 2014, he was granted cash-settled equity awards, rather than stock-settled equity awards under the annual long-term incentive program.

(5)	Kelly J. Haecker stepped down as Executive Vice President, Chief Financial Officer on March 31, 2016 and is currently employed by the Company on a non-executive basis. Gregory S. Christenson succeeded Mr. Haecker effective April 1, 2016.

(6)	Includes 12,680 shares of common stock subject to unvested restricted stock units. All restricted stock units immediately vest if an employee retires after reaching age 55 and after completing 10 years of service. Pursuant to this provision, all of the equity awards held by Mr. Theodoredis would vest and become exercisable if he elects to retire.

(7)	Includes 12,680 shares of common stock subject to unvested restricted stock units. All restricted stock units immediately vest if an employee retires after reaching age 55 and after completing 10 years of service. Pursuant to this provision, all of the equity awards held by Mr. Zanetich would vest and become exercisable if he elects to retire.

(8)	Includes 123,726 shares of common stock held by an irrevocable descendants’ trust, of which Mr. Green’s children are the beneficiaries. Mr. Green disclaims beneficial ownership of all shares held by the trust except to the extent of his pecuniary interest in the trust, if any.

(9)	Includes 3,452 shares of common stock held by a family trust, of which Mr. Hardin’s sister is the beneficiary. Mr. Hardin is the trustee and disclaims beneficial ownership of all shares held by the trust except to the extent of his pecuniary interest in the trust, if any.

(10)	Messrs. Magro and Vernon joined WhiteWave’s Board of Directors in January 2016.

The following table sets forth information regarding each person who we believe, based on such person’s SEC filings, beneficially owned more than 5% of WhiteWave’s outstanding common stock as of August 25, 2016.

Name of beneficial owner	Number of shares of common stock beneficially owned	Percentage of shares of common stock beneficially owned
BlackRock, Inc. (1) 55 East 52nd Street New York, NY 10022	13,154,230	7.5%

The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	12,438,275	7.05%

(1)	Based solely on a review of a Schedule 13G/A filed with the SEC on January 27, 2016, as of December 31, 2015, Blackrock, Inc. beneficially owned 13,154,230 shares of our common stock and has sole dispositive power with respect to all of such shares and sole voting power with respect to 12,111,138 of such shares.

(2)	Based solely on a review of a Schedule 13G/A filed with the SEC on February 11, 2016, as of December 31, 2015, The Vanguard Group beneficially owned 12,438,275 shares of our common stock, of which it has sole voting power with respect to 163,219 shares, shared voting power with respect to 18,500 shares, sole dispositive power with respect to 12,243,756 shares and shared dispositive power with respect to 194,519 shares.

APPRAISAL RIGHTS

If the merger agreement is adopted by Company stockholders, stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly exercise and perfect their demand for appraisal of their shares in accordance with Section 262 of the DGCL, which we refer to as Section 262, will be entitled to appraisal rights in connection with the merger.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached as Annex C to this proxy statement. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of WhiteWave common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of WhiteWave common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of WhiteWave common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee.

Under Section 262, holders of shares of WhiteWave common stock who do not vote in favor of the proposal to adopt the merger agreement, who continuously are the record holders of such shares through the effective time of the merger, and who otherwise follow the procedures set forth in Section 262 will be entitled to the appraisal by the Delaware Court of Chancery of the fair value of their shares of WhiteWave common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value of the shares from the effective date of the merger, as determined by the court.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes WhiteWave’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached as Annex C to this proxy statement. In connection with the merger, any holder of WhiteWave common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of WhiteWave common stock, WhiteWave believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of WhiteWave common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to WhiteWave a written demand for appraisal before the vote on the proposal to adopt the merger agreement at the special meeting;

•	the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•	the stockholder or the surviving corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand

Any holder of shares of WhiteWave common stock wishing to exercise appraisal rights must deliver to WhiteWave, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not submit a blank proxy or vote in favor of the proposal to adopt the merger agreement. A holder of shares of WhiteWave common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement, abstain from voting on the proposal to adopt the merger agreement or not vote its shares. Neither voting against the proposal to adopt the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. A proxy or vote against the proposal to adopt the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting of the Company’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of WhiteWave common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of WhiteWave common stock should be executed by or on behalf of the holder of record, and must reasonably inform WhiteWave of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to WhiteWave, 1225 Seventeenth Street, Suite 1000, Denver, CO 80202, Attention: Corporate Secretary.

Any holder of WhiteWave common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to WhiteWave a written withdrawal of the demand for appraisal within 60 days after the effective date of the merger. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the merger is completed, within ten days after the effective time of the merger, the surviving corporation will notify each holder of WhiteWave common stock who has complied with Section 262, and who has not voted in favor of the proposal to adopt the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of WhiteWave common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of shares of WhiteWave common stock. Accordingly, any holders of WhiteWave common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of WhiteWave common stock within the time and in the manner prescribed in Section 262. The failure of a holder of WhiteWave common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the merger, any holder of WhiteWave common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which WhiteWave has received demands for appraisal and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of WhiteWave common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

Determination of Fair Value

After determining the holders of WhiteWave common stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of the shares of WhiteWave common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although WhiteWave believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither WhiteWave nor Danone anticipates offering more than the per share merger consideration to any stockholder of WhiteWave exercising appraisal rights, and each of WhiteWave and Danone reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the fair value of a share of WhiteWave common stock is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of WhiteWave common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of WhiteWave common stock will be deemed to have been converted at the effective time of the merger into the right to receive the per share merger consideration applicable to the shares, less applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time of the merger, no stockholder who has demanded appraisal rights will be entitled to vote WhiteWave common stock for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of WhiteWave common stock, if any, payable to stockholders of WhiteWave of record as of a time prior to the effective time of the merger; provided, however, that if no petition for an appraisal is filed, or if the stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time of the merger or thereafter with the written approval of the surviving corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of WhiteWave without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of WhiteWave wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, WhiteWave will have no public stockholders and there will be no public participation in any of our future stockholder meetings. WhiteWave intends to hold its 2017 annual meeting of stockholders only if the merger is not completed by that time. If the merger is not completed, the Company’s stockholders will continue to be entitled to attend and participate in our stockholder meetings. Company stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2017 annual meeting, stockholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by the Corporate Secretary of WhiteWave no later than the close of business on November 30, 2016, assuming we do not change the date of the 2017 annual meeting by more than 30 days from the date of the 2016 annual meeting, which was held on May 12, 2016. Nothing in this paragraph shall be deemed to require WhiteWave to include in its proxy statement and proxy relating to the 2017 annual meeting any stockholder proposal that may be omitted from the proxy materials of WhiteWave under applicable regulations of the Exchange Act in effect at the time such proposal is received.

The Company’s Amended and Restated By-Laws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in our proxy materials, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before the 2017 annual meeting of stockholders, a notice of the nomination or the matter the stockholder wishes to present at the meeting must be delivered to: Corporate Secretary, WhiteWave, 1225 Seventeenth Street, Suite 1000, Denver, Colorado 80202, not less than 90 or more than 120 days prior to the anniversary date of last year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company’s Amended and Restated By-Laws (and not pursuant to Exchange Act Rule 14a-8) is due no earlier than January 12, 2017, and no later than February 11, 2017. However, in the event that the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary date of the previous year’s annual meeting, notice by the stockholder in order to be timely must be so received no earlier than the one-hundred and twentieth (120th) day prior to such annual meeting but not later than the close of business on the later of (i) the ninetieth (90th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which notice of the date of the 2017 annual meeting is mailed or we provide public disclosure of the date of the annual meeting is made, whichever first occurs. All director nominations and stockholder proposals must comply with the requirements of the Company’s Amended and Restated By-Laws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.

The chairman of the stockholders meeting may refuse to allow the transaction of any business not presented beforehand or to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.

The Company’s filings referred to above are also available on our internet website, www.whitewave.com, under “Investor Relations”, without charge. Information contained in our internet website does not constitute a part of this proxy statement. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the following address and phone number: 1225 Seventeenth Street, Suite 1000, Denver, Colorado 80202, Attention: Corporate Secretary, telephone (303) 635-4500. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of WhiteWave common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit) to WhiteWave, 1225 Seventeenth Street, Suite 1000, Denver, Colorado 80202, Attention: Investor Relations, telephone (303) 635-4747.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

•	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2015, filed February 29, 2016;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed May 10, 2016 and for the quarter ended June 30, 2016, filed August 9, 2016;

•	Definitive Proxy Statement for the Company’s 2016 Annual Meeting, filed March 30, 2016; and

•	Current Reports on Form 8-K, filed January 15, 2016, May 17, 2016, July 7, 2016 and August 15, 2016.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 30, 2016. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

THE WHITEWAVE FOODS COMPANY,

DANONE S.A.,

and

JULY MERGER SUB INC.

Dated as of July 6, 2016

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 6, 2016, is by and among THE WHITEWAVE FOODS COMPANY, a Delaware corporation (the “Company”), DANONE S.A., a société anonyme organized under the laws of France (“Parent”) and JULY MERGER SUB INC., a Delaware corporation and direct or indirect wholly owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions contained herein, the Parties wish to effect a business combination through the merger of Merger Sub with and into the Company, with the Company being the surviving corporation;

WHEREAS, in connection with the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” or “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration upon the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (a) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (c) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein and (d) resolved to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, the board of directors of Parent (the “Parent Board of Directors”) has unanimously approved the Merger and authorized the execution and delivery by Parent of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein;

WHEREAS, the board of directors of Merger Sub has unanimously approved this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, and determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its sole stockholder; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Specified Definitions. As used in this Agreement:

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable (other than in any immaterial and non-substantive respect) to the Company than those that are contained in the Confidentiality Agreement (including standstill restrictions, except that such agreement need not contain any restriction that would prohibit the counterparty from making a Company Takeover Proposal to the Company Board of Directors or acquiring the Company pursuant to such Company Takeover Proposal as contemplated by this Agreement).

“Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Laws” means any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act and the EU Merger Regulation.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York or Paris, France or Governmental Entities in the State of Delaware are authorized or required by Law to close.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” means each employee benefit plan, program, policy, agreement or arrangement, including pension, retirement, supplemental retirement, profit-sharing, deferred compensation, stock option, change in control, retention, employment, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other compensatory or employee benefit plan or fringe benefit plan, including any “employee benefit plan” as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained by the Company or any Subsidiary, or to which the Company or any Subsidiary contributes or is obligated to contribute or might otherwise have or reasonably be expected to have any Liability; provided, that in no event shall a Company Benefit Plan include any Multiemployer Plan or any arrangement operated by a Governmental Entity to which the Company or any Subsidiary is required to contribute under applicable Law.

“Company Intellectual Property” means all Intellectual Property that (a) in whole or in part, is owned or purported to be owned by the Company or any of its Subsidiaries or (b) is licensed to the Company or any of its Subsidiaries by any third party.

“Company Intervening Event” means any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (a) was not known to or reasonably expected by the Company Board of Directors as of or prior to the date of this Agreement and (b) does not relate to any Company Takeover Proposal; provided, that any change in the price or trading volume of the Company Common Stock shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred (it being understood, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Company Intervening Event has occurred).

“Company Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing (a) that is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that for purposes of clause (a), Company Material Adverse Effect shall not be deemed to include the impact of (i) changes after the date hereof in GAAP, (ii) changes after the date hereof in Laws affecting companies in the industries in which the Company and its Subsidiaries operate, (iii) changes after the date hereof in global, national or regional political conditions (including the outbreak of war or acts of terrorism), in the global securities, credit or other financial markets, or in general economic, business or market conditions affecting companies in the industries in which the Company and its Subsidiaries operate, (iv) any hurricane, flood, tornado, earthquake or other natural disaster; (v) actions or omissions required of the Company or any of the Company’s Subsidiaries by this Agreement, (vi) the announcement of this Agreement or the Merger, including the announcement of the identity of Parent, or any communication by Parent or any of its Affiliates regarding plans or proposals, with respect to the Company and its Subsidiaries; (vii) any breach of this Agreement by Parent or Merger Sub or (viii) a change in the trading price of the Company’s common stock or the failure, in and of itself, to meet internal or external projections or analysts’ expectations for any future period (provided, that the underlying causes of such change or failure may be taken into account in determining the existence of a Company Material Adverse Effect); except, with respect to clauses (i) through (iv), to the extent that the effects of such change are disproportionately adverse to the business, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate, or (b) that prevents, materially delays or materially impairs the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

“Company Option” means any option to purchase shares of Company Common Stock granted by the Company under a Company Stock Plan or otherwise.

“Company Performance Share Unit Award” means any performance share unit award relating to shares of Company Common Stock granted by the Company under a Company Stock Plan or otherwise.

“Company Registrations” means all Patent Rights, Trademarks (other than unregistered trademarks, service marks and trade dress), registrations and applications for Copyrights that are registered or filed in the name of the Company or any of its Subsidiaries, alone or jointly with others.

“Company Restricted Share” means any restricted share of Company Common Stock granted by the Company under a Company stock plan or otherwise.

“Company RSU Award” means any restricted share unit award relating to shares of Company Common Stock granted by the Company under a Company Stock Plan or otherwise that is subject solely to time-based vesting.

“Company SAR” means any stock appreciation right that corresponds to shares of Company Common Stock granted by the Company under a Company Stock Plan or otherwise.

“Company Stock Awards” means the Company Options, Company Performance Share Unit Awards, Company RSU Awards, Company Restricted Shares and Company SARs, taken together.

“Company Stock Plans” means the Amended and Restated 2012 Stock Incentive Plan of The WhiteWave Foods Company, and any applicable award agreements governing awards granted thereunder, collectively.

“Company Superior Proposal” means a bona fide, unsolicited written Company Takeover Proposal (a) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the outstanding Company Common Stock or more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, (b) that is not subject to any due diligence closing condition or financing closing condition, and to the extent consideration includes cash, includes financing commitments from reputable sources that the Company Board of Directors reasonably determines in good faith are reasonably expected to be available and that are sufficient, together with cash on hand and availability under existing credit facilities, to fund such cash consideration, and (c) that the Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, taking into account the timing and likelihood of consummation relative to the transactions contemplated by this Agreement, and after giving effect to any changes to this Agreement proposed by Parent in response to such Company Takeover Proposal and all other financial, legal, regulatory, tax and other aspects of such proposal, including all conditions contained therein and the person making such Company Takeover Proposal, as the Company Board of Directors deems relevant, is more favorable to the stockholders of the Company than the Merger.

“Company Takeover Proposal” means any proposal or offer from any person (other than Parent and its Subsidiaries) with respect to, or that would reasonably be expected to lead to, in a single transaction or a series of related transactions, (a) a merger, consolidation, business combination, recapitalization, binding share exchange, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries, (b) any acquisition of 30% or more of the outstanding Company Common Stock or securities of the Company representing 30% or more of the voting power of the Company, (c) any acquisition (including the acquisition of stock in any Subsidiary of the Company) of assets or businesses of the Company or its Subsidiaries, including pursuant to a joint venture, representing 30% or more of the consolidated assets, revenues or net income of the Company, (d) any tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of the outstanding Company Common Stock or securities of the Company representing 30% or more of the voting power of the Company or (e) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock (or voting power of securities of the Company other than the Company Common Stock) involved is 30% or more.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation, whether written or oral, that is legally binding.

“Debt Financing Source” means any Financing Source in respect of all or any part of the Debt Financing in connection with the Merger or other transactions contemplated by this Agreement.

“Environmental Law” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Materials), in each case as in effect as of the date of this Agreement.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Financing Sources” means any entity (other than Parent or any of its Affiliates) that has committed to provide or arrange or act as an administrative or facility agent in respect of all or any part of the Financing in connection with the Merger or other transactions contemplated by this Agreement, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents, Representatives, members, managers, general or limited partners or their respective Affiliates, successors and assigns.

“Food Products” means all food products of all types (whether branded or private label, finished food, work in process, or food ingredients) manufactured, processed or packaged by, or for, the Company or its Subsidiaries.

“Governmental Entity” means any U.S. federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system or any SRO.

“Growers’ Lien Laws” means, collectively, state and federal Laws applicable to the Company’s or its Subsidiaries’ purchase of agricultural products on credit from any selling party that creates a Lien or imposes a trust upon the agricultural products sold and/or the proceeds of such agricultural products for the benefit of such selling party or a creditor thereof to secure payment for such agricultural products, including the Perishable Agricultural Commodities Act of 1930, the U.S. Food Security Act of 1985, and the California Producer’s Lien Statute.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any similar Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“Indebtedness” means, with respect to any person, without duplication, as of the date of determination, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such person incurred in the ordinary course of business consistent with past practice), (d) all lease obligations of such person that are required to be capitalized in accordance with GAAP as in effect on the date hereof on the books and records of such person, (e) all Indebtedness of others (excluding the Company or any of its wholly owned Subsidiaries) secured by a Lien on property or assets owned or acquired by such person, whether or not the Indebtedness secured thereby have been assumed, (f) all obligations of such person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (g) all letters of credit or performance bonds issued for the account of such person, to the extent drawn upon and not repaid or reimbursed, and (h) all guarantees and keepwell arrangements of such person of any Indebtedness of any other person other than the Company or any of its wholly owned Subsidiaries.

“Intellectual Property” means the following, subsisting anywhere in the world: (a) patents, patent applications (including provisional patent applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) (“Patent Rights”); (b) registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress (“Trademarks”) and all goodwill therein; (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors, and all works of authorship (“Copyrights”); (d) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, formulas, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice; and (e) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“knowledge” means, with respect to the Company and its Subsidiaries, the knowledge, after reasonable inquiry, of the individuals listed on Section 1.1 of the Company Disclosure Schedule.

“Laws” means all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees or agency requirements of Governmental Entities.

“Liability” means any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Liens” means all liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind.

“made available” means that such information, document or material was (a) publicly filed on the SEC EDGAR database as part of a Company SEC Document (or expressly incorporated by reference into a Company SEC Document) after December 31, 2015 and prior to the date hereof or (b) made available for review by Parent or its Representatives in the electronic data site established on behalf of the Company and to which Parent and certain of its Representatives have been given access in connection with the transactions contemplated by this Agreement or in a location otherwise specified to Parent in writing by the Company or the Company’s Representatives on or prior to 5:00 P.M. New York time on July 4, 2016.

“NYSE” means the New York Stock Exchange.

“OFAC” means the U.S. Department of Treasury, Office of Foreign Assets Control.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Parent Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which prevents, materially delays or materially impairs the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

“Permitted Lien” means (a) any Lien for Taxes not yet due and payable or delinquent or which are being contested in good faith by appropriate proceedings and, with respect to material amounts contested as of the date of the most recent consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents, for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business or with respect to Liabilities that are not yet due and payable or, if due, are not delinquent for greater than thirty days or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof, (c) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, which do not materially affect the use of the properties or the assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (e) Liens relating to intercompany borrowings among a person and its wholly owned subsidiaries, (f) purchase money Liens securing payments under capital lease arrangements and (g) Liens securing obligations under the Credit Agreement.

“person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person

“Prohibited Person” means (a) an entity that has been determined by a competent authority to be the subject of a prohibition on such conduct of any Law, regulation, rule or executive order administered by OFAC; (b) the government, including any political subdivision, agency or instrumentality thereof, of any country against which the United States maintains comprehensive economic sanctions or embargoes; (c) any individual or entity that acts on behalf of or is owned or controlled by a government of a country against which the United States maintains comprehensive economic sanctions or embargoes; (d) any individual or entity that has been identified on the OFAC Specially Designated Nationals and Blocked Persons List (Appendix A to 31 C.F.R. Ch. V) or the Consolidated Sanctions List, each as amended from time to time, or fifty percent (50%) or more of which is owned, directly or indirectly, by an such individual or entity; or (e) any individual or entity that has been designated on any similar list or Order published by a Governmental Entity in the United States.

“Proxy Statement” means the proxy statement of the Company related to the solicitation of votes in favor of the Company Stockholder Approval at the Company Special Meeting.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“SEC” means the U.S. Securities and Exchange Commission.

“SRO” means any self-regulatory organization of any nature, including any United States or foreign securities exchange, futures, exchange, commodities exchange or contract market and any advertising or industry self-regulatory organization.

“Subsidiaries” means, with respect to any Party, any corporation, partnership, joint venture or other legal entity of which such Party (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other equity interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax” means any federal, state, local or foreign tax, custom, impost, levy, duty, fee or other assessment or charge of any nature whatsoever imposed by any Governmental Entity (including any income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, license, recording, occupation, environmental, escheat, abandoned or unclaimed property, real or personal property and estimated tax, alternative or add-on minimum tax, customs duty, or other tax), together with any interest, penalties, additions to tax or additional amounts imposed with respect thereto.

“Tax Return” means any return, report, information return, claim for refund, election, estimated tax filing or declaration or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any amendments thereof.

“Top Customer” means the largest 10 customers of the Company and its Subsidiaries, taken as a whole, based on revenues during the 12 months ended December 31, 2015.

“Top Supplier” means the largest 10 suppliers of products or services to the Company and its Subsidiaries, taken as a whole, based on expenditures during the 12 months ended December 31, 2015.

“Willful Breach” means a breach that is the result of a willful or intentional act or failure to act by a person that would reasonably be expected to result in a material breach of this Agreement.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Section

Actions	9.5(a)
Adverse Recommendation Change	6.3(e)
Agreement	Preamble
Anti-Corruption Laws	4.7(c)
Base Indenture	6.13(c)
Book-Entry Shares	3.1(a)(i)
Cancelled Shares	3.1(a)(ii)
Certificate	3.1(a)(i)
Certificate of Merger	2.3
Chosen Courts	9.5(a)
Clearance Date	6.6(a)
Closing	2.2
Closing Date	2.2
Collective Bargaining Agreement	4.18(a)(iii)
Company	Preamble
Company Acquisition Agreement	6.3(e)
Company Approvals	4.3(c)
Company Board of Directors	Recitals
Company By-laws	4.1(b)
Company Certificate	4.1(b)
Company Common Stock	Recitals
Company Disclosure Schedule	IV
Company Employees	6.4(a)
Company Financial Statements	4.4(b)
Company Indemnified Parties	6.9(a)
Company Intervening Event Recommendation Change	6.3(g)
Company Leased Real Property	4.16
Company Material Contracts	4.18(a)(xi)
Company Organizational Documents	4.1(b)
Company Owned Real Property	4.16
Company Permits	4.7(b)
Company Real Property Leases	4.16
Company Recommendation	Recitals
Company SEC Documents	4.4(a)
Company Shares	Recitals
Company Special Meeting	6.6(b)
Company Stockholder Approval	4.3(b)
Company Subsidiary Organizational Documents	4.1(b)
Company Takeover Transaction	8.3(a)
Confidentiality Agreement	6.2(c)
Credit Agreement	6.13(h)
Credit Agreement Termination	6.13(h)
Debt Offer	6.13(a)
Debt Offer Documents	6.13(c)

Section
Delaware Secretary	2.3
DGCL	Recitals
DGCL 262	3.1(b)
Dissenting Shares	3.1(b)
Effective Time	2.3
EU Merger Regulation	4.3(c)
Exchange Act	4.3(c)
Food Laws	4.8(b)
GAAP	4.4(b)
HSR Act	4.3(c)
IRS	4.11(a)
Letter of Transmittal	3.2(c)
Long Stop Date	8.1(b)
Merger	2.1
Merger Consideration	3.1(a)(i)
Merger Sub	Preamble
Multiemployer Plan	4.11(e)
Notes	6.13(a)
Notes Indenture	6.13(c)
Parent	Preamble
Parent Approvals	5.2(b)
Parent Board of Directors	Recitals
Parent Expenses	8.3(d)
Parties	Preamble
Party	Preamble
Payment Agent	3.2(a)
Payment Agent Agreement	3.2(a)
Payment Fund	3.2(b)
Payoff Amount	63
Payoff Letter	63
Post-Closing Plans	6.4(b)
Premium Cap	6.9(c)
Qualified Plan	4.11(c)
Representatives	6.3(a)
Sarbanes-Oxley Act	4.4(a)
Securities Act	4.3(c)
Supplemental Indenture	6.13(c)
Surviving Corporation	2.1
Termination Fee	8.3(d)

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub will cease, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned direct or indirect subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., New York City time, the fifth Business Day (or other date agreed by the Parties) after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied by action taken at or immediately prior to the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another time, date or place is agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, the Parties shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) as provided under the DGCL and make any other filings, recordings or publications required to be made by the Company, Merger Sub or Parent under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary or on such later date and time as shall be agreed to by the Company and Parent and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 2.5 Organizational Documents of the Surviving Corporation. At the Effective Time, the Company Certificate and the Company By-laws shall be amended to the same form as the certificate of incorporation and by-laws of Merger Sub, respectively, except that (i) the name of the Surviving Corporation shall be The WhiteWave Foods Company and (ii) the Company Certificate and Company By-Laws will be amended if and to the extent necessary to effect compliance with Section 6.9 of this Agreement, and as so amended shall be the certificate of incorporation and by-laws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 2.6 Officers and Directors of the Surviving Corporation. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any shares of Company Common Stock or common stock of Merger Sub:

(i) Conversion of Company Common Stock. Subject to Section 3.1(b) and less any applicable withholding Tax, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and any Dissenting Shares) shall be automatically converted into the right to receive $56.25 in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such shares of Company Common Stock (including all uncertificated shares of Company Common Stock represented by book-entry form (“Book-Entry Shares”) and each certificate that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each, a “Certificate”)) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 3.2.

(ii) Cancellation of Company Common Stock; Certain Subsidiary Owned Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned or held in treasury by the Company or any direct or indirect wholly owned Subsidiary of the Company and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or any direct or indirect wholly owned Subsidiary of Parent (including Merger Sub) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist (the “Cancelled Shares”), and no consideration shall be delivered in exchange therefor.

(iii) Treatment of Merger Sub Common Stock. At the Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Shares of Dissenting Stockholders. Anything in this Agreement to the contrary notwithstanding, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder of record who did not vote in favor of the adoption of this Agreement (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares of Company Common Stock pursuant to, and who complies in all respects with, Section 262 of the DGCL (“DGCL 262” and any such shares meeting the requirement of this sentence, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but instead at the Effective Time shall be converted into the right to receive payment of such amounts as are payable in accordance with DGCL 262 (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the fair value of such Dissenting Shares to the extent afforded by DGCL 262); provided, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under DGCL 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration. The Company shall give prompt written notice to

Parent of any demands received by the Company for fair value of any Company Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to DGCL 262 and any alleged dissenter’s rights, and Parent shall have the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 3.1(c) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Exchange of Certificates.

(a) Appointment of Payment Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company to act as payment agent (the “Payment Agent”), the identity and terms of appointment of which to be reasonably acceptable to the Company for the payment of the Merger Consideration in the Merger and shall enter into an agreement (the “Payment Agent Agreement”) relating to the Payment Agent’s responsibilities under this Agreement.

(b) Deposit of Merger Consideration. Parent shall make or cause to be made available to the Payment Agent cash sufficient to pay the aggregate Merger Consideration payable in the Merger at such time as is necessary for the payment to holders of Company Common Stock (the “Payment Fund”). The Payment Agent shall invest any cash included in the Payment Fund as directed by Parent; provided however that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III, and following any losses from any such investment Parent shall promptly provide additional funds to the Payment Agent for the benefit of the holders of the Company Common Stock at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Payment Fund. Any interest or other income resulting from such investments shall be paid to Parent or its designee, upon demand. Parent shall cause the Payment Fund to be (i) held for the benefit of the holders of the Company Common Stock and (ii) applied promptly to making the payments pursuant to Section 3.1. The Payment Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1, except as expressly provided for in this Agreement.

(c) Exchange Procedures. As promptly as reasonably practicable after the Effective Time and in any event within 10 Business Days of the Closing Date, Parent shall cause the Payment Agent to mail to each holder of record of shares of Company Common Stock whose shares of Company Common Stock were converted pursuant to Section 3.1(a)(i) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as Parent shall reasonably designate) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration.

(d) Surrender of Certificates or Book-Entry Shares. Upon surrender of Certificates or Book-Entry Shares to the Payment Agent together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Payment Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement promptly following the later to occur of (i) the Effective Time or

(ii) the Payment Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer or stock records of the Company, any cash to be paid upon due surrender of the Certificate or Book-Entry Share formerly representing such shares of Company Common Stock may be paid to such a transferee if such Certificate or Book-Entry Share is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the satisfaction of the Payment Agent that any applicable stock transfer or other similar Taxes have been paid or are not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate or Book-Entry Share.

(e) No Further Ownership Rights in Company Common Stock. The cash paid in accordance with the terms of this Article III in respect of any shares of Company Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (subject to DGCL 262). From and after the Effective Time, all holders of Certificates and Book-Entry Shares shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration into which the shares represented by such Certificates or Book-Entry Shares have been converted pursuant to this Agreement upon the surrender of such Certificate or Book-Entry Share in accordance with Section 3.1(b) or 3.2(d), as applicable, in each case without interest or duplication. From and after the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares formerly representing shares of Company Common Stock converted pursuant to this Agreement are presented to the Surviving Corporation, Parent or the Payment Agent for any reason, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to DGCL 262 in the case of Dissenting Shares.

(f) Termination of Payment Fund. Any portion of the Payment Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates and Book-Entry Shares for one year after the Effective Time shall be delivered to Parent or a Subsidiary of Parent designated by Parent, upon written demand, and any holder of Certificates or Book-Entry Shares who has not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for satisfaction of its claim for Merger Consideration without any interest thereon.

(g) No Liability. None of Parent, the Company, Merger Sub, the Payment Agent or any of their respective Affiliates shall be liable to any person in respect of any portion of the Payment Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any other provision of this Agreement notwithstanding, any portion of the Merger Consideration that remains undistributed to the holders of Certificates and Book-Entry Shares as of the second anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration or such cash would otherwise escheat to or become the property of any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Payment Agent, the posting by such person of a bond in such amount as Parent or the Payment Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Payment Agent (or, if subsequent to the termination of the Payment Fund and subject to Section 3.2(f), Parent) shall deliver or cause to be delivered, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration.

Section 3.3 Company Incentive Awards.

(a) Company Options and Company SARs. At the Effective Time, each Company Option and Company SAR that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger without any action on the part of the holder thereof in consideration for the right to receive, as promptly as practicable (but no later than five Business Days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option or Company SAR as of immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise or base price per share of Company Common Stock subject to such Company Option or Company SAR, respectively, as of immediately prior to the Effective Time.

(b) Each Company RSU Award and each Company Performance Share Unit Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger without any action on the part of the holder thereof in consideration for the right to receive, as promptly as practicable (but no later than five Business Days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU Award or Company Performance Share Unit Award as of immediately prior to the Effective Time and (ii) the Merger Consideration; provided, that to the extent that any such Company RSU Award or Company Performance Share Unit Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. For each Company Performance Share Unit Award, the number of shares covered by the applicable award shall be the greater of (A) such number based on performance deemed achieved at target, with pro-ration for the portion of the performance period that elapsed through the date of the Merger, and (B) such number based on actual performance through the date of the Merger, as determined by the Compensation Committee of the Company Board of Directors, with no pro-ration; provided that actual performance will be computed based on the most recent four quarters ended prior to the quarter in which the Closing Date occurs in which the companies in the “Comparison Group” (as defined in the applicable award agreement) have reported results (the “CIC Performance Period”) compared against the four quarters immediately preceding the CIC Performance Period.

(c) At the Effective Time, each Company Restricted Share that is outstanding as of immediately prior to the Effective Time shall vest and be treated in accordance with Section 3.1.

(d) Each long-term cash award granted by the Company (each, a “Company Cash Award”) that is outstanding as of immediately prior to the Effective Time, shall vest in full as of the Effective Time and shall be cancelled by virtue of the Merger without any action on the part of the holder thereof in consideration for the right to receive, as promptly as practicable (but no later than five Business Days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) in the amount set forth in the applicable notice of grant and award agreement; provided, that to the extent that any such Company Cash Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(e) Prior to the Effective Time, the Company, the Company Board of Directors and/or the appropriate committee thereof, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 3.3.

Section 3.4 Further Assurances.

(a) If at any time before or after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

(b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the Parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of the Company, execute and deliver such deeds, bills of sale, assignment or assurances and take all such other action as may be necessary in connection therewith.

Section 3.5 Withholding Rights. Each of the Company, Parent, Merger Sub, the Surviving Corporation and the Payment Agent shall be entitled to deduct and withhold or cause to be deducted and withheld from any amounts otherwise payable pursuant to this Article III, such amounts as may be required to be deducted or withheld with respect to the making of such payment under any applicable Tax Law. Any amounts so deducted or withheld, and, if required, paid over to the applicable Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed on Form 10-K, Form 10-Q or Form 8-K after December 31, 2015 and prior to the date hereof (excluding any disclosures set forth in any “risk factor,” “forward-looking statements” or any similar section) where the relevance of the information to a particular representation is reasonably apparent on its face, or (b) the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided, that disclosure in any section of such Company Disclosure Schedule shall apply only to the corresponding section of this Agreement except to the extent that the relevance of such disclosure to another section or representation is reasonably apparent on its face and provided, further, that any listing of any fact, item or exception disclosed in any section of the Company Disclosure Schedule shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise)), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s Second Restated Certificate of Incorporation (the “Company Certificate”) and Amended and Restated By-laws (the “Company By-laws”) (collectively, the “Company Organizational Documents”), and the certificate of incorporation, by-laws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents for each Subsidiary of the Company that would be required to be identified in the Company’s Annual Report on Form 10-K pursuant to Section 601(b)(21) of Regulation S-K, as listed in Section 4.1(b) of the Company Disclosure Schedule (collectively, the “Company Subsidiary Organizational Documents”), in each case, as amended and in effect through the date hereof. The Company Organizational Documents and the Company Subsidiary Organizational Documents are in full force and effect and neither the Company nor its Subsidiaries is in violation of any of their provisions, except, in the case of the Company’s Subsidiaries, as would not, individually or in the aggregate, be expected to constitute or result in a Company Material Adverse Effect.

Section 4.2 Capital Stock and Indebtedness.

(a) The authorized capital stock of the Company consists of 1,700,000,000 shares of Company Common Stock and 170,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of July 1, 2016, (i) 177,060,902 shares of Company Common Stock were issued and outstanding (not including shares held in treasury or Company Restricted Shares), (ii) 0 shares of Company Common Stock were held in treasury, (iii) no shares of Company Preferred Stock were issued or outstanding, (iii) Company RSU Awards with respect to an aggregate of 791,660 shares of Company Common Stock were issued and outstanding, (v) Company Performance Share Unit Awards with respect to an aggregate of 383,248 shares of Company Common Stock based on achievement of applicable performance criteria at the maximum level were issued and outstanding, (vi) Company Options with respect to an aggregate of 9,219,392 shares of Company Common Stock were issued and outstanding having a weighted average exercise price of $20.47 per share, (vii) Company SARs with respect to an aggregate of 47,634 shares of Company Common Stock were issued and outstanding having a weighted average base price of $16.45 per share, (viii) 4,156 Company Restricted Shares were issued and outstanding, (ix) an aggregate of 9,366,206 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans (assuming maximum level achievement of outstanding Company Performance Share Unit Awards), (x) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding and (xi) Company Cash Awards covering a maximum value of $10,942,500 in the aggregate for all such Company Cash Awards were issued and outstanding. All outstanding shares of Company Common Stock are, and shares of Company Common Stock reserved for issuance with respect to Company Stock Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.2(a) of the Company Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (whether or not currently exercisable) (A) obligating the Company or any of its Subsidiaries to (1) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (2) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (3) redeem or otherwise acquire any such shares of capital stock or other equity interests, (4) provide funds to, or make an investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (5) make any payment to any person the value of which is derived from or calculated based on the value of Company Common Stock or Company Preferred Stock, or (B) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or its Subsidiaries, in each case, other than transactions solely among the Company and its wholly owned direct or indirect Subsidiaries. No Subsidiary of the Company owns any shares of capital stock of the Company. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries or that restrict any person from purchasing, selling, pledging or otherwise disposing of any shares of Company Common Stock. Since July 1, 2016 through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Company Stock Awards in accordance with their respective terms) or any securities convertible into or exercisable for any shares of its capital stock.

(b) The Company or a Subsidiary of the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any preemptive rights and any Liens other than Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Except for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible into or exercisable or exchangeable for, any equity interest in any person). Neither the Company nor any of its Subsidiaries has any obligation to acquire any equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger have been duly and validly authorized by the Company Board of Directors and, other than the Company Stockholder Approval and other than as set forth in Section 4.3(c), no other corporate proceedings on the part of the Company or vote of the Company’s stockholders are necessary to authorize the execution and delivery by the Company of this Agreement and the consummation of the Merger. The Company Board of Directors has unanimously (i) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) duly and validly approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (v) subject to Section 6.3, resolved to make the Company Recommendation, and to include such Company Recommendation in the Proxy Statement.

(b) The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Company capital stock that is necessary under applicable Law and the Company Certificate and Company By-laws to adopt, approve or authorize this Agreement, for the Company to engage in the transactions contemplated by this Agreement and to consummate the Merger.

(c) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the filing of the Proxy Statement and any amendments or supplements thereto with the SEC, (iii) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”), (v) applicable state securities, takeover and “blue sky” laws, (vi) the rules and regulations of the NYSE, (vii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), Council Regulation 139/2004 of the European Union, as amended (the “EU Merger Regulation”) and any other requisite clearances or approvals under any other applicable Antitrust Laws and (viii) the Company Stockholder Approval and (ix) the approvals set forth in Section 4.3(c) of the Company Disclosure Schedule (collectively, the “Company Approvals”), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by the Company of the Merger, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Merger or that, if not obtained or made, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The execution and delivery by the Company of this Agreement does not, and (assuming the Company Approvals are obtained) the consummation of the Merger and compliance with the provisions of this Agreement will not (i) result in any loss, or suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets required for the conduct of their business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, Contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the Company Organizational Documents or Company Subsidiary Organizational Documents or (iii) conflict with or violate any applicable Laws except, in the case of clauses (i) and (iii), for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations, or Liens as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.4 Reports and Financial Statements.

(a) The Company has timely filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC (including under the Securities Act and the Exchange Act) since January 1, 2014 (all such documents and reports filed or furnished by the Company or any of its Subsidiaries, the “Company SEC Documents”) and has timely paid all fees due in connection therewith. As of their respective dates or, if amended, as of the date of the last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since January 1, 2014 has been, required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. As of the date of this Agreement, none of the Company SEC Documents is, to the knowledge of the Company, the subject of ongoing SEC review.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (the “Company Financial Statements”) (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q and subject to normal year-end audit adjustments and the absence of footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), (iii) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act. No financial statements of any person other than the Company and its consolidated Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(c) Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

Section 4.5 Internal Controls and Procedures. The Company has established and maintains effective disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed, and since January 1, 2014, have been reasonably designed, to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

Section 4.6 No Undisclosed Liabilities. There are no Liabilities of the Company or any of its Subsidiaries of any nature whatsoever (whether accrued, absolute, determined, contingent or otherwise and whether due or to become due), except for (a) Liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (including Liabilities reflected, reserved against or expressly disclosed in any notes thereto), (b) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2015, (c) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (d) Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.7 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2014 have been, in compliance with all applicable Laws, except where such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2014, neither the Company nor any of its Subsidiaries has (i) received any written notice or, to the knowledge of the Company, oral notice from any Governmental Entity regarding any actual or possible failure by the Company, any Company Benefit Plan or any fiduciary of any Company Benefit Plan to comply with any Law or (ii) provided any notice to any Governmental Entity regarding any violation by the Company or any of its Subsidiaries of any Law.

(b) The Company and its Subsidiaries hold, and have at all times since January 1, 2014, held, all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Entities necessary for the lawful operation of the businesses of the Company and its Subsidiaries as is currently being conducted (the “Company Permits”) and have paid all fees and assessments due and payable in connection therewith, except where the failure to have or pay has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Company Permits are valid and in full force and effect, are not subject to any administrative or judicial proceeding that could result in any modification, termination or revocation thereof and, to the knowledge of the Company, no suspension or cancellation of any such Company Permit is threatened. The Company and each of its Subsidiaries is in compliance in all material respects with the terms and requirements of all material Company Permits. The consummation of the Merger and compliance with the provisions of this Agreement will not result in any loss, suspension, limitation or impairment of any right of the Company or its Subsidiaries with respect to any Company Permit, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(c) Since January 1, 2014, none of the Company, its Subsidiaries, any of their respective directors or officers, or to the knowledge of the Company, any employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, violated or is in violation of, or is aware of any action taken that would result in a violation of, the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the UK Bribery Act of 2010 or its predecessor laws, or any analogous anti-corruption Law (collectively, the “Anti-Corruption Laws”), nor, except as was not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries or to influence any act or decision of a foreign government official or other person; or (iv) engaged in any transaction or dealing in property or interests in property of, received from or made any contribution of funds, goods or services to or for the benefit of, provided any payments or material assistance to, or otherwise engage in or facilitated any transactions with a Prohibited Person. No proceeding by or before any Governmental Entity involving the Company, any Subsidiary of the Company or any Affiliate of the Company, or any of their directors, officers, employees, agents or other persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to the knowledge of the Company, threatened, nor have any disclosures been submitted by the Company or any of its Subsidiaries to any Governmental Entity with respect to violations of any Anti-Corruption Law by any such person.

(d) Since January 1, 2014, the Company and each of its Subsidiaries has conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export Laws and controls and all other applicable import, export and re-export Laws and controls in other countries in which the Company or any of its Subsidiaries conduct business, including the Export Administration Regulations and executive orders and laws implemented by OFAC.

Section 4.8 Food Safety; Recalls. Without limiting Section 4.7(a):

(a) Since January 1, 2014, each Food Product has complied in all material respects with all applicable product labeling requirements and other regulatory requirements, quality control and similar standards, whether contractual, statutory, regulatory or imposed by Company policies or third-party certifying body. The Company and its Subsidiaries are in compliance with all notifications and instructions received from creditors of protected vendors delivered pursuant to Growers’ Lien Laws, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all Food Products: (i) have been properly manufactured, handled and stored and are properly packaged and labeled and fit for human consumption, (ii) are of good and merchantable quality and condition, (iii) comply with the U.S Federal Food, Drug and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder and all other applicable Laws governing the purity, labeling, manufacturing, marketing and/or advertising of food sold for human consumption as in effect as of the date hereof (collectively, together with the FDCA, “Food Laws”) and (iv) may be shipped in interstate commerce in accordance with the Food Laws.

(c) Since January 1, 2014, to the knowledge of the Company, (i) no Food Product has been the subject of any material voluntary withdrawal or any mandatory recall, public notification, or notification to any Governmental Entity, or any similar action and (ii) no customer or subsequent purchaser of any Food Product has asserted a material claim with respect to any nonconformity of any such Food Product with applicable specifications, warranties, labeling requirements, regulatory requirement, quality control or similar standards, whether contractual, statutory, regulatory or imposed by Company policies or third-party certifying body.

(d) Since January 1, 2014, neither the Company nor any of its Subsidiaries has received written notice of, or been subject to, any finding of material deficiency or material non-compliance, material penalty, fine or sanction, request for corrective or remedial action or other material compliance or enforcement action, in respect of any of (i) the Food Products, (ii) the ingredients in the Food Products or (iii) the facilities at which the Food Products are manufactured, packaged or initially distributed.

Section 4.9 Investigations; Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no investigation or review pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any of its Subsidiaries. There are no Orders of, or before, any Governmental Entity against the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries is subject to ongoing obligations, which such Orders would be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Section 4.9 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of all material actions, suits, inquiries, investigations, proceedings or claims of any nature or subpoenas, civil investigative demands or other requests for information relating to potential violations of Law, in each case pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties.

Section 4.10 Environmental Laws and Regulations. The Company and its Subsidiaries are, and since January 1, 2014, have been, in material compliance with all applicable Environmental Laws (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws to conduct their respective business and operations, and compliance with the terms and conditions thereof), except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, there have been no material Releases at any Company Leased Real Property of Hazardous Materials by the Company or any of its Subsidiaries, or to the knowledge of the Company, as a result of any operations or activities of the Company or any of its Subsidiaries or their contractors or third party operators, that have given rise to or would reasonably be expected to give rise to, individually or in the aggregate, any material Liability to the Company or its Subsidiaries. No Hazardous Materials are present at, on, in or under any property currently or formerly owned or leased by the Company or its Subsidiaries that have resulted in or would reasonably be expected to result in, individually or in the aggregate, material Liabilities under applicable Environmental Laws. None of the Company and its Subsidiaries is subject to any Order or any indemnity obligation or other Contract with any other person that have resulted in or would reasonably be expected to result in, individually or in the aggregate, material Liabilities to the Company and its Subsidiaries under applicable Environmental Laws or concerning Hazardous Materials or Releases. Since January 1, 2014, neither the Company nor any of its Subsidiaries has received any unresolved claim, notice, complaint or request for information from a Governmental Entity or any other person relating to actual or alleged material noncompliance with or material Liability under applicable Environmental Laws (including any such Liability or obligation arising under, retained or assumed by contract or by operation of law). The Company has made available to Parent copies of all environmental reports, studies and assessments that are in the possession, custody or control of or readily obtainable by the Company or any of its Subsidiaries pertaining to Releases, compliance or non-compliance with Environmental Laws or the presence of, or exposure to, Hazardous Materials and that contain information that is or would reasonably be expected to be material.

Section 4.11 Employee Benefit Plans; Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) the Company Benefit Plan, if written (including all amendments and attachments thereto), (ii) a written summary, if the Company Benefit Plan is not in writing, (iii) all related trust documents, (iv) all insurance contracts or other funding arrangements, (v) the two most recent annual reports (Form 5500) filed with the Internal Revenue Service (the “IRS”), (vi) the most recent determination, opinion or advisory letter from the IRS, (vii) the most recent summary plan description and any summary of material modifications thereto, (viii) all related material filings and communications received from or sent to any Governmental Entity since January 1, 2014 and (ix) the most recent audited financial statement and/or actuarial valuation.

(b) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. All material contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company in accordance with GAAP. There are no pending or threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto.

(c) Section 4.11(c) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”). The IRS has issued a favorable determination, opinion or advisory letter with respect to each Qualified Plan and its related trust, and such determination, advisory or opinion letter has not been revoked (nor has revocation been threatened), and, to the knowledge of the Company and its Subsidiaries, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

(d) Each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 4.11(d) of the Company Disclosure Schedule, and: (i) each such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived, (ii) no Lien in favor of any such Company Benefit Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA, (iii) such Company Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA, (iv) the Company has delivered or made available to Parent a copy of the most recent actuarial valuation report for such Company Benefit Plan and such report is complete and accurate in all material respects, (v) the PBGC has not instituted proceedings to terminate such Company Benefit Plan and (vi) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) during the last six years as to which the 30-day advance notice requirement has not been waived.

(e) Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, none of the Company, its Subsidiaries or any of their respective ERISA Affiliates has, since October 26, 2012, maintained, established, contributed to, been obligated to contribute to, or has any Liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither the Company nor any of its ERISA Affiliates has any liabilities with respect to any Multiemployer Plan other than the obligation to contribute to the Multiemployer Plan listed in Section 4.11(e) of the Company Disclosure Schedule.

(f) Neither the Company nor any of its Subsidiaries, sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or death benefits (whether or not insured) with respect to former or current directors or employees, or their respective beneficiaries or dependents, beyond their retirement or other separation from service, except as required by Section 4980B of the Code or comparable U.S. state Laws or applicable non-U.S. Laws.

(g) Except as set forth in Section 4.11(g) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the Merger will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant (who is a natural person) or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or accrued pension benefit or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director, consultant (who is a natural person) or officer, (iii) trigger any funding obligation under any Company Benefit Plan, (iv) result in the forgiveness of Indebtedness for the benefit of any such current or former employee, director, consultant (who is a natural person) or officer, or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries otherwise has any obligation to provide, a gross-up or reimbursement of Taxes imposed under Section 4999 of the Code, Section 409A(a)(1)(B) of the Code, or otherwise.

(i) All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable requirements; (ii) that are intended to qualify for special tax treatment meet all requirements for such treatment; and (iii) that are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(j) Except as set forth in Section 4.11(j) of the Company Disclosure Schedule, since January 1, 2014, there have been no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries. Since January 1, 2014, there has been no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries.

(k) The Company and its Subsidiaries are in compliance in all material respects with and have complied in all material respects with all laws regarding employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and independent contractors, and equitable pay practices) and other laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims, grievances, or charges or complaints by the National Labor Relations Board or any comparable Governmental Entity relating to such non-compliance with the foregoing are pending or, to the knowledge of the Company, threatened.

Section 4.12 Absence of Certain Changes or Events.

(a) Since December 31, 2015, through the date of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business, and none of the Company or any Subsidiary of the Company has undertaken any action that if taken after the date of this Agreement would require Parent’s consent pursuant to Section 6.1(b), (e), (g), (h), (k), (l) or (n) (solely as it relates to Section 6.1(b), (e), (g), (h), (k) or (l)).

(b) Since December 31, 2015 through the date of this Agreement, there has not been any fact, change, circumstance, event, occurrence, condition or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Information Supplied; Proxy Statement. The information supplied or to be supplied by the Company for inclusion in the Proxy Statement will not, on the date that the Proxy Statement is first mailed to the stockholders of the Company, or on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent in writing expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.14 Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate.

(ii) Each of the Company and its Subsidiaries has timely paid in full all Taxes required to be paid by it (whether or not shown on any Tax Return).

(iii) The U.S. federal income Tax Returns of the Company and its Subsidiaries have been examined (or the applicable statute of limitations has expired) through the Tax year ending December 31, 2011, and neither the Company nor any of its Subsidiaries has waived or extended, or requested any waiver or extension for, any statute of limitations with respect to Taxes or agreed to any extensions of time with respect to a Tax assessment or deficiency.

(iv) All assessments for Taxes due from the Company or any of its Subsidiaries with respect to completed and settled audits or examinations or any concluded litigation have been timely paid in full.

(v) No deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn.

(vi) There are no audits, examinations, investigations or other proceedings ongoing, pending or threatened in writing in respect of any Taxes or Tax matters (including Tax Returns) of the Company or any of its Subsidiaries.

(vii) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than statutory Liens for Taxes not yet due and payable.

(viii) Each of the Company and its Subsidiaries has complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party.

(ix) In the last three years, no written claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any of its Subsidiaries files Tax Returns that any such entity is or may be subject to Taxes by that jurisdiction.

(x) Since October 26, 2012, the Company (A) is not or has not been a member of any affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company or any of its Subsidiaries), (B) is not a party to, bound by, or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement relating to the apportionment, sharing, assignment, indemnification or allocation of any Tax or Tax asset (other than (i) an agreement or arrangement solely between or among the Company and/or its Subsidiaries or (ii) Amended and Restated Tax Matter Agreement, dated as of May 1, 2013, by Dean Foods Company, on behalf of itself and the Dean Foods Affiliates (as defined therein) and The WhiteWave Foods Company, on behalf of itself and the WhiteWave Affiliates) or (C) does not have any Liability for Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of state, local or foreign Law), as transferee, successor or otherwise.

(xi) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (A) change in method of accounting pursuant to Section 481(c) of the Code (or any analogous or similar provision of state, local or foreign Law) prior to the Closing, (B) installment sale, intercompany transaction, or open transaction made or entered into prior to the Closing, or any “excess loss account,” existing as of immediately prior to the Closing, (C) prepaid amount received on or prior to the Closing, (D) “closing agreement” within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local or foreign Law) entered into prior to the Closing or (E) election pursuant to Section 108(i) of the Code (or any analogous or similar provision of state, local or foreign Law).

(b) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution that was purported or intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or foreign Law) occurring during the two-year period ending on the date of this Agreement.

(c) None of the Company or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any analogous or similar provision of state, local or foreign Law).

(d) The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Financial Statements prior to the date hereof are adequate, in accordance with GAAP, to cover all material Taxes payable by the Company and its Subsidiaries for all periods through the date of such Company Financial Statements and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations through the Closing Date are adequate to cover all material Taxes payable by the Company and its Subsidiaries for all periods through the Closing Date.

Section 4.15 Intellectual Property.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own the Company Registrations. All material issued patents, all registered Copyrights and all registered Trademarks that constitute Company Registrations are valid and enforceable. None of the material Company Registrations have lapsed or been abandoned or cancelled. Since January 1, 2014, all issuance, renewal, maintenance and other payments that are or have become due with respect to the material Company Registrations have been timely paid by or on behalf of the Company or the relevant Subsidiary.

(b) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation and its Subsidiaries immediately following the Closing on substantially identical terms and conditions as it was available to the Company and its Subsidiaries immediately prior to the Closing. The Company Intellectual Property and public domain know-how constitute all material Intellectual Property necessary to conduct the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable measures to maintain the confidentiality of and protect the proprietary nature of each item of Company Intellectual Property and to maintain in confidence any confidential information owned by another person with respect to which the Company or any of its Subsidiaries has a confidentiality obligation. The Company and each of its Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security. None of the Company or any Subsidiary of the Company has received any claim from any employee or individual independent contractor challenging or disputing the ownership of any Intellectual Property of the Company or any of its Subsidiaries, or challenging or disputing the ownership of any agreement with the Company or a Subsidiary of the Company relating to ownership of any Intellectual Property, other than claims that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subisdiaries, taken as a whole.

(d) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) neither the conduct of the business of the Company and its Subsidiaries, nor the sale or use of any product or service offered by the Company or any of its Subsidiaries by any of their distributors or customers, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any third party and (ii) since January 1, 2014, the Company has not received in writing any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required) alleging any such infringement, violation or misappropriation.

(e) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, no person or entity (including any current or former employee or consultant of the Company or any of its Subsidiaries) is infringing, violating or misappropriating any of the Company Intellectual Property, or has done so since January 1, 2014.

Section 4.16 Property. With respect to the real property owned by the Company or any Subsidiary of the Company (the “Company Owned Real Property”), either the Company or a Subsidiary of the Company has good and valid title to such Company Owned Real Property, free and clear of all Liens other than any Permitted Liens. Neither the Company nor any Subsidiary of the Company has received notice of any pending condemnation proceeding with respect to any Company Owned Real Property, and, to the knowledge of the Company, no such proceeding is threatened. Either the Company or a Subsidiary of the Company has a good and valid leasehold interest in each lease, sublease and other agreement under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Company Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Company Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Real Property Lease (a) is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, (b) no uncured default on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any such Company Real Property Lease and (c) no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Company Real Property Lease. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subleasing, licensing or otherwise granting any person any right to use or occupy a Company Owned Real Property or a Company Leased Real Property.

Section 4.17 Insurance. The Company and its Subsidiaries maintain insurance with reputable insurers in such amounts and against such risks as is customary for the industries in which it and its Subsidiaries operate and as the management of the Company has in good faith determined to be prudent and appropriate. All material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect, all premiums and other payments due on such policies have been paid by the Company or its Subsidiaries and all claims thereunder have been filed in due and timely fashion, the Company and its Subsidiaries are in material compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement, and neither the Company nor any of its Subsidiaries is in breach or default under, has received any written notice of, or has taken any action that could permit cancellation, termination or modification of, any such material insurance policies, except as is not or would not be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.18 Material Contracts.

(a) Section 4.18(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or any Contract that is of the type that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(ii) any Contract that (A) imposes any restriction on the right or ability of the Company, any of its Subsidiaries or any Affiliate of any of them to compete with any other person in any line of business or geographic region (or that following the Effective Time will restrict the ability of Parent or its Affiliates to engage in any line of business or compete in any geographic area) or (B) obligates the Company or its Subsidiaries (or following the Effective Time, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or which contains “most favored nation” rights or similar rights;

(iii) any collective bargaining agreement, labor union contract or trade union agreement (each, a “Collective Bargaining Agreement”) or other works council agreement;

(iv) any agreement relating to Indebtedness of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $10,000,000;

(v) any Contract that provides for the acquisition or disposition of any assets (other than obligations set forth in the capital expenditure budget set forth on Section 6.1(h) of the Company Disclosure Schedule and acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) and that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) outstanding as of the date of this Agreement that are material to the Company or any of its Subsidiaries;

(vi) any joint venture, partnership, limited liability company or strategic alliance agreement or other similar Contract with a third party;

(vii) any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any person;

(viii) any Contract (A) granting the Company or one of its Subsidiaries any right to use any material Intellectual Property (other than licenses in respect of commercially available software) or (B) permitting any third person to use, enforce or register any material Intellectual Property, including any material license agreements (other than customary non-exclusive licensing provisions included in customer, supplier, and co-packing agreements), coexistence agreements and covenants not to sue;

(ix) any Contract that is expected to result in the payment or receipt of more than $30,000,000 by the Company and its Subsidiaries in 2016;

(x) any Contract relating to the supply of any item used by the Company or a Subsidiary of the Company that is a sole source of supply of any raw material, component or service that is material to the Company and its Subsidiaries, taken as a whole; and

(xi) any Contract with any Top Supplier or Top Customer, other than, in the case of each Top Supplier and each Top Customers identified in Section 4.18(a)(xi)(A) of the Company Disclosure Schedule, Contracts that, in the aggregate, do not represent purchases or sales, respectively, constituting a majority of purchases from such Top Supplier or sales to such Top Customer.

All contracts of the types referred to in clauses (i) through (xi) above, are referred to herein as “Company Material Contracts.” The Company has made available to Parent prior to the date of this Agreement a complete and correct copy of each Company Material Contract as in effect on the date of this Agreement.

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract, in any material respect. No event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Company Material Contract, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect. There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to any Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract, nor to the knowledge of the Company, is any such party threatening to do so, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Since January 1, 2016 to the date hereof, no Top Supplier or Top Customer has canceled, terminated or substantially curtailed its relationship with the Company or any Subsidiary of the Company, given notice to the Company or any Subsidiary of the Company of any intention to cancel, terminate or substantially curtail its relationship with the Company or any Subsidiary of the Company, or, to the knowledge of the Company, threatened to do any of the foregoing.

Section 4.19 Opinion of Financial Advisor. The Company Board of Directors has received the opinion of Goldman, Sachs & Co. to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 4.20 Finders or Brokers. Except for Goldman, Sachs & Co., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Merger who would be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.21 State Takeover Statutes. The Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby (including the Merger) all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and any similar provisions in the Company Certificate or Company By-laws.

Section 4.22 No Additional Representations. Except for the representations and warranties made by the Company in this Article IV or in any certificate delivered pursuant to this Agreement, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by the Company in this Article IV or in any certificate delivered pursuant to this Agreement, written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, this Section 4.22 shall not limit Parent’s or Merger Sub’s remedies in the case of fraud or intentional misrepresentation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Parent is a French société anonyme, and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 5.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by each of them of the Merger have been duly and validly authorized by the Parent Board of Directors and the board of directors of Merger Sub, and no other corporate proceedings on the part of either of Parent or Merger Sub or vote of Parent’s shareholders is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Merger. The board of directors of Merger Sub has unanimously (i) determined that the terms of this Agreement and the Merger are fair to, and in the best interests of, Merger Sub and its shareholders and (ii) duly and validly approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein.

(b) Other than in connection with or in compliance with (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) the Exchange Act, (iii) the Securities Act, (iv) applicable state securities, takeover and “blue sky” laws, (v) the rules and regulations of the Euronext Paris Exchange, (vi) the HSR Act, the EU Merger Regulation and any other requisite clearances or approvals under any other applicable Antitrust Laws, and (vii) the adoption of this Agreement by the sole stockholder of Merger Sub, which will occur immediately following the execution of this Agreement (collectively, the “Parent Approvals”), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the Merger, except for such authorizations, consents, Orders, licenses, permits, approvals or filings that are not required to be obtained or made prior to consummation of the Merger or that, if not obtained or made, have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and (assuming the Parent Approvals are obtained) the consummation of the Merger and compliance with the provisions of this Agreement will not (i) conflict with or result in any violation of any provision of the Parent’s constituent documents or (ii) conflict with or violate any applicable Laws, except, in the case of clause (ii), for such conflicts or violations as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3 Information Supplied. The information supplied or to be supplied by or on behalf of Parent and Merger Sub in writing expressly for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based on information supplied by the Company in writing expressly for inclusion therein.

Section 5.4 Available Funds. Parent and Merger Sub will have sufficient funds at the Closing to pay all cash amounts required to be paid by Parent and Merger Sub under or in connection with this Agreement, including (w) the Merger Consideration, (x) the payment of any Indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the consummation of the Merger and any premiums and fees incurred in connection therewith, (y) any funds to be provided by Parent to the Company to enable the Company to fund payments (if any) required to be made in connection with the transactions contemplated by this Agreement to any holder of the Notes in accordance with Section 6.13 hereof and (z) any other related fees and expenses required to be paid by Parent or Merger Sub as of the date of the consummation of the Merger.

Section 5.5 Merger Sub. Merger Sub is a wholly owned direct or indirect subsidiary of Parent. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 5.6 Litigation. As of the date hereof, there are no actions, suits, inquiries, investigations, proceedings or claims of any nature or subpoenas, civil investigative demands or other requests for information relating to potential violations of Law pending or, to the knowledge of an executive officer of Parent, threatened, that challenge or seek to prevent, enjoin, alter or materially delay, or recover any damages or obtain any other remedy in connection with, this Agreement or the Merger.

Section 5.7 No Additional Representations. Except for the representations and warranties made by Parent in this Article V or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by Parent in this Article V or in any certificate delivered pursuant to this Agreement, written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent or the negotiation of this Agreement. Notwithstanding the foregoing, this Section 5.7 shall not limit the Company’s remedies in the case of fraud or intentional misrepresentation.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business of the Company. During the period from the date hereof through the earlier of the termination of this Agreement in accordance with Article VIII and the Effective Time, except as required by applicable Law, with the prior written consent of Parent, or as set forth in Section 6.1 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course in all material respects and (y) use commercially reasonable efforts to maintain and preserve intact its business organization, keep available the services of key employees and maintain satisfactory relationships with customers, suppliers and distributors with material business relations. Without limiting the foregoing, during the period from the date hereof through the Effective Time, except as required by applicable Law, as expressly required pursuant to this Agreement, with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, or as set forth in the corresponding subsection of Section 6.1 of the Company Disclosure Schedule, the Company shall not, and shall cause its Subsidiaries not to:

(a) amend the Company Organizational Documents or the Company Subsidiary Organizational Documents, or otherwise take any action to exempt any person from any provision of the Company Organizational Documents or the Company Subsidiary Organizational Documents;

(b) (i) split, combine or reclassify any of its capital stock or (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exercisable or exchangeable for any shares of its capital stock (except (A) dividends paid or distributions made by any wholly owned Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, (B) redemptions, purchases or acquisitions of such capital stock or other securities or obligations by the Company or any wholly owned Subsidiaries of the Company from the Company or any of its wholly owned Subsidiaries that would not reasonably be expected to result in adverse Tax consequences, or (C) the acceptance of shares of Company Common Stock as payment for the exercise price of any Company Stock Option or the payment of withholding Taxes incurred in connection with the vesting, exercise or settlement of Company Stock Awards outstanding as of the date hereof in accordance with past practice and the terms of the Company Stock Plans);

(c) (i) issue, sell, grant any right to acquire or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of its capital stock, except pursuant to the settlement or exercise of Company Equity Awards outstanding as of the date hereof in accordance with their terms, (ii) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other equity interests or (iii) adopt or implement a shareholder rights plan or similar arrangement;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e) (i) incur, assume, endorse, guarantee or otherwise become liable for any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among wholly owned Subsidiaries of the Company, (B) guarantees by the Company of Indebtedness for borrowed money of wholly owned Subsidiaries of the Company or guarantees by wholly owned Subsidiaries of the Company of Indebtedness for borrowed money of the

Company or any of its wholly owned Subsidiaries, which Indebtedness is incurred in accordance with this clause (e), (C) borrowings (including letters of credit) incurred in the ordinary course of business pursuant to existing credit facilities, (D) Indebtedness to replace or refinance Indebtedness of the Company and its Subsidiaries, in each case at maturity and without increasing the principal amount thereunder, provided, that no such refinancing Indebtedness shall (1) include any greater prepayment premiums or restrictions on prepayment than the indebtedness being replaced or refinanced, (2) include any covenants that are materially more burdensome, taken as a whole, on the parties obligated in respect of such indebtedness than the indebtedness being replaced or refinanced or (3) contain any terms that would be triggered by the consummation of the transactions contemplated by this Agreement that are not included in the indebtedness being replaced or refinanced, (E) purchase money financings and capital leases and other Indebtedness entered into in the ordinary course of business in an aggregate amount not to exceed $25,000,000 at any time outstanding and (F) (1) Indebtedness in connection with the extension or renewal of any currency derivative or currency hedging transaction existing on the date hereof (provided, that such extension or renewal is on substantially similar terms, and of the same type, as such existing currency derivative or currency hedging transaction) and (2) Indebtedness in connection with interest rate or commodity derivatives or other hedging transactions or similar arrangements in an aggregate notional amount not to exceed $25,000,000 at any time outstanding, in each of cases (1) and (2), that are entered into in the ordinary course of business and not for speculative purposes and which are accounted for as hedges under GAAP standards comparable to IFRS 7 or (ii) incur any Lien on any of its material property or assets, except for Permitted Liens, Liens securing Indebtedness expressly permitted by the foregoing clause (i)(E) (provided that such Lien shall extend only to the property the purchase or lease of which is financed thereby) and Liens securing Indebtedness expressly permitted by the foregoing clause (i)(D) (provided that such Lien shall extend only to the same property or same type of property (and any after-acquired property that is affixed or incorporated into the property covered by such Lien and proceeds and products thereof), if any, securing the Indebtedness refinanced thereunder);

(f) (i) sell, transfer, license, mortgage, encumber or otherwise dispose of any of its Intellectual Property rights, material properties or assets to any person, other than sales of inventory or of obsolete equipment in the ordinary course of business or pursuant to written contracts existing as of the date of this Agreement and set forth on Section 6.1(f) of the Company Disclosure Schedule or Liens securing obligations under existing credit facilities or (ii) cancel, release or assign any Indebtedness of any person owed to it or any claims held by it against any person;

(g) Except as set forth in Section 6.1(h) of the Company Disclosure Schedule, (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, (ii) make any material investment in any other person, (iii) make any loans or advances to any other person, except for loans among the Company and any of its wholly owned Subsidiaries or (iv) enter into any new line of business;

(h) make any capital expenditures other than capital expenditures as and to the extent itemized in its 2016 capital expenditure budget set forth on Section 6.1(h) of the Company Disclosure Schedule, except that the Company or any Subsidiary of the Company may make any non-budgeted capital expenditure that, when added to all other non-budgeted capital expenditures made by the Company and its Subsidiaries since the date hereof, would not exceed $10,000,000 in the aggregate;

(i) except as permitted under Section 6.1(e) with respect to any Company Material Contracts relating to Indebtedness, terminate, materially amend (other than by renewing on terms not otherwise materially different), or waive, release or assign any material right under, any Company Material Contract or enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement;

(j) except as required by the terms of any Company Benefit Plan as in effect on the date of this Agreement, (i) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or Company Benefit Plan or any plan, agreement or arrangement that would be a Company Benefit Plan if in effect on the date hereof, except for amendments in the ordinary course of business consistent with past practice to any

Company Benefit Plan that is not an agreement with an individual but only to the extent such action does not materially increase the costs of such Company Benefit Plan, (ii) increase the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries, other than, solely with respect to employees who have an annualized base salary of $200,000 or less, annual merit-based based salary increases in the ordinary course consistent with past practice in an amount not to exceed, in the aggregate, 3% of the base salaries of the individuals receiving such increases, (iii) except in the ordinary course of business consistent with past practice in connection with new hires or promotions, pay or award, or commit to pay or award, any bonuses or incentive compensation, and except for the payment of awards outstanding on the date of this Agreement in accordance with the terms of the applicable Company Benefit Plan in effect as of the date of this Agreement; provided that in no event shall this clause (iii) be construed to permit the Company to grant any equity-based awards, (iv) accelerate any rights or benefits, (v) establish or fund any rabbi trust or other funding arrangement in respect of any Company Benefit Plan, (vi) grant any Company Stock Awards or other equity-based awards, other than Company RSU Awards or Company Cash Awards with a grant date fair market value of $150,000 in the aggregate for all such Company RSU Awards and Company Cash Awards to all prospective employees with whom the Company has signed, prior to the date hereof, offer letters in which the Company committed to grant an equity-based award for fiscal 2016, or (vii) hire, promote or terminate (other than for cause) the employment or services of any officer, employee, independent contractor or consultant who has annualized base salary greater than $200,000;

(k) implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by changes in GAAP;

(l) commence, settle or compromise any litigation, claim, suit, action or proceeding, except for settlements or compromises that (i) involve solely monetary remedies with a value not in excess of $2,000,000 with respect to any individual litigation, claim, suit, action or proceeding, or $10,000,000 in the aggregate, (ii) do not impose any restriction on its business or the business of its Subsidiaries, (iii) do not relate to any litigation by any of the Company’s stockholders in connection with this Agreement or the Merger, and (iv) do not include an admission of liability or fault on the part of the Company or any of its Subsidiaries;

(m) (i) make, change or revoke any material Tax election, (ii) change any annual Tax accounting period or make a material change in any method of Tax accounting, (iii) file any amended Tax Return that would result in any material Tax, (iv) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of state, local or foreign Law) that would result in a material amount of Taxes, (v) request any Tax ruling from any Governmental Entity, (vi) settle or compromise any material Tax liability or any audit, examination or other proceeding relating to a material amount of Taxes or surrender any claim for a material refund of Taxes or (vii) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes; or

(n) agree to take, or make any commitment to take, any of the foregoing actions that are prohibited pursuant to this Section 6.1.

Section 6.2 Access; Integration Planning.

(a) For purposes of furthering the Merger, upon reasonable advance notice, the Company shall afford Parent and its employees, accountants, consultants, internal and external legal counsel, financial advisors, tax advisors and other representatives reasonable access during normal business hours, throughout the period prior to the earlier of the termination of this Agreement in accordance with Article VIII and Effective Time, to its and its Subsidiaries’ personnel, properties, contracts, commitments, books and records and, during such period, the Company shall, and shall cause its Subsidiaries to make available to Parent such other available information concerning its business, properties and personnel as Parent may reasonably request. The foregoing notwithstanding, the Company shall not be required to provide access to or make available to any person any document or information if doing so would, in the reasonable judgment of the Company and its outside counsel, violate any Law or jeopardize the attorney-client privilege of the Company or any of its Subsidiaries; provided, that the Company will inform Parent of the general nature of the document or information being withheld and reasonably cooperate with Parent to provide such document or information in a manner that would not result in violation of Law or the loss or waiver of such privilege; provided, further, that any access or investigation pursuant to this Section 6.2(a) shall be conducted in such a manner as not to interfere unreasonably with the business and operations of the Company or any of the Company’s Subsidiaries. No investigation by Parent or its representatives shall affect or be deemed to modify or waive the representations and warranties of the Company set forth in this Agreement.

(b) The Company and Parent shall reasonably cooperate with each other, under the control and direction of Parent, in any information procedure or discussions with their or their Subsidiaries’ respective works councils and in the resolution of any issues arising therefrom, including by keeping each other apprised on a reasonably current basis of the status of such information procedure and providing as promptly as practicable a copy of the minutes of any meeting during which the Merger is examined.

(c) The Parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or representatives in connection with this Agreement and the consummation of the Merger shall be governed in accordance with the confidentiality agreement, dated as of June 7, 2016, between the Company and Parent (the “Confidentiality Agreement”).

(d) From and after the date hereof until the Effective Time, the Company and Parent shall, and shall cause their Subsidiaries and Representatives to, use their reasonable best efforts, subject to applicable Law, to cooperate with the other Party in connection with planning the integration of the business operations of the Surviving Corporation and Parent and their respective Subsidiaries following the Closing. In furtherance of the foregoing, promptly following the date hereof, each of Parent and the Company shall designate two individuals to serve on an integration committee, with such committee meeting at least monthly and as otherwise reasonably requested by Parent, to conduct transition and integration planning.

Section 6.3 No Solicitation by the Company.

(a) Except as expressly permitted by this Section 6.3, the Company shall and shall cause each of its Affiliates and its and their respective officers and directors and shall use reasonable best efforts to cause its and their other employees, agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively, with its directors and officers “Representatives”): (i) to immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any persons (other than Parent) that may be ongoing with respect to a Company Takeover Proposal and (ii) not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with or for the purpose of soliciting, initiating, knowingly encouraging or knowingly facilitating, a Company Takeover Proposal (other than (x) solely in response to an unsolicited inquiry, to refer the inquiring person to this Section 6.3 and to limit its communication exclusively to such referral or (y) upon receipt of a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from a breach of this Section 6.3, solely to the extent necessary ascertain facts or clarify terms with respect to a Company Takeover Proposal for the Company Board of Directors to be able to have sufficient information to make the determination described in Section 6.3(c)), or (C) approve, adopt, recommend or enter into, or propose to approve, adopt, recommend or enter into, any letter of intent or similar document, agreement, commitment, or agreement in principle (whether written or oral, binding or nonbinding) with respect to a Company Takeover Proposal. The Company shall not, and shall cause its Affiliates not to, release any third party from, or waive, amend or modify any provision of, or grant permission under, or fail to enforce, any confidentiality obligations with respect to a Company Takeover Proposal or similar matter or any standstill provision in any agreement to which the Company or any of its affiliates is a party, in each case, unless the Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to do so would violate its fiduciary duties under applicable Law.

(b) The Company shall, and shall cause its Affiliates to, promptly request any person that has executed a confidentiality or non-disclosure agreement executed after October 31, 2012 and in connection with any actual or potential Company Takeover Proposal to return or destroy all confidential information in the possession of such person or its Representatives.

(c) Anything to the contrary contained in Section 6.3(a) notwithstanding, if at any time after the date of this Agreement and prior to the time that the Company Stockholder Approval is obtained, but not after, the Company or any of its Representatives receives a bona fide, unsolicited written Company Takeover Proposal from any person that did not result from a breach of this Section 6.3 and if the Company Board of Directors determines in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to result in a Company Superior Proposal, then the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information with respect to the Company and its Subsidiaries to the person who has made such Company Takeover Proposal; provided, that the Company shall concurrently with the delivery to such person provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided or made available to such person or its Representatives unless such non-public information has been previously provided or made available to Parent, and (ii) engage in or otherwise participate in discussions or negotiations with the person making such Company Takeover Proposal and its Representatives regarding such Company Takeover Proposal. The Company shall as promptly as practicable (and in any event within 24 hours) notify Parent if the Company Board of Directors makes a determination that a Company Takeover Proposal constitutes or would reasonably be expected to result in a Company Superior Proposal or if the Company furnishes information or enters into discussions or negotiations as provided in this Section 6.3(c).

(d) Without limiting the foregoing, the Company shall as promptly as practicable (and in no event later than within one Business Day (but in no event longer than 48 hours)) after receipt by an executive officer or director of the Company notify Parent in the event that the Company or any of its Representatives receives a Company Takeover Proposal or a request for information relating to the Company or its Subsidiaries that constitutes or would reasonably be expected to result in or that contemplates a Company Takeover Proposal, including the identity of the person making the Company Takeover Proposal and the material terms and conditions thereof (including an unredacted copy of such Company Takeover Proposal or, where such Company Takeover Proposal is not in writing, a description of the terms and conditions thereof). The Company shall keep Parent reasonably informed, on a reasonably current basis, as to the status of (including any developments, discussions or negotiations) such Company Takeover Proposal (including by as promptly as practicable (and in no event later than one Business Day (but in no event longer than 48 hours) after receipt by an executive officer or director of the Company) providing to Parent copies of any correspondence, proposals, indications of interest or draft agreements relating to such Company Takeover Proposal). The Company agrees that it and its Affiliates will not enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 6.3(d).

(e) Except as expressly permitted by Section 6.3(f), the Company Board of Directors shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or authorize or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation or (C) adopt, approve or recommend to stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve or recommend to stockholders of the Company a Company Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, joint venture agreement or other agreement), commitment or agreement in principle with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.3(c)) (a “Company Acquisition Agreement”).

(f) Anything to the contrary set forth in this Agreement notwithstanding, after the date of this Agreement and prior to the time that the Company Stockholder Approval is obtained, but not after, the Company Board of Directors may, with respect to a bona fide, unsolicited Company Takeover Proposal that did not result from a breach of this Section 6.3, make an Adverse Recommendation Change or cause the Company to terminate this Agreement in accordance with Section 8.1(g) in order to enter into a definitive agreement relating to such Company Takeover Proposal if and only if, prior to taking either such action, (i) the Company has complied with its obligations under this Section 6.3 and (ii) the Company Board of Directors has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Company Takeover Proposal constitutes a Company Superior Proposal; provided, that prior to making such Adverse Recommendation Change or effecting such termination, (A) the Company has given Parent at least three Business Days’ prior notice of its intention to take such action, specifying the reasons therefor, including the terms and conditions of, and the identity of the person making, any such Company Superior Proposal and has contemporaneously provided to Parent a copy of the Company Superior Proposal, a copy of any proposed Company Acquisition Agreements and a copy of any financing commitments relating thereto (or, in each case, if not provided in writing to the Company, a written summary of the terms and conditions thereof), (B) if requested by Parent, the Company shall have negotiated in good faith with Parent and its Representatives during such notice period to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed by Parent, and shall have determined, after consultation with its independent financial advisor and outside legal counsel, that the Company Superior Proposal would nevertheless continue to constitute a Company Superior Proposal if the revisions proposed by Parent were to be given effect and (D) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Company Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (C) of this proviso shall commence (except that the three Business Day notice period referred to in clause (A) above of this proviso shall instead be equal to the longer of (x) two Business Days and (y) the period remaining under the notice period under clause (A) of this proviso immediately prior to the delivery of such additional notice under this clause (D)) during which time the Company shall be required to comply with the requirements of this Section 6.3(f) anew with respect to such additional notice, including clauses (A) through (D) above of this proviso. Anything to the contrary contained herein notwithstanding, neither the Company nor any of its Subsidiaries shall enter into any Company Acquisition Agreement unless this Agreement has been terminated in accordance with its terms.

(g) Other than in connection with a Company Takeover Proposal, the Company may, at any time after the date of this Agreement and prior to the date the Company Stockholder Approval has been obtained, but not after, make an Adverse Recommendation Change in response to a Company Intervening Event (a “Company Intervening Event Recommendation Change”) if (i) the Company has complied with its obligations under this Section 6.3 and (ii) prior to taking such action, the Company Board of Directors has determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that the failure to take such action would constitute a violation of the Company Board of Directors’ fiduciary duties under applicable Law; provided, that prior to making such Company Intervening Event Recommendation Change, (A) the Company has given Parent at least three Business Days’ prior written notice of its intention to take such action, and specifying the reasons therefor, including specifying in reasonable detail the applicable Company Intervening Event, (B) if requested by Parent, the Company shall have negotiated in good faith with Parent and its Representatives during such notice period to enable Parent to propose revisions to the terms of this Agreement and (C) following the end of such notice period, the Company Board of Directors shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent, and shall have determined, after consultation with its independent financial advisor and outside legal counsel, that the failure to make a Company Intervening Event Recommendation Change would violate the Company Board of Directors’ fiduciary duties under applicable Law.

(h) Nothing contained in this Section 6.3 shall prohibit the Company or the Company Board of Directors from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a)(2)-(3) or Rule 14d-9 promulgated under the Exchange Act or making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, that no such action or disclosure that would amount to an Adverse Recommendation Change shall be permitted, made or taken other than in compliance with this Section 6.3.

Section 6.4 Employee Matters.

(a) During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company or its Subsidiaries who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time (collectively, the “Company Employees”) for so long as such Company Employee remains employed by Parent or the Surviving Corporation during such period, (i) a base salary or base wage rate no less than that provided to such Company Employee immediately prior to the Effective Time, (ii) through the end of the Company’s fiscal year 2017, target annual cash incentive compensation no less favorable than that provided to such Company Employee immediately prior to the Effective Time, (iii) long term incentives that are comparable to the long term incentives provided to similarly situated employees of Parent and its Subsidiaries, and (iv) aggregate employee benefits (excluding any equity-based compensation, defined benefit retirement benefits and retiree welfare benefits) that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries); provided, that for purposes of the foregoing sentence, the employee benefits (excluding any equity based compensation defined benefit retirement benefits and retiree welfare benefits) generally provided to employees of the Company as of immediately prior to the Effective Time shall be deemed to be substantially comparable, on an aggregate basis, to those provided to similarly situated employees of Parent and its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, following the Effective Time, Parent shall, or shall cause the Surviving Corporation to provide for terms and conditions of employment for any Company Employee in accordance with applicable Law.

(b) Following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Company Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Company Employee with the Company prior to the Closing Date for purposes of eligibility, vesting and benefit accrual under such Post-Closing Plans, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately prior to the Effective Time; provided, that such recognition of service shall not (i) apply for purposes of any defined benefit retirement plan or plan that provides retiree welfare benefits, (ii) operate to duplicate any benefits of a Company Employee with respect to the same period of service, (iii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (1) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, and (2) credit each Company Employee for an amount equal to any medical, dental or vision expenses incurred by such Company Employee in the plan year in which such Company Employee is first eligible to participate in such Post-Closing Plan, for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan to the extent such expenses would have been credited under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time. Such credited expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

(c) (i) For annual bonuses in respect of calendar year 2016, (A) if Closing occurs prior to December 31, 2016, Parent shall, or shall cause the Surviving Corporation to, pay each bonus-eligible Company Employee his or her annual bonus at the greater of (I) the target level and (II) the actual level of performance for such year, which bonus shall be paid at the time that such annual bonus is normally paid in accordance with the Company’s past practice, and (B) if Closing occurs after December 31, 2016, either the Company or Parent shall (or Parent shall cause the Surviving Corporation to) pay each bonus-eligible Company Employee his or her annual bonus based on the actual level of performance for such year, which bonus shall be paid at the time that such annual bonus is normally paid in accordance with the Company’s past practice. (ii) For the annual bonus in respect of calendar year 2017, only if the Closing Date occurs after the end of the first quarter of 2017, Parent shall, or shall cause the Surviving Corporation to, pay each bonus-eligible Company Employee his or her annual bonus at the greater of (A) the target level and (B) the actual level of performance for such year, which bonus shall be paid at the time that such annual bonus is normally paid in accordance with the Company’s past practice. For purposes of this Section 6.4(c), the actual level of performance shall be calculated in accordance with the Company’s past practice; provided, however, that, for bonuses in respect of the year in which the Closing occurs, any performance criteria used may be equitably adjusted by the Compensation Committee of the Company Board of Directors prior to the Closing to account for any significant transaction expenses or integration costs (subject to an aggregate cap of $60 million for all such adjustments); provided, further, however, that the Company shall consult in good faith with Parent reasonably in advance of making any such adjustments and the Company shall consider Parent’s input in good faith prior to making such adjustments.

(d) Notwithstanding the generality of the foregoing, Parent shall, or shall cause the Surviving Corporation to, provide severance payments and benefits to each Company Employee whose employment is terminated, on or before the first (1st) anniversary of the date on which the Effective Time occurs, under circumstances that would otherwise give rise to rights to severance payments and benefits under the terms and conditions of the Company Benefit Plans set forth in Section 6.4(d) of the Company Disclosure Schedule (but disregarding any expiration date provided for in any such Company Benefit Plan) that are no less favorable in the aggregate than those that would have been paid or provided for pursuant to such plans.

(e) Following the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms, all Company Benefit Plans set forth in Section 4.11(a) of the Company Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor the terms of all works council, labor or collective bargaining agreements by which the Company or its Subsidiaries are bound that are in effect as of the Effective Time in accordance with the terms thereof.

(f) Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation, the Company or any of their Subsidiaries or Affiliates or (ii) alter or limit the ability of Parent, the Surviving Corporation, the Company or any of their Subsidiaries or Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Without limiting the generality of Section 9.13 and any provision in this Agreement to the contrary notwithstanding, nothing in this Section 6.4 shall create any third party beneficiary rights in any person other than the parties hereto, including any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.5 Regulatory Approvals; Efforts.

(a) Subject to Section 6.5(b), Parent, Merger Sub and the Company shall use their respective reasonable best efforts to (i) promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to submit all notifications to and obtain all authorizations, consents, Orders and approvals of all Governmental Entity that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, (ii) cooperate fully in promptly submitting all notifications and seeking to obtain all such authorizations, consents, Orders and approvals and (iii) provide such other information to any Governmental Entity as such Governmental Entity may reasonably request in connection herewith. Each Party agrees to make promptly (but in no event later than August 1, 2016) its respective filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the HSR Act. Each Party agrees to make as promptly as practicable its respective filings and notifications, if any, under any other applicable antitrust, competition, foreign investment or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to the applicable antitrust, competition, foreign investment or trade regulation Law.

(b) Without limiting the generality of Parent’s and the Company’s undertakings pursuant to Section 6.5(a), Parent and the Company shall take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, foreign investment or trade regulation Law that may be asserted by any antitrust or competition Governmental Entity so as to enable the parties hereto to close the Merger as promptly as practicable, and in any event prior to the Long Stop Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, delay or prevent the consummation of the transactions contemplated hereby as soon as possible (and in any event before the Long Stop Date); provided, that notwithstanding the foregoing or anything in this Agreement to the contrary, nothing shall obligate Parent or its Affiliates, or permit the Company or its Affiliates, to offer, propose, take, negotiate, commit to, effect or agree to take (or refrain or cause to refrain from taking any action) or agree to, any actions contemplated by Section 6.5(a) or this Section 6.5(b) if such action, individually or in the aggregate with all other such actions taken together, would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger (assuming Parent and its Subsidiaries, taken as a whole, after giving effect to the Merger, are the size of the Company and its Subsidiaries, taken as a whole, prior to giving effect to the Merger); provided, further, that no party hereto shall be required pursuant to this Section 6.5 to commit to or effect any action that is not conditioned upon the consummation of the Merger. In addition, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or by a private party challenging the transactions contemplated by this Agreement, each of the Parties shall, and shall cause its respective Affiliates to, in each case in accordance with this Section 6.5, cooperate with each other in all respects and to use their respective reasonable best efforts to contest and defend on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Long Stop Date.

(c) Each Party shall promptly notify the other Party of any communication received from, or given by such Party or any of its Affiliates to, any Governmental Entity or person relating to the matters that are the subject of this Agreement and shall permit the other Party to review in advance any proposed communication by such Party (and its advisors) to any Governmental Entity. None of the Parties shall agree to participate in any substantive meeting or conference, whether in person or by telephone, with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate at such meeting. The Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The Parties shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement. Parent and the Company may, as each deems advisable and necessary, (i) redact or remove references concerning the valuation of the businesses of the Company and its Subsidiaries, and (ii) reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 6.5(c) as “counsel only” or, as appropriate, as “outside counsel only.”

(d) The Parties acknowledge that Parent shall control and direct, and the Company will cooperate reasonably, subject to applicable Law, with such direction and control, regarding the filings (including where to file), strategies, process, negotiation of settlements (if any), and related proceedings contemplated by this Section 6.5, including for the avoidance of doubt the marketing or sale of any part of the Company’s businesses or assets. Any reasonable actions or strategies pursued by Parent to avoid, resist or reduce the scope of any action that may be sought or required to satisfy the conditions in Section 7.1(c) or submit all required notifications to or obtain the consent of any Governmental Entity shall be deemed consistent with its reasonable best efforts obligations under this Section 6.5, so long as it does not delay satisfaction of the conditions set forth in Article VII to a date beyond the Long Stop Date.

(e) Prior to the Closing, each of Parent and the Company (without limiting Section 6.1) shall not, and shall cause its Subsidiaries not to, enter into a Contract to acquire or license, or acquire or license, any assets, businesses or securities of a third party if such acquisition or license would or would reasonably be expected to prevent or delay beyond the Long Stop Date satisfaction of the conditions set forth in Sections 7.1(b) and (c).

Section 6.6 Preparation of the Proxy Statement; Company Special Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (but in no event later than August 1, 2016), the Company shall prepare and file with the SEC the Proxy Statement in preliminary form. Parent shall cooperate with the Company in the preparation of the Proxy Statement and furnish all information concerning Parent and Merger Sub that is required in connection with the preparation of the Proxy Statement. The Company will respond as promptly as practicable to any comments from the SEC or the staff of the SEC. No filing of, or amendment or supplement to, the Proxy Statement, will be made by the Company without providing Parent and its counsel a reasonable opportunity to review and comment thereon and considering all such comments in good faith. The Company shall notify Parent as promptly as practicable of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. The Company shall use reasonable best efforts to cause the Proxy Statement, at and from the date it is first mailed to the stockholders of the Company until the Company Special Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Company Special Meeting (or any adjournment or postponement thereof) any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company will cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the resolution of any comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement (such date, the “Clearance Date”).

(b) Subject to Section 6.3(f), the Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to set a record date for, duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval (the “Company Special Meeting”) as promptly as practicable following the Clearance Date. Except as expressly permitted by Section 6.3, the Company Board of Directors (or any committee thereof) shall not make any Adverse Recommendation Change and, unless the Company shall have made an Adverse Recommendation Change if and to the extent permitted by this Agreement, shall include the Company Recommendation in the Proxy Statement and shall solicit, and use its reasonable best efforts to obtain, the Company Stockholder Approval at the Company Special Meeting (including by soliciting proxies in favor of the adoption of the Merger and this Agreement and ensuring that all proxies so solicited are solicited in compliance with all applicable Laws and the rules of the NYSE) and otherwise comply with all legal requirements applicable to the Company Special Meeting.

(c) The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to its stockholders. The Company may adjourn or postpone the Company Special Meeting only (i) if as of the time which the Company Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Special Meeting or to the extent that at such time the Company has not received proxies sufficient to allow receipt of the Company Stockholder Approval, (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Company Board of Directors has determined in good faith (after consultation with the Company’s outside legal counsel) is necessary or required to be filed and disseminated under applicable Law, the Company’s certificate of incorporation or the Company’s bylaws or (iii) with the prior written consent of Parent; provided, however, that any such adjournment or postponement shall be for not more than, in the case of clause (i), ten Business Days, and in the case of clause (ii), ten Business Days or such other amount of time reasonably agreed by Company and Parent to be necessary to comply with applicable Law, and, in any event, shall not be to a date that is later than three Business Days prior to the Long Stop Date.

(d) During any such period of adjournment or postponement, the Company shall continue in all respects to comply with its obligations under Section 6.3 and this Section 6.6. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the stockholders of the Company at the Company Special Meeting.

Section 6.7 Takeover Statutes. The Company shall not take any action that would cause the Merger to be subject to requirements imposed by any takeover statute. If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations may become, or may purport to be, applicable to the Merger, the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 6.8 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. The Parties shall consult with one another prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Merger and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law, by the rules and regulations of the NYSE or the Euronext Paris Exchange or in connection with an Adverse Recommendation Change (in which case the Company shall provide to Parent a draft of such public announcement or statement as far in advance as reasonably practicable); provided, that each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent (or made by one party after having consulted with the other party).

Section 6.9 Indemnification and Insurance.

(a) All rights to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any present and former director and officer of the Company and any of its Subsidiaries (in each case, when acting in such capacity) (collectively, together with their respective heirs, executors and administrators, the “Company Indemnified Parties”) as provided in the Company Organizational Documents (or Company Subsidiary Organizational Documents) or any indemnification agreements in existence as of the date hereof and set forth on Section 6.9(a) of the Company Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of such Company Indemnified Parties.

(b) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each Company Indemnified Party against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or Liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the fact that such person is or was a director or officer of the Company or any of its Subsidiaries and pertaining to matters existing or occurring or actions or omissions taken prior to or at the Effective Time, including with respect to this Agreement and the Merger, to the fullest extent permitted by the Company Organizational Documents, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, also advance expenses to the Company Indemnified Parties as incurred to the fullest extent permitted by applicable Law; provided, that the Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Company Indemnified Party is not entitled to indemnification under this Section 6.9 or otherwise.

(c) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that the Surviving Corporation may substitute therefor policies, including a prepaid “tail” policy, with a substantially comparable insurer of the same coverage and amounts containing substantially similar terms and conditions) with respect to claims arising from facts or events, or actions or omissions, which occurred or are alleged to have occurred at or before the Effective Time; provided, further, that the Surviving Corporation shall not be obligated to make annual premium payments, or in the case of a prepaid “tail” policy, total premiums, for such insurance to the extent such premiums exceed 300% of the premiums paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at premiums equal to the Premium Cap. Notwithstanding the foregoing, the Company shall have the right following reasonable consultation with Parent to procure (and the provisions of the immediately preceding sentence shall be deemed to have been satisfied in such case) a prepaid “tail” policy conforming to the requirements of the preceding sentence, provided, however, that the amount paid for such prepaid policies shall not exceed the Premium Cap without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Organizational Documents, by Contract or otherwise.

Section 6.10 Control of Operations. Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other Party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 6.11 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.12 Financing Cooperation.

(a) The Company shall, and shall cause its Subsidiaries to (and shall use its reasonable best efforts to cause its and their respective Representatives to), use its and their respective reasonable best efforts to provide all cooperation as may be reasonably requested by Parent in arranging, obtaining and syndicating any third party Indebtedness for borrowed money to be raised by Parent or its Subsidiaries or raising any equity financing by Parent, in each case for the purpose of financing the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Parent and Merger Sub (any such debt financing, the “Debt Financing” and any such equity financing, the “Equity Financing” and, together with the Debt Financing, the “Financing”). Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to (and shall use its reasonable best efforts to cause its and their respective Representatives to), use its and their respective reasonable best efforts to (i) upon reasonable advance notice and during normal business hours, make senior management, external auditors and advisors of the Company and its Subsidiaries available to participate in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with proposed lenders, lead arrangers, initial purchasers, placement agents and/or other agents, lenders or investors for the Financing, and in sessions with rating agencies, (ii) provide reasonable assistance with the preparation of customary materials (to the extent relating to the Company or its Subsidiaries) for lender and investor presentations, rating agency presentations, confidential information memoranda, offering memoranda, prospectuses and similar documents customary or reasonably required in connection with the Financing, including the marketing and syndication thereof, in each case as may be reasonably requested by Parent, (iii) on an ongoing basis, and in any event prior to the Effective Time, furnish Parent and its Financing Sources with (A) audited consolidated balance sheets and related audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company for each of the three (or two in respect of audited consolidated balance sheets) most recently ended fiscal years that have ended at least 60 days prior to the Effective Time (and the audit reports for such financial statements shall not be subject to any “going concern” qualifications); (B) unaudited consolidated balance sheets and related unaudited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company for each subsequent interim quarterly period that has ended at least 40 days prior to the Effective Time, in the case of each of clauses (A) and (B), prepared in accordance with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure); and (C) such other customary financial statements, schedules or other financial data or information reasonably requested by Parent regarding the Company and its Subsidiaries of the type required to permit the Company’s independent accountants to issue customary “comfort letters” to Parent’s Financing Sources which are underwriters or initial purchasers of securities constituting a portion of the Financing, including as to customary negative assurances and change period in order to consummate any transaction comprising a part of the Financing, (iv) promptly furnish Parent and its Financing Sources with such other financial, due diligence and other information relating to the Company and its Subsidiaries as reasonably requested by the Parent or its Financing Sources from time to time or which is customary and reasonably necessary for the completion of the Financing (other than pro forma financial information, but including such information as is necessary for Parent and its Representatives to prepare pro forma financial information and projections of Parent of the nature deemed necessary by Parent’s Financing Sources or otherwise required by applicable Law in connection with the Financing), (v) using reasonable best efforts to cause the Company’s independent accountants to provide reasonable assistance to Parent consistent with their customary practice, (vi) furnish to such Financing Sources at least three Business Days prior to Closing all information regarding the Company and its Subsidiaries that is required in connection with, and in accordance with the terms of, the Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by any Financing Source in writing at least 10 Business Days prior to Closing and (vii) provide customary authorization letters authorizing the distribution of information to prospective lenders, subject to customary terms and conditions, and containing a customary representation to the Financing Sources which are arranging or providing the portion of the Debt Financing constituting syndicated credit facilities that such information does not contain a material misstatement or omission and containing a customary representation to such Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company and its Subsidiaries or its or their securities.

(b) The provisions of Section 6.12(a) or any other provision of this Agreement to the contrary notwithstanding, (i) none of the Company, its Subsidiaries or its Representatives shall be required to (x) waive or amend any terms of this Agreement or agree to pay or pay any fees, reimburse any expenses, provide any security or otherwise incur any liability or give any indemnities, in each case, in connection with the Financing, prior to the Effective Time, (y) take or permit the taking of any action in connection with the Financing that, in the good faith determination of the Company, would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the Company Organizational Documents or Company Subsidiary Organizational Documents or any applicable Laws, or (z) pass resolutions or consents in connection with, or approve or authorize the execution of, the Financing or the definitive financing agreements in respect thereof, in each case that would be effective prior to the Effective Time (provided that this clause (z) shall not prohibit the adoption or execution of any resolutions, consents, approvals or authorizations effective no earlier than the Effective Time by any persons that are officers or directors of Merger Sub and will become officers or directors of the Company or any of its Subsidiaries as of the Effective Time), and (ii) any requested cooperation pursuant to Section 6.12(a) shall not (x) unreasonably interfere (in the good faith determination of the Company) with the ongoing operations of the Company and its Subsidiaries, (y) require the Company’s cooperation to the extent it would cause any representation or warranty in Article IV of this Agreement to be breached or cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement or (z) cause any director, officer or employee of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in any personal liability to such director, officer or employee. No action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization and representation letters) relating to the Financing will be required to be effective prior to the Effective Time.

(c) Parent shall promptly, upon written request by the Company, reimburse (or cause to be reimbursed) the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (but, for the sake of clarity, excluding the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by Section 6.12(a), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except with respect to (i) any information provided in writing by the Company or any of its Subsidiaries to Parent or any Financing Source for use in connection with the Financing or (ii) any fraud or Willful Breach by any such persons, as determined by a final, non-appealable judgment by a court of competent jurisdiction.

Section 6.13 Treatment of Certain Company Indebtedness.

(a) Parent, Merger Sub or an Affiliate thereof may commence (or if requested by Parent in writing to do so, the Company shall use reasonable best efforts to commence) one or more offers to purchase, and/or consent solicitations with respect to, all or a portion of the outstanding aggregate principal amount of the 5.375% Senior Notes due 2022 issued by the Company (the “Notes”), on terms determined by Parent and reasonably acceptable to the Company and otherwise in compliance with applicable Law and the Notes Indenture (each, a “Debt Offer”). The closing of any Debt Offer will be expressly conditioned on the Closing (though documentation implementing any amendments on a conditional basis may become effective prior to the Closing) and shall be conducted in all material respects in compliance with applicable Law, including SEC rules and regulations, and the Notes Indenture. None of the Notes shall be purchased prior to the Effective Time. The Company and its Subsidiaries shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective officers, employees, consultants and advisors, including legal and accounting advisors, and other Representatives to, provide cooperation and assistance reasonably requested by Parent in connection with any Debt Offer.

(b) Following the commencement of any Debt Offer, the Company shall not, and shall cause its Subsidiaries not to, make any change to the terms and conditions of any Debt Offer unless such change is previously approved by Parent in writing (such approval not to be unreasonably withheld or delayed) or the Company reasonably determines, after consultation with its outside legal counsel, that such change is required by applicable Law or the terms and conditions of the Notes Indenture. The Company shall, and shall cause its Subsidiaries to, waive any of the conditions to such Debt Offer that the Company determines may be legally waived (other than that the Closing shall have occurred and that there shall be no Law, injunction or other legal restraint prohibiting such waiver or consummation of such Debt Offer or the Closing) as may be reasonably requested by Parent and shall not, without the prior written consent of Parent, waive any condition to such Debt Offer other than as agreed in writing between Parent and the Company.

(c) The Company covenants and agrees that, promptly following the expiry of any such consent solicitation, assuming the requisite consents are received, each of the Company and the applicable Subsidiaries of the Company shall use reasonable best efforts to (and shall use reasonable best efforts to cause the Trustee (as defined in the Indenture dated as of September 17, 2014 governing the Notes (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of September 17, 2014 (the “Supplemental Indenture” and together with the Base Indenture, the “Notes Indenture”)) to), including by delivering to the Trustee any customary legal opinions or officer certificates required to be delivered under the Notes Indenture in connection with the supplemental indenture, execute a supplemental indenture in the form contemplated by the documentation relating to such Debt Offer (including all amendments or supplements thereto) (the “Debt Offer Documents”); provided, however, that in no event shall the Company, any of its Subsidiaries or any of their respective officers, directors or other representatives, have any obligation to authorize, adopt or execute any such supplemental indenture or related amendment, supplement or agreement that would become effective prior to the Effective Time.

(d) If at any time prior to the completion of any Debt Offer any information is discovered by the Company or by Parent that the Company or Parent reasonably believes should be set forth in an amendment or supplement to the Debt Offer Documents so that the Debt Offer Documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the Company or Parent, as applicable, that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement prepared by Parent, and reasonably acceptable to the Company, describing such information shall be disseminated by or on behalf of the Company to the holders of the applicable Notes. Parent shall comply with the requirements of Rule 14e-l under the Exchange Act, to the extent applicable, and any other applicable Laws to the extent such Laws are applicable in connection with any Debt Offer.

(e) In connection with any Debt Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith, and the Company shall use reasonable best efforts to, and shall cause each of its Subsidiaries to use reasonable best efforts to, enter into customary agreements with such parties so selected on terms reasonably acceptable to the Company and Parent (including customary indemnities by the Company in favor of any such dealer manager, information agent, depositary or other agent (which shall be subject to Section 6.13(f)) and the delivery by the Company or its subsidiaries of any legal opinions or officer certificates required to be delivered under such agreements). The Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to cooperate with such parties so selected. Notwithstanding the foregoing, in no event shall the Company or its legal counsel be required to give an opinion (x) with respect to any Debt Offer or otherwise that in the reasonable opinion of the Company or its legal counsel does not comply with applicable laws, rules, regulations or court decisions or (y) with respect to the defeasance of any Notes.

(f) Parent shall make available to the Company, or otherwise cause to be made available to the holders of the Notes, all funds necessary to satisfy any obligations of the Company to the holders of the Notes that may arise as a result of the transactions contemplated by this Section 6.13. Parent shall pay or cause to be paid the fees and out-of-pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with any Debt Offer (which agents shall be selected as set forth in Section 6.13(e)) upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse or cause to be reimbursed the Company for all reasonable and documented out-of-pocket costs, fees and expenses incurred by the Company in connection with any Debt Offer (including any action taken to enforce Parent’s reimbursement obligation hereunder) or in connection with any other action required by this Section 6.13, including reasonable and documented out-of-pocket fees of outside counsel, accountants and advisors. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all losses, damages, claims, interest, awards, judgments, penalties, costs or expenses suffered or incurred by any of them in connection with any Debt Offer or any other action required by this Section 6.13 and any information utilized in connection therewith, except with respect to (i) any information provided in writing by the Company or any of its Subsidiaries to Parent or any Financing Source for use in connection with such Debt Offer or (ii) any fraud or Willful Breach by any such persons, as determined by a final, non-appealable judgment by a court of competent jurisdiction.

(g) Notwithstanding anything to the contrary herein, it is expressly agreed by the parties hereto that the Closing shall not be conditioned upon the consummation of any Debt Offer.

(h) The provisions of Section 6.13 or any other provision of this Agreement to the contrary notwithstanding, nothing in this Section 6.13 will (i) require the Company or any of its Subsidiaries to (x) waive or amend any terms of this Agreement or (y) take or permit the taking of any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries, or would reasonably be expected to conflict with, result in any violation or breach of, or default (with or without lapse of time, or both) under, the Company Organizational Documents or Company Subsidiary Organizational Documents or any applicable Laws, (ii) require the Company’s cooperation to the extent it would cause any representation or warranty in Article IV of this Agreement to be breached or cause any condition to the Closing to fail to be satisfied or otherwise cause any breach of this Agreement or (iii) require any director, officer or employee of the Company or any of its Subsidiaries to take any action that would reasonably be expected to result in any personal liability to such director, officer or employee.

(i) If requested by Parent, the Company shall, and shall cause its Subsidiaries, as applicable, to deliver all notices and take all other reasonable actions required to facilitate (i) the termination of commitments under that certain Credit Agreement, dated as of October 12, 2012 (as amended, including by that certain Fourth Amendment to Credit Agreement, dated as of November 6, 2015, the “Credit Agreement”), by and between the Company, certain of its Subsidiaries as borrowers and guarantors, the lenders party thereto, Bank of America, N.A., as administrative agent and the other parties thereto, (ii) the repayment in full (or in the case of letters of credit, cash collateralization, to the extent Parent shall not have entered into an alternative arrangement with the issuing bank) of all obligations then outstanding thereunder and (iii) the release of all liens and guarantees in connection therewith, in each case, on the Closing Date in connection with such repayment (such termination, repayment and release, the “Credit Agreement Termination”); provided, that (A) in no event shall this Section 6.13(i) require the Company or any of its Subsidiaries to cause such Credit Agreement Termination unless the Closing shall have occurred and (B) Parent shall provide, or cause to be provided, all funds required to effect all such repayments and cash collateralization of letters of credit.

(j) On or prior to the third Business Day prior to the Closing Date, if requested by Parent, the Company shall use its reasonable best efforts to deliver or cause to be delivered to Parent a copy of a draft payoff letter (subject to delivery of funds as arranged by Parent) with respect to the Credit Agreement and /or any other Indebtedness of the Company or any of its Subsidiaries (each, a “Payoff Letter”), in form and substance reasonably acceptable to Parent, each of which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Credit Agreement or agreement(s) governing such other Indebtedness, as applicable, as of the anticipated Closing Date (such amount payable with respect to the Payoff Letter and Credit Agreement or agreement(s) governing such other Indebtedness, as applicable, the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under each such Payoff Letter, the Credit Agreement and all related loan documents, or the agreement(s) governing such other Indebtedness, as applicable, shall be terminated (but excluding any contingent obligations, including indemnification obligations, that in any such case are not then due and payable and that by their terms are to survive the termination of the Credit Agreement and the related loan documents or the agreement(s) governing such other Indebtedness, as applicable), and (iii) provide that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such obligations shall be, released and terminated upon the payment of each Payoff Amount on the Closing Date (subject to delivery of funds as arranged by Parent and the filing of appropriate UCC-3 termination statements and other termination filings and excluding any cash collateral provided with respect to letters of credit). Parent shall provide to the Company, or cause to be provided to the administrative agent under the Credit Agreement or to the applicable party to the agreement(s) governing such other Indebtedness, as applicable, the amounts necessary to cause the Credit Agreement Termination or termination of the agreement(s) governing such other Indebtedness, as applicable, to occur (which, to the extent the Payoff Letter is delivered, shall be reflected in the Payoff Amount required under the Payoff Letter) substantially simultaneously with the Closing. Parent agrees that it shall timely request Company to take the actions set forth in Section 6.13(i) above and this Section 6.13(j) and Parent shall provide all funds necessary to cause the Credit Agreement Termination and/or the termination of the agreement(s) governing such other Indebtedness, as applicable, to occur (which, to the extent the Payoff Letter is delivered, shall be reflected in the Payoff Amount required under the Payoff Letter) unless, in each case, the Closing of the Merger will not result in an “event of default” under the Credit Agreement or any such other Indebtedness, as applicable.

Section 6.14 Transaction Litigation. The Company shall give Parent the opportunity to participate in the Company’s defense or settlement of any material stockholder litigation against the Company and/or its directors or executive officers relating to this Agreement and/or the Merger. The Company agrees that it shall not settle any litigation commenced prior to or after the date of this Agreement against the Company or its directors, executive officers or similar persons by any stockholder of the Company relating to this Agreement or the Merger without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.15 Obligations of Merger Sub. Parent shall cause Merger Sub to perform its obligations under this Agreement.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment (or waiver by each of the Company and Parent, to the extent not prohibited under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Legal Prohibition. (i) No Order by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, and no Law shall have been adopted or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the Merger and (ii) no suit, action or proceeding shall have been brought by any Governmental Entity, and remain pending, that seeks an Order that would prohibit, enjoin or make illegal the consummation of the Merger.

(c) Regulatory Approval. Any waiting period (and extensions thereof) applicable to the Merger under the HSR Act shall have expired or been terminated, the approval required under the EU Merger Regulation shall have been obtained, and all other clearances or approvals under applicable Antitrust Laws, including those set forth on Section 7.1(c) of the Company Disclosure Schedule, shall have been obtained.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment (or waiver by Parent, to the extent not prohibited under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) Article IV (other than in Section 4.1(a) (first sentence only), Section 4.1(b) (with respect to the Company Organizational Documents), Section 4.2, Section 4.3 (other than Section 4.3(d)(i) and (iii)), Section 4.7(c), Section 4.12(b) and Section 4.21 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Company Material Adverse Effect and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (ii) Section 4.7(c) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct that would not, individually or in the aggregate, be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (iii) Section 4.1(a) (first sentence only), Section 4.1(b) (with respect to the Company Organizational Documents), Section 4.2, Section 4.3 (other than Section 4.3(d)(i) and (iii)), and Section 4.21 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies, and (iv) Section 4.12(b) shall be true and correct at and as of the date of this Agreement; provided, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by the Agreement to be performed or complied with by it prior to the Closing Date.

(c) No Company Material Adverse Effect. No Company Material Adverse Effect shall have arisen or occurred following the date of this Agreement.

(d) Closing Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a), (b) and (c) have been satisfied.

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the fulfillment (or waiver by the Company, to the extent permissible under applicable Law) on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in (i) Article V (other than in Section 5.1 and Section 5.2 (other than Section 5.2(c)(ii))) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, other than for failures to be so true and correct (without regard to materiality, Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect and (ii) Section 5.1 and Section 5.2 (other than Section 5.2(c)(ii)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for any de minimis inaccuracies; provided, that representations and warranties that are made as of a particular date or period need be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only as of such date or period.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all covenants required by the Agreement to be performed or complied with by them prior to the Closing Date.

(c) Closing Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.1 Termination or Abandonment. Anything in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, as follows:

(a) by the mutual written consent of the Company and Parent;

(b) if the Effective Time shall not have occurred on or prior to January 6, 2017 (the “Long Stop Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement proximately caused or resulted in the Effective Time not occurring prior to the Long Stop Date; provided, further, that if on the Long Stop Date all of the conditions to Closing, other than the condition set forth in Section 7.1(c) (or Section 7.1(b) as it relates to the HSR Act or any other Antitrust Law), shall have been satisfied or shall be capable of being satisfied at such time, the Long Stop Date may be extended by either Party for a period of 90 days by written notice to the other Party; provided, that the Long Stop Date shall not be so extended more than twice.

(c) by either the Company or Parent, if an Order by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect, or a Law shall have been adopted or be effective, and in each case shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to a Party if such Order (or such Order becoming final and nonappealable) was proximately caused by or the result of the material breach by such Party of any covenant or other agreement of such Party set forth in this Agreement;

(d) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained at the Company Special Meeting or at any adjournment or postponement thereof;

(e) by the Company (provided, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if (i) Parent or Merger Sub has breached any representation, warranty, covenant or other agreement contained in this Agreement, which breach would result in the conditions in Article VII not being satisfied and (ii) which breach, failure to perform or inaccuracy is either not curable or is not cured by the earlier of (A) the Long Stop Date and (B) the date that is 30 calendar days following written notice from the Company to Parent;

(f) by Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), (i) if the Company has breached any representation, warranty, covenant or other agreement contained in this Agreement (other than an intentional and material breach of Section 6.3), which breach would result in the conditions in Article VII not being satisfied; and (ii) which breach, failure to perform or inaccuracy is either not curable or is not cured by the earlier of (A) the Long Stop Date and (B) the date that is 30 calendar days following written notice from Parent to the Company;

(g) by the Company, prior to the receipt of the Company Stockholder Approval, in compliance with Section 6.3(f) in order to accept a Company Superior Proposal, subject to the prior or concurrent payment of the Termination Fee to Parent and otherwise subject to Section 8.3; or

(h) by Parent, (i) at any time following failure by the Company to include the Company Recommendation in the Proxy Statement; (ii) at any time following an Adverse Recommendation Change; or (iii) if the Company shall be in intentional and material breach of Section 6.3; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(h) shall expire, in the case of clauses (i) or (ii) only, upon the earlier of (A) the Company Stockholder Approval having been obtained and (B) 5:00 p.m. (New York City time) on the 30th calendar day following the date on which such Adverse Recommendation Change occurs, and in the case of clause (iii), upon the Company Stockholder Approval having been obtained.

The party seeking to terminate this Agreement pursuant to this Section 8.1 shall give written notice of such termination to the other parties in accordance with Section 9.7, specifying the provision of this Agreement pursuant to which such termination is effected.

Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall terminate (except that the Confidentiality Agreement and the provisions of this Section 8.2, Section 8.3 and Article IX shall survive any termination), and there shall be no other Liability on the part of the Company, on the one hand, or Parent or Merger Sub, on the other hand, to the other except (a) as provided in Section 8.3 or (b) Liability arising out of or resulting from fraud or any Willful Breach of any provision of this Agreement occurring prior to termination (in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity).

Section 8.3 Termination Fees.

(a) If (i) Parent or the Company terminates this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(f), (ii) a Company Takeover Proposal shall have been made or publicly disclosed after the date of this Agreement and not publicly withdrawn as of the date of such termination (in the case of a termination pursuant to Section 8.1(b) or Section 8.1(f)) or the Company Special Meeting (in the case of a termination pursuant to Section 8.1(d)) and (iii) at any time on or prior to the first anniversary of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any transaction included within the definition of Company Takeover Proposal (provided that references in such definition to 30% shall be deemed to be 50%) with any person (a “Company Takeover Transaction”), the Company shall pay or cause to be paid to Parent or its designee the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, upon the earlier of entering into such definitive agreement with respect to any Company Takeover Transaction or the consummation of any Company Takeover Transaction; provided, that any Parent Expenses actually paid by or on behalf of the Company to Parent or its designee pursuant to Section 8.3(e) shall be credited against, and shall thereby reduce, the amount of the Termination Fee that otherwise would be required to be paid by the Company to Parent or its designee pursuant to this Section 8.3(a).

(b) If Parent terminates this Agreement pursuant to Section 8.1(h), the Company shall pay or cause to be paid to Parent or its designee the Termination Fee, by wire transfer (to an account designated by Parent) in immediately available funds, within one Business Day after such termination.

(c) If this Agreement is terminated by the Company pursuant to Section 8.1(g), the Company shall pay or cause to be paid to Parent or its designee the Termination Fee immediately prior to or concurrently with, and as a condition to the effectiveness of, such termination.

(d) “Termination Fee” shall mean a cash amount equal to $310,000,000. Anything to the contrary in this Agreement notwithstanding, if the Termination Fee shall become due and payable in accordance with this Section 8.3, from and after such termination and payment of the Termination Fee in full pursuant to and in accordance with this Section 8.3, the Company shall have no further Liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under this Section 8.3 except in the case of fraud. In no event shall Parent or its designee be entitled to more than one payment of the Termination Fee in connection with a termination of this Agreement pursuant to which such Termination Fee is payable.

(e) If Parent or the Company terminates this Agreement pursuant to Section 8.1(d), the Company shall reimburse or cause to be reimbursed Parent or its designee a cash amount of $40,000,000 (the “Parent Expenses”), by wire transfer (to an account designated by Parent) in immediately available funds, within one Business Day after such termination, for the fees and expenses incurred by or on behalf of Parent or Merger Sub in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any filings or submissions in connection with the Merger and the other transactions contemplated hereby; provided, that the reimbursement by or on behalf of the Company of the Parent Expenses shall not relieve the Company of any obligation to pay the Termination Fee pursuant to Section 8.3(a), except to the extent specified in Section 8.3(a).

(f) Each of the Parties hereto acknowledges that neither payment of the Termination Fee nor reimbursement of the Parent Expenses is intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Termination Fee or the Parent Expenses are due and payable or reimburseable, as applicable, and which do not involve fraud or Willful Breach of this Agreement, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to this Section 8.3, then (i) the Company shall reimburse Parent and its designee for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in the collection of such overdue amount, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent or its designee interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent.

(g) Notwithstanding anything herein to the contrary, the Company (on behalf of itself and its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives) (in each case, with respect to such stockholders, Affiliates, officers, directors, employees and Representatives, prior to the Closing of the Merger) hereby waives any rights or claims against any Debt Financing Source (in their capacity as such) in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise. In furtherance and not in limitation of the foregoing waiver, it is agreed that no Debt Financing Source (in their capacity as such) shall have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to the Company or any of its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives (in each case, with respect to such stockholders, Affiliates, officers, directors, employees and Representatives, prior to the Closing of the Merger) in connection with this Agreement or the Financing or the transactions contemplated thereby.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 9.2 Expenses. Except as set forth in Section 6.12, Section 6.13 and Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the other transactions contemplated by this Agreement shall be paid by the Party incurring or required to incur such expenses.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.5 Jurisdiction; Specific Enforcement.

(a) Each of the parties hereto irrevocably agrees that it shall bring any proceeding in respect of any claim arising out of or related to this Agreement and the rights and obligations arising in connection herewith, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns (“Actions”), exclusively in (i) the Delaware Court of Chancery in and for New Castle County, (ii) in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or other proceeding, the Delaware Superior Court, (iii) in the event (but only in the event) such courts identified in clauses (i) or (ii) do not have subject matter jurisdiction over such suit, action or other proceeding, the United States District Court for the District of Delaware or (iv) in the event (but only in the event) such courts identified in clauses (i), (ii) and (iii) do not have subject matter jurisdiction over such suit, action or other proceeding, any other Delaware state court (the “Chosen Courts”), and solely in connection with Actions (A) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (B) irrevocably waives any claim that it is not personally subject to the jurisdiction of the Chosen Courts for any reason other than the failure to serve in accordance with this Section 9.5(a) and any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (C) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts and (D) waives any objection that the Chosen Courts are an inconvenient forum, do not have jurisdiction over any party hereto or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the parties and may be enforced in any other courts the jurisdiction of which each of the parties is or may be subject, by suit upon such judgment. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.7 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b) The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chosen Courts, and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 8.3. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5; and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Anything herein to the contrary notwithstanding, each of the Parties to this Agreement agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Debt Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, affiliates, employees or advisors (in each case in their capacity as a Debt Financing Source or such a director, officer, general or limited partner, stockholder, member, manager, controlling person, affiliate, employee or advisor of a Debt Financing Source), in each case, that are not parties hereto, in any way relating to this Agreement or the Merger, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than the Commercial Court of Paris (Tribunal de Commerce de Paris) and (ii) any such action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, shall be governed by the laws of France.

Section 9.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF

OR RELATING TO THIS AGREEMENT OR THE MERGER (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING).

Section 9.7 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent if sent by email or facsimile to the Party to be notified; provided, that notice given by email or facsimile shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 9.7 and (ii) either (A) a duplicate copy of such email or facsimile notice is promptly given by one of the other methods described in this Section 9.7 or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or facsimile or any other method described in this Section 9.7; or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

If to Parent or Merger Sub, to:

Danone S.A.
17 Boulevard Haussmann
75009 Paris
France
Facsimile:	+33 1 44 35 25 00
Attention:	Alison Hughes
Email:	alison.hughes@danone.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street New York, New York 10019
Facsimile:	(212) 403-2000
Attention:	Joshua R. Cammaker
DongJu Song
Email:	JRCammaker@wlrk.com
DSong@wlrk.com

If to the Company, to:

The WhiteWave Foods Company
1225 Seventeenth Street, Suite 1000 Denver, Colorado 80202
Facsimile:	(303) 635-5108
Attention:	Roger Theodoredis, General Counsel
Email:	roger.theodoredis@whitewave.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square New York, New York 10036-6522
Facsimile:	(212) 735-2000
Attention:	Stephen F. Arcano Timothy M. Fesenmyer
Email:	stephen.arcano@skadden.com
timothy.fesenmyer@skadden.com

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, that such notification shall only be effective on the date specified in such notice or three Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties; provided, that each of Merger Sub and Parent may assign any of their rights hereunder to a wholly owned direct or indirect Subsidiary of Parent upon prior written notice to the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the first sentence of this Section 9.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 9.8 shall be null and void.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the Parties hereto.

Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent, and Merger Sub; provided, that this proviso to this Section 9.11 and Sections 8.3(g), 9.4, 9.5(c), 9.6 and 9.13 may not be amended or waived in a manner adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources that are party to a commitment letter with Parent (such consent not to be unreasonably withheld, conditioned or delayed). At any time and from time to time prior to the Effective Time, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may, to the extent not prohibited by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, in the case of an extension by the Company, or of the Company, in the case of an extension by Parent and Merger Sub, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of any such Party contained herein. The foregoing notwithstanding, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13 No Third-Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for the provisions of Section 6.9, this Agreement is not intended to, and does not, confer upon any person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The foregoing notwithstanding, each Debt Financing Source shall be an express third party beneficiary of and shall be entitled to rely upon Section 8.3(g), Section 9.4, Section 9.5(c), Section 9.6, the proviso to the first sentence of Section 9.11 and this Section 9.13, and each Debt Financing Source may enforce such provisions.

Section 9.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE WHITEWAVE FOODS COMPANY

By:	/s/ Gregg Engles
	Name:	Gregg Engles
	Title:	Chairman & CEO

[Signature Page to Agreement and Plan of Merger]

DANONE S.A.

By:	/s/ Emmanuel Faber
	Name:	Emmanuel Faber
	Title:	Chief Executive Officer

JULY MERGER SUB INC.

By:	/s/ Nadia Ben-Salem Nicolas
	Name:	Nadia Ben-Salem Nicolas
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

July 6, 2016

Board of Directors

The WhiteWave Foods Company

1225 Seventeenth Street

Suite 1000

Denver, CO 80202

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Danone S.A. (“Danone”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of The WhiteWave Foods Company (the “Company”) of the $56.25 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 6, 2016 (the “Agreement”), by and among Danone, July Merger Sub Inc., an indirect wholly-owned subsidiary of Danone, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Danone, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, Danone and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the four fiscal years ended December 31, 2015; the Company’s Registration Statement on Form S-1, including the prospectus contained therein dated October 25, 2012, relating to the Company’s initial public offering; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its shareholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations,

B-1

financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the food and beverage industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Danone and its affiliates) of Shares, as of the date hereof, of the $56.25 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $56.25 in cash per Share to be paid to the holders (other than Danone and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Danone or the ability of the Company or Danone to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $56.25 in cash per Share to be paid to the holders (other than Danone and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-2

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than

20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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The Board of Directors recommends you vote FOR proposals 1, 2 and 3.			For	Against	Abstain
1.	The proposal to adopt the Agreement and Plan of Merger, dated as of July 6, 2016, among Danone S.A., July Merger Sub Inc. and The WhiteWave Foods Company.		☐	☐	☐
2.

The proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to The WhiteWave Foods Company’s principal executive officer, principal financial officer and three most highly compensated executive officers, other than the principal executive officer and principal financial officer (collectively, the named executive officers) in connection with the merger.

			☐	☐	☐
3.

The proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

			☐	☐	☐

NOTE: The proxies are further authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment thereof.
	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com

THE WHITEWAVE FOODS COMPANY

Special Meeting of Stockholders

October 4, 2016 11:00 AM (MDT)

This proxy is solicited by the Board of Directors of The WhiteWave Foods Company

for the Special Meeting of Stockholders to be held at 11:00 am on October 4, 2016.

The undersigned appoints Gregg L. Engles and Roger E. Theodoredis, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of The WhiteWave Foods Company held of record by the undersigned at the close of business on August 25, 2016 at the Special Meeting of Stockholders of The WhiteWave Foods Company to be held on October 4, 2016 or at any postponement or adjournment thereof.

Please direct your proxy how he is to vote by placing an “X” in the appropriate box opposite the resolutions, which have all been proposed by The WhiteWave Foods Company, specified on the reverse side hereof. This proxy, when properly executed and timely received, will be voted in the manner directed herein. If this proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “For” proposals 1, 2 and 3 and, in the discretion of the proxies, with respect to such other business as may properly come before the special meeting, including any adjournment or postponement thereof.

Complete, Sign, Date and Promptly Return this Proxy Card Using the Enclosed Envelope.
Continued and to be signed on reverse side